Exhibit 4.1

EXECUTION COPY

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of June 30, 2014,

Among

TRANSOCEAN INC.,

as Borrower,

THE LENDERS PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.

and

DNB BANK ASA,

NEW YORK BRANCH,

as Co-Syndication Agents,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

DNB MARKETS, INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

Exhibits:

Exhibit 2.3	-	Form of Borrowing Request
Exhibit 2.8	-	Form of Master Note
Exhibit 2.12	-	Form of L/C Issuance Request
Exhibit 2.15	-	Mandatory Costs Rate
Exhibit 3.3-1	-	Form of Tax Compliance Certificate (Non-Partnership Lenders)
Exhibit 3.3-2	-	Form of Tax Compliance Certificate (Non-Partnership Participants)
Exhibit 3.3-3	-	Form of Tax Compliance Certificate (Partnership Participants)
Exhibit 3.3-4	-	Form of Tax Compliance Certificate (Partnership Lenders)
Exhibit 6.6	-	Form of Compliance Certificate
Exhibit 6.12	-	Form of Subsidiary Guaranty
Exhibit 10.10	-	Form of Assignment Agreement

Schedules:

Schedule 1.1-C	-	Commitments
Schedule 1.1-L	-	Existing Letters of Credit
Schedule 1.1-P	-	Pricing Grid
Schedule 5.4	-	Certain Disclosed Matters
Schedule 5.15	-	Certain Existing Indebtedness
Schedule 5.16	-	Certain Existing Liens

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 30, 2014, among TRANSOCEAN INC. (the “Borrower”), a Cayman Islands exempted company, the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), those affiliates of the Lenders from time to time parties hereto acting as issuing banks for letters of credit issued pursuant to this Agreement (each such affiliate and each Lender acting in such capacity as an issuing bank hereunder, an “Issuing Bank” and collectively, the “Issuing Banks”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), CITIBANK, N.A., and DNB BANK ASA, NEW YORK BRANCH, as co-syndication agents for the Lenders (in such capacities, the “Co-Syndication Agents”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-documentation agents for the Lenders (in such capacities, collectively the “Co-Documentation Agents”).

WITNESSETH:

WHEREAS, the Borrower and certain of the Lenders are parties to the Credit Agreement dated as of November 1, 2011, as amended by the First Amendment to Credit Agreement dated as of March 23, 2012 (as so amended and in effect as of the date hereof, the “Existing Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders that are parties thereto, evidencing a revolving credit facility for the Borrower in the aggregate amount of $2,000,000,000;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to (i) increase the aggregate Commitments of the Lenders to $3,000,000,000, (ii) extend the Commitment Termination Date to the fifth anniversary of the effective date of this Agreement, and (iii) make other amendments and modifications to the Existing Credit Agreement as set forth in this Agreement; and

WHEREAS, certain of the Lenders that are parties to the Existing Credit Agreement, together with certain other banks, financial institutions and other lenders that have agreed to become additional Lenders and Issuing Banks under this Agreement, have agreed to amend and restate the Existing Credit Agreement, or to become additional Lenders and Issuing Banks hereunder, in each case subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1    DEFINITIONS; INTERPRETATION.

Section 1.1                                    Definitions.  Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Additional Lender” has the meaning ascribed to such term in Section 2.17(d).

“Adjusted LIBOR” means, for any Eurocurrency Loan for any Interest Period, a rate per annum (expressed as a percentage) determined in accordance with the following formula:

Adjusted LIBOR	=	LIBO Rate for such Interest Period
1.00 - Statutory Reserve Rate

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and in the case of Loans denominated in an Alternative Currency, acting through JPMorgan Europe Limited, and any successor Administrative Agent appointed hereunder pursuant to Section 9.10(a).

“Administrative Agent’s Account” means (a) in the case of Loans denominated in U.S. Dollars and all Letters of Credit, the account of the Administrative Agent maintained by the Administrative Agent at its office at 500 Stanton Christiana Road, Ops 2, Floor 3, Newark, Delaware 19713, Attention: Tesfaye Anteneh (tesfaye.a.anteneh@jpmorgan.com) and Brittany Tidwell (brittany.m.tidwell@jpmorgan.com), (b) in the case of Loans denominated in any Alternative Currency, the account of the Administrative Agent or JPMorgan Europe Limited or other Sub-Agent as may be designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose, and (c) in any such case, such other account of the Administrative Agent or the Sub-Agent as may be designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person.

“Agent Parties” has the meaning ascribed to such term in Section 10.7(c).

“Agreement” means this Amended and Restated Credit Agreement, as the same may be further amended, restated and supplemented from time to time.

“Alternate Base Rate”  means, for any day (or, if such day is not a Business Day, the next preceding Business Day), a rate per annum equal to the greatest of the then determinable of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 50 basis points (0.50%), and (c) Adjusted LIBOR (for U.S. dollar borrowings) for a one month Interest Period commencing two Business Days thereafter, as appearing at approximately 11:00 a.m. London time on the Applicable Screen on such day plus 100 basis points (1.00%).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or Adjusted LIBOR, as the case may be.

“Alternative Currency” means either of the following currencies: Euro and Sterling.

“Alternative Currency Loan” means a Revolving Loan that is made in an Alternative Currency pursuant to the applicable Borrowing Request.

“Alternative Currency Sublimit” means $200,000,000.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower, Holdings and other Members of the Consolidated Group from time to time concerning or relating to bribery, money laundering, or corruption, including, without limitation, the United States

Foreign Corrupt Practices Act of 1977, as amended from time to time, and the United Kingdom’s Bribery Act 2010, as amended from time to time.

“Applicable Commitment Fee Rate” means, for any day, based on the Credit Rating then in effect as provided herein, the applicable percentage per annum for the commitment fee payable pursuant to Section 3.1(a) for such Credit Rating as shown on the Pricing Grid.

“Applicable Lending Office” means the “lending office” of any Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Revolving Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Applicable Margin” means, for any day, (i) for Eurocurrency Loans, the applicable percentage per annum appearing as the “Applicable Margin for Eurocurrency Borrowings” set forth in the Pricing Grid based on the Credit Rating then in effect as provided herein, and (ii) for Base Rate Loans, the applicable percentage per annum appearing as the “Applicable Margin for Base Rate Borrowings” set forth in the Pricing Grid based on the Credit Rating then in effect as provided herein.

“Applicable Percentage” means, at any time for each Lender, the percentage of the total Commitments of all Lenders then in effect represented at such time by such Lender’s Commitment; provided, that if the Commitments are terminated, each Lender’s Applicable Percentage shall be calculated based on such Lender’s pro rata share of the total Revolving Loans and L/C Obligations then outstanding or, if no Revolving Loans or L/C Obligations are then outstanding, its Commitment in effect immediately before such termination, subject to (x) any assignments by such Lender of its Obligations pursuant to Section 10.10(a) or Section 2.16, and (y) any reallocations of Commitments, Revolving Loans and participations in L/C Obligations pursuant to Section 2.12(d), Section 2.17(e), or Section 4.3.

“Application” means an application for a Letter of Credit as defined in Section 2.12(b), including a master application pursuant to which one or more subsequent Letters of Credit may be issued.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 10.10 (or such other form as may be approved by the Administrative Agent) whereby a Lender conveys part or all of its Commitment, Revolving Loans and participations in L/C Obligations to another Person that is, or thereupon becomes, a Lender, or to another Lender that increases its Commitments, outstanding Revolving Loans and outstanding participations in L/C Obligations, pursuant to Section 10.10.

“Assumption Agreement” has the meaning ascribed to such term in Section 2.17(d).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person appointed for it charged with the reorganization, receivership, custodianship, or liquidation of its business or properties or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Base Rate Borrowing” means a Borrowing of Base Rate Loans made pursuant to a Borrowing Request as provided in Section 2.3(a) or converted from an outstanding Eurocurrency Borrowing or Borrowings pursuant to Section 2.3(b), Section 8.1(b) or Section 8.2.

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).

“Borrower” means Transocean Inc., an exempted company incorporated under the laws of the Cayman Islands.

“Borrowing” means any extension of credit of the same Type made by the Lenders on the same date by way of Revolving Loans having a single Interest Period or a Letter of Credit, including any Borrowing advanced, continued or converted.  A Borrowing is “advanced” on the day the Lenders advance funds comprising such Borrowing to the Borrower or a Letter of Credit is issued, increased or extended, is “continued” (in the case of Eurocurrency Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurocurrency Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the Borrower pursuant to Section 2.3.

“Borrowing Multiple” means, for any Borrowing, (i) in the case of a Borrowing denominated in Dollars, $100,000, (ii) in the case of a Borrowing denominated in Euros, €100,000, and (iii) in the case of a Borrowing denominated in Sterling, £50,000.

“Borrowing Request” has the meaning ascribed to such term in Section 2.3(a).

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurocurrency Borrowing (i) in a currency other than Euros, on which banks are dealing in Dollar or Sterling deposits, as applicable, in the applicable interbank eurocurrency market in London, England, and (ii) in Euros, on which the TARGET payment system is open for the settlement of payments in Euros and on which banks are not authorized or required to close in London, England.

“Calculation Date” means the last Business Day of each calendar quarter.

“Caledonia” means Caledonia Offshore Drilling Company, a Marshall Islands company, or another entity formed by the Borrower and/or its Subsidiaries and/or other parties that will share in the direct or indirect ownership of the Initial Caledonia Rigs, in each case to own and operate a fleet of primarily midwater drilling rigs primarily in the UK North Sea, including the Initial Caledonia Rigs.

“Caledonia Formation Transactions” means, collectively, the transfer to Caledonia and/or its Subsidiaries of interests in the Initial Caledonia Rigs, together with any related transactions and agreements with Members of the Consolidated Group for the formation of the Caledonia Group and operation of such fleet of rigs, with the ultimate goal of selling or otherwise disposing, directly or indirectly, of all or a portion of the equity of Caledonia and/or the rigs owned (or intended to be owned) by the Caledonia Group.

“Caledonia Group” means, collectively, Caledonia and its Subsidiaries.  Each of Caledonia and its Subsidiaries at any time is referred to herein as a “Member of the Caledonia Group.”

“Caledonia Separation Transactions” means, collectively, the transactions pursuant to which Members of the Caledonia Group sell or otherwise dispose of all or a portion of the equity of Caledonia and/or the rigs owned (or intended to be owned) by Members of the Caledonia Group to the public or other third parties.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any combination thereof or interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Collateralize” means to deposit in the Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case with such cash or deposit account balances or other credit support denominated in the applicable currency in which such L/C Obligations are payable and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with financial institutions whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (iii) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (iv) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (i) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (vi) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (i) through (v) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and

all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and assets of the Borrower in which the Administrative Agent or the Collateral Agent is granted a Lien for the benefit of the Lenders as described in Section 7.4.

“Collateral Account” has the meaning ascribed to such term in Section 7.4(b).

“Collateral Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as collateral agent for the Issuing Banks and the Lenders, and in the case of Letters of Credit denominated in an Alternative Currency, JPMorgan Europe Limited acting in such capacity, and any co-collateral agent or successor collateral agent appointed hereunder pursuant to Section 9.10(a).

“Collateralized Obligations” has the meaning ascribed to such term in Section 7.4(b).

“Commitment” means, relative to any Lender, such Lender’s obligations to make Revolving Loans and purchase participations in L/C Obligations pursuant to Sections 2.1 and 2.12, initially in the amount and percentage set forth in Part I of Schedule 1.1-C hereto, or pursuant to Section 10.10, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement.

“Commitment Date” has the meaning ascribed to such term in Section 2.17(b).

“Commitment Increase” has the meaning ascribed to such term in Section 2.17(a).

“Commitment Termination Date” means the earliest of (i) June 28, 2019, subject to the extension thereof pursuant to Section 2.16, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (iii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to the Borrower, or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Revolving Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 7.2 that the Commitments have been terminated; provided, however, that the Commitment Termination Date of any Lender that is a Declining Lender with respect to any requested extension pursuant to Section 2.16 shall be the earlier of (1) the Commitment Termination Date in effect with respect to such Lender’s Commitment immediately prior to such extension, (2) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (3) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to the Borrower or the occurrence and continuance of any other Event of Default, and either (I) the declaration of the Revolving Loans to be due and payable pursuant to Section 7.2, or (II) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 7.2 that the Commitments have been terminated.

“Communications” has the meaning ascribed to such term in Section 10.7(c).

“Compliance Certificate” means a certificate in the form of Exhibit 6.6.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Affiliates” means those Affiliates of the Borrower that are not Subsidiaries of Holdings or the Borrower, but are variable interest entities whose accounts are consolidated with those of Holdings under GAAP.

“Consolidated Group” means, collectively, Holdings, the Borrower, and their respective Subsidiaries and Consolidated Affiliates.  Each Person that is Holdings, the Borrower or a Subsidiary or Consolidated Affiliate thereof included in the Consolidated Group at any time is referred to herein as a “Member of the Consolidated Group.”

“Consolidated Indebtedness” means all Indebtedness of the Consolidated Group that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Consolidated Indebtedness pursuant to the terms of this Agreement or any other Credit Document, (a) GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter and (b) the amount of any Excluded TND Debt shall be disregarded.

“Consolidated Indebtedness to Total Tangible Capitalization Ratio” means, at any time, the ratio of Consolidated Indebtedness at such time to Total Tangible Capitalization at such time.

“Consolidated Net Assets” means, as of any date of determination, an amount equal to the aggregate book value of the assets of the Consolidated Group and, to the extent of the equity interest of the Consolidated Group therein, SPVs at such time, minus the current liabilities of the Consolidated Group, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements referred to in Section 5.8 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of the Consolidated Group determined in accordance with GAAP (excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments) less the net book amount of all assets of the Consolidated Group that would be classified as intangible assets on the consolidated balance sheet of the Consolidated Group as of such date prepared in accordance with GAAP.  For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means (i) this Agreement, (ii) the Notes, (iii) the Holdings Guaranty, (iv) the Applications, and (v) any Subsidiary Guaranties in effect from time to time.

“Credit Rating” means the rating (either express or implied) by S&P and Moody’s on the non-credit enhanced senior unsecured long-term debt of the Borrower supported by the guaranty of Holdings.  If at any time such Credit Ratings are different, the higher Credit Rating will govern, unless there is more than one level between the Credit Ratings and then the level immediately above the lower Credit Rating (lower pricing) will apply.  If only one Credit Rating is available, such available Credit Rating will govern.  The Borrower shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Commitment Fee Rate and Applicable Margin shall be effective on the date of the relevant change.

If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and Applicable Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.  Notwithstanding the foregoing, if the Borrower shall at any time fail to have in effect at least one such rating on the Borrower’s non-credit enhanced senior unsecured long-term debt supported by the guaranty of Holdings, the Borrower shall seek to obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Moody’s or S&P (or if neither Moody’s nor S&P issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Borrower and the Administrative Agent), and the Applicable Commitment Fee Rate and Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating shall be the same as the Applicable Commitment Fee Rate and Applicable Margin, as the case may be, in effect at the time such senior unsecured long-term debt rating ceases to be in effect; provided, that if no such rating is issued within such thirty (30) day period, then at all times thereafter until such rating is issued, Level V on the Pricing Grid shall be deemed to apply.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates.

“Declining Lender” has the meaning ascribed to such term in Section 2.16.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.14(f), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Borrower or the Administrative Agent any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Revolving Loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent, or

(d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event; provided that a Bankruptcy Event shall not be deemed to exist for purposes of this definition solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower, each Issuing Bank, and each Lender.

“Departing Lender” means each “Lender” under the Existing Credit Agreement that is not continuing as a Lender under this Agreement upon the effectiveness of this Agreement on the Restatement Effective Date.

“Designated Members” means each of the following Members of the Consolidated Group, in each case during any period of time following the TP LLC IPO (in the case of the Members of the TP LLC Group) and the Caledonia Separation Transactions (in the case of the Members of the Caledonia Group), but only for so long as such Members are not wholly owned, directly or indirectly, by the Borrower or Holdings: (i) the Members of the TP LLC Group and (ii) the Members of the Caledonia Group.  For the avoidance of doubt, upon any Member of the TP LLC Group or any Member of the Caledonia Group ceasing to be a Member of the Consolidated Group, such Person shall automatically cease to be a Designated Member until such time, if any, that such Person shall thereafter become wholly owned, directly or indirectly, by the Borrower or Holdings, at which time such Person shall again be a Member of the Consolidated Group

“Disclosed Matters” has the meaning ascribed to such term in Section 5.4.

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.19 or as otherwise expressly provided herein.

“Eksportfinans Loan Documents” means, collectively, the Loan Agreements between Aker Drilling ASA (now Transocean Drilling) and Eksportfinans ASA dated as of September 12, 2008 and November 18, 2008, respectively, and the related Declarations of Pledge and Deposit and Payment Agreements with DnB NOR Bank ASA (as deposit bank) executed by Aker Drilling ASA pursuant to the requirements of such Loan Agreements.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debtdomain®, SyndTrak® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank or any of

its respective Related Parties or any other Persons, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means any Person that meets the requirements to be an assignee pursuant to Section 10.10(a) (subject to such consents, if any, as may be required pursuant to Section 10.10(a)(iii)).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, in each case, relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans under Section 4041(c) of ERISA or to appoint a trustee to administer any Plan under Section 4042(b) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or stating that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurocurrency”, when used in reference to any Revolving Loan or Borrowing, means such Revolving Loan, or the Revolving Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR and the Applicable Margin.

“Eurocurrency Borrowing” means a Borrowing of Eurocurrency Loans made pursuant to a Borrowing Request as provided in Section 2.3(a) or continued as Eurocurrency Loans or converted to Eurocurrency Loans from Base Rate Loans pursuant to Section 2.3(b).

“Eurocurrency Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 7.1.

“Exchange Rate” means on any day (or if such day is not a Business Day, on the immediately preceding Business Day), for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into U.S. Dollars as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on such date for the purchase of U.S. Dollars with such currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an interest in a Revolving Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender becomes a party hereto, or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded TND Debt” means all or a portion of the Indebtedness of Transocean Norway Drilling AS (formerly Aker Drilling ASA, and referred to herein as “TND Group”) owing to Eksportfinans ASA as of February 22, 2012 in the aggregate principal sum of $900,000,000, but solely to the extent that (i) cash and Cash Equivalents have been pledged as security for such Indebtedness and set aside in segregated deposit accounts of TND Group for the sole purpose of paying such Indebtedness as any payments in respect thereof become due, and such cash and Cash Equivalents and accounts as so pledged and restricted are reflected as such on the consolidated balance sheet of the Consolidated Group, and (ii) such pledges and restrictions remain in effect consistent with the requirements as described in the Eksportfinans Loan Documents as in effect as of the respective dates thereof, or such other requirements as may be acceptable to the Administrative Agent.

“Existing Credit Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Existing Letters of Credit” means those Letters of Credit issued pursuant to the Existing Credit Agreement and outstanding as of the Restatement Effective Date, as described on Schedule 1.1-L.

“Extended Commitment Termination Date” has the meaning ascribed to such term in Section 2.12(b).

“Extending Lender” has the meaning ascribed to such term in Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by the Borrower, Holdings, or any non-U.S. Subsidiary of the Borrower or Holdings, but shall not include any benefit provided by a foreign government or its agencies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.14.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession, including, as applicable, the International Financial Reporting Standards.

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” means (i) Holdings, and (ii) any Subsidiary of the Borrower or Holdings required to execute and deliver a Subsidiary Guaranty hereunder as provided in Section 6.12(k), in each case unless and until the relevant Subsidiary Guaranty is terminated as provided in Section 6.12(k).

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof.  For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Hazardous Material” has the meaning ascribed to such term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, petroleum distillates, asbestos and asbestos containing materials, polychlorinated biphenyls or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or other Members of the Consolidated Group.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.

“Holdings” means Transocean Ltd., a Swiss corporation registered in Zug, Switzerland and the sole shareholder of the Borrower.

“Holdings Guaranty” means the Amended and Restated Holdings Guaranty Agreement executed and delivered by Holdings pursuant to Section 4.1(a), guaranteeing all Revolving Loans, Reimbursement Obligations, and other Obligations of the Borrower owing at any time under this Agreement or any other Credit Document.

“Impacted Interest Period” has the meaning ascribed to such term in the definition herein of “LIBO Rate.”

“Increase Date” has the meaning ascribed to such term in Section 2.17(a).

“Increasing Lender” has the meaning ascribed to such term in Section 2.17(b).

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (v) Capitalized Lease Obligations of such Person; (vi) obligations under Interest Rate Protection Agreements and Currency Rate Protection Agreements; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided, however, Indebtedness shall exclude (x) Non-recourse Debt, and (y) any Indebtedness attributable to the mark-to-market treatment of obligations of the type described in clause (vi) in the definition of Indebtedness and any actual fair value adjustment arising from any Interest Rate Protection Agreements and Currency Rate Protection Agreements that have not been cancelled or otherwise terminated before their scheduled expiration, in each case in respect of Interest Rate Protection Agreements and Currency Rate Protection Agreements entered into in the ordinary course of business and not for investment or speculative purposes.  For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Parties” has the meaning ascribed to such term in Section 10.13(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Credit Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indentures” means, collectively (i) the Indenture dated as of December 11, 2007, between the Borrower and Wells Fargo Bank, National Association, Trustee, together with the First Supplemental

Indenture thereto dated as of December 11, 2007, the Third Supplemental Indenture thereto dated as of December 18, 2008, the Fourth Supplemental Indenture thereto dated as of September 21, 2010, the Fifth Supplemental Indenture thereto dated as of December 5, 2011 and the Sixth Supplemental Indenture thereto dated as of September 13, 2012, (ii) the Indenture dated as of September 1, 1997, between Global Marine Inc. and Wilmington Trust Company, Trustee, together with the First Supplemental Indenture thereto dated as of June 23, 2000, and Second Supplemental Indenture thereto dated as of November 20, 2001, and (iii) the Indenture dated as of April 15, 1997, between Transocean Offshore Inc. and Texas Commerce Bank National Association, Trustee, together with the First Supplemental Indenture thereto dated as of April 15, 1997, the Second Supplemental Indenture thereto dated as of May 14, 1997, the Third Supplemental Indenture thereto dated as of May 24, 2000, the Fourth Supplemental Indenture thereto dated as of May 11, 2001, and the Fifth Supplemental Indenture thereto dated as of December 18, 2008, in each case with all other supplemental indentures, amendments and modifications thereto, and all notes and debentures issued pursuant to the provisions thereof.

“Information” has the meaning ascribed to such term in Section 10.15(a).

“Information Memorandum” means the Confidential Information Memorandum dated June 2014 relating to the Borrower, Holdings and their respective Subsidiaries, as amended and supplemented from time to time and distributed to the Lenders prior to the Restatement Effective Date.

“Initial Caledonia Rigs” means certain primarily midwater drilling rigs, initially expected to be some or all of the rigs known as Sedco 704, Sedco 711, Sedco 712, Sedco 714, Transocean John Shaw, Transocean Prospect, GSF Artic III, and J.W. McLean (which fleet of rigs is subject to change with the inclusion or exclusion of additional rigs), together with drilling contracts and other related assets.

“Initial Issuing Banks” has the meaning ascribed to such term in the definition herein of “Issuing Bank.”

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurocurrency Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or if available from each Lender making an Eurocurrency Loan as part of such Borrowing, any other period), in each case as the Borrower may elect, subject to Section 2.4.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency of the Eurocurrency Borrowing that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available for the applicable currency of the Eurocurrency Borrowing that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuance Request” has the meaning ascribed to such term in Section 2.12(b).

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., DNB Bank ASA, New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Crédit Agricole Corporate and Investment Bank, and Wells Fargo Bank, National Association (collectively, the “Initial Issuing Banks”), and each other Lender (or such Lender’s Affiliate) (as designated by the Borrower and approved by the Administrative Agent in its reasonable discretion) agreeing with the Borrower and the Administrative Agent to act as an Issuing Bank in respect of a Letter of Credit requested by the Borrower to be issued under this Agreement.  Any Issuing Bank may, in its discretion and subject to approval by the Borrower (such approval not to be unreasonably withheld or delayed), arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued or to be issued by such Affiliate.

“Issuing Bank Agreement” has the meaning ascribed to such term in Section 2.12(f).

“Issuing Bank Exchange Rate” has the meaning ascribed to such term in Section 10.19(a).

“Joint Lead Arrangers” means, collectively, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., DNB Markets, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Crédit Agricole Corporate and Investment Bank, and Wells Fargo Securities, LLC, acting in their capacities as joint lead arrangers and joint bookrunners for the credit facility described in this Agreement; provided, however, that none of such Joint Lead Arrangers shall have any duties, responsibilities, or obligations hereunder in such capacity.

“L/C Documents” means the Letters of Credit, the Issuance Requests and Applications with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

“L/C Exposure” means with respect to any Lender at any time, such Lender’s Applicable Percentage of all L/C Obligations then outstanding.

“L/C Obligations” means, as at any date of determination, the aggregate amounts available to be drawn under all outstanding Letters of Credit plus the aggregate amounts of all outstanding Reimbursement Obligations.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each Person signing this Agreement as a “Lender” and having a Commitment as set forth on Schedule 1.1-C, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Lender Parties” has the meaning ascribed to such term in Section 10.25.

“Letter of Credit” means (i) any of the letters of credit to be issued by an Issuing Bank for the account of the Borrower pursuant to Section 2.12(a), and (ii) any Existing Letter of Credit.

“Letters of Credit Maximum Amount” means, at any time, the lesser of (i) $1,000,000,000 and (ii) the Revolving Credit Commitments Amount in effect at such time; provided, however, that (x) no Initial Issuing Bank shall be required to issue Letters of Credit or have outstanding at any time L/C Obligations with an aggregate Dollar Equivalent in excess of the amount shown as the “L/C Subcommitment Amount” of such Initial Issuing Bank as set forth in Part II of Schedule 1.1-C, except as may otherwise be agreed in writing by such Initial Issuing Bank, and (y) no other Issuing Bank shall be required to issue Letters of Credit or have outstanding at any time L/C Obligations with an aggregate Dollar Equivalent in excess of an amount to be agreed in writing by the Borrower and such Issuing Bank.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing, whether in Dollars or in any Alternative Currency, for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Dollars or the applicable Alternative Currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate, or on the appropriate page or screen of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (in each case, the “LIBO Screen Rate”) at approximately the Specified Time on the applicable Quotation Day, provided, that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency of such Eurocurrency Borrowing, the LIBO Rate for such Eurocurrency Borrowing shall be the Interpolated Rate, provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.(1)

“LIBO Screen Rate” has the meaning ascribed to such term in the definition herein of “LIBO Rate.”

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease (including a capital lease), consignment or bailment for security purposes.

(1)  ICE Benchmark Administration Limited (“ICE”) makes no warranty, express or implied, either as to the results to be obtained from the use of London interbank offered rates administered by ICE (“ICE LIBOR”) and/or the figures at which ICE LIBOR stand at any particular time on any particular day or otherwise.  ICE makes no express or implied warranties of merchantability or fitness for a particular purpose in respect of any use of ICE LIBOR.

“Loan” means (i) a Base Rate Loan or (ii) a Eurocurrency Loan, as the case may be, and “Loans” means two or more of any such Loans.

“Loan Party” means each of (i) the Borrower, (ii) Holdings, and (iii) any Subsidiary that has executed and delivered a Subsidiary Guaranty as provided in Section 6.12(k), in each case unless and until the relevant Subsidiary Guaranty is terminated as provided in Section 6.12(k).

“Mandatory Costs Rate” means in relation to any relevant period and sum, the addition to the interest rate determined in accordance with Exhibit 2.15 hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations of the Borrower, Holdings, and other Members of the Consolidated Group, taken as a whole, (ii) the Borrower’s or Holdings’ ability to perform any of its payment obligations under this Agreement or the other Credit Documents, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Indebtedness” has the meaning ascribed to such term in Section 7.1(e).

“Material Plan” has the meaning ascribed to such term in Section 7.1(i).

“Maturity Date” means the earlier of (i) the Commitment Termination Date, and (ii) the date on which the Loans have become due and payable pursuant to Section 7.2 or 7.3.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower, Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“New Lender” means any Lender that is a party to this Agreement on the Restatement Effective Date but was not a “Lender” under the Existing Credit Agreement immediately prior to the Restatement Effective Date.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-recourse Debt” means (i) any Indebtedness incurred by any Project Financing Subsidiary to finance the acquisition, improvement, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or incurred in connection with the foregoing for, any drill ship, offshore mobile drilling unit or offshore drilling rig, which Indebtedness does not provide for recourse against Holdings, the Borrower or any other Member of the Consolidated Group (other than to such Project Financing Subsidiary with respect to customary non-recourse exceptions, and such recourse as exists under a Performance Guaranty given for the benefit of such Project Financing Subsidiary) or any property or asset of Holdings, the Borrower or any other Member of the Consolidated Group (other than equity interests of, and such drill ship, drilling unit or drilling rig and related assets of, such Project Financing Subsidiary, and such recourse as exists under a Performance Guaranty given for the benefit of such Project Financing Subsidiary) and (ii) any refinancing of such Indebtedness that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest, fees or premium) at the time of the refinancing, increase the property subject to any Lien securing such Indebtedness, or provide for recourse against any other Member of the Consolidated Group.

“Non-Refundable Portion” has the meaning ascribed to such term in Section 2.6(d).

“Note” has the meaning ascribed to such term in Section 2.8(e).

“Obligation Currency” has the meaning ascribed to such term in Section 10.18.

“Obligations” means all obligations of the Borrower (i) to pay fees, costs and expenses under this Agreement or the other Credit Documents, (ii) to pay principal and interest on all Revolving Loans and Reimbursement Obligations, (iii) to pay any other obligations to the Administrative Agent or any Lender or Issuing Bank arising under this Agreement or the other Credit Documents, and (iv) to provide Cash Collateral as required by this Agreement, in each case including any such interest, fees or other monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such interest, fees or other monetary obligations are allowed or allowable in such proceeding.

“Other Agents” means, collectively, the Co-Syndication Agents and the Co-Documentation Agents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Revolving Loan, L/C Obligations, or Credit Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment under Section 8.6).

“Participant” has the meaning ascribed to such term in Section 10.10(c).

“Participant Register” has the meaning specified in Section 10.10(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guaranties” means all Guaranties of the Borrower, Holdings, or any other Member of the Consolidated Group delivered in connection with the construction financing of drill ships, offshore mobile drilling units or offshore drilling rigs for which firm drilling contracts have been obtained by the Borrower, Holdings, or any other Member of the Consolidated Group or a SPV.

“Performance Letters of Credit” means all Letters of Credit issued as support for Non-recourse Debt or a Performance Guaranty.

“Permitted Business” has the meaning ascribed to such term in Section 6.8.

“Permitted Jurisdiction” means any of the Cayman Islands or the United States or any State thereof (including the District of Columbia).

“Permitted Liens” means the Liens permitted as described in Section 6.11.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including any Governmental Authority.

“Plan” means any employee benefit pension plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid” means the table specifying the Applicable Commitment Fee Rates and Applicable Margins based on Credit Ratings from time to time in effect, as set forth on Schedule1.1-P hereto.

“Prime Rate” means the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for U.S. dollar loans in the United States of America in effect on such day (which prime rate or base rate as so announced may not be the lowest rate charged by the Administrative Agent on such loans to any of its customers), with any change in such prime rate or base rate resulting from a change in such announced rate to be effective on the date of the relevant change.

“Project Financing Subsidiary” means any Subsidiary of Holdings or the Borrower (other than any Loan Party) created for the sole purpose of incurring Non-recourse Debt to finance the acquisition, improvement, design, engineering, construction, development, completion, maintenance and operation of, or otherwise pay the costs and expenses relating to or incurred in connection with the foregoing for, any drill ship, offshore mobile drilling unit or offshore drilling rig, and to conduct the business activities for which such Non-recourse Debt was incurred, provided that substantially all of the assets of such Person are comprised of such drill ship, drilling unit or drilling rig so financed.

“Purchasing Lender” has the meaning ascribed to such term in Section 2.17(e).

“Quotation Day” mean (a) with respect to Revolving Loans denominated in any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period, and (b) with respect to Revolving Loans denominated in Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the relevant interbank market for such currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Recipient” means (i) the Administrative Agent, (ii) each Lender, and (iii) each Issuing Bank, as applicable.

“Redomestication Transaction” means a transaction that (i) is permitted pursuant to Section 6.10(a) and (b), (ii) effects a redomestication of Holdings or the Borrower in a Permitted Jurisdiction, and (iii) does not result in ownership of the voting shares of the surviving redomesticated company in such transaction that would constitute an Event of Default pursuant to Section 7.1(j) as a result of a corresponding change in share ownership of Holdings.

“Register” has the meaning ascribed to such term in Section 10.10(b).

“Reimbursement Obligations” has the meaning ascribed to such term in Section 2.12(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Lender” has the meaning ascribed to such term in Section 2.16.

“Required Lenders” means, at any time, subject to Section 2.14(b), Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders at such time (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any Alternative Currencies).

“Reset Date” has the meaning ascribed to such term in Section 10.19.

“Restatement Effective Date” has the meaning ascribed to such term in Section 4.1.

“Revolving Credit Commitments Amount” means the aggregate amount of Commitments in effect from time to time hereunder, such aggregate amount being $3,000,000,000 on the Restatement Effective Date, as such amount may hereafter be reduced or increased from time to time pursuant to the terms of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of such Lender’s Applicable Percentage of the Revolving Obligations.

“Revolving Loan” means each of the Loans made pursuant to Section 2.1.

“Revolving Obligations” means, at any time, the sum of the Dollar Equivalent of the principal amount of all Revolving Loans and L/C Obligations outstanding at such time.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or any other Member of the Consolidated Group shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, Sale-Leaseback Transaction shall exclude any transaction between Members of the Consolidated Group.

“Sanctioned Country” means, at any time of determination, a country or territory that is the subject or target of any Sanctions.  As of the Restatement Effective Date, Cuba, Iran, Myanmar (Burma), North Korea, Sudan and Syria are Sanctioned Countries.

“Sanctioned Person” means, at any time of determination, (a) any Person or vessel listed in any Sanctions-related list of designated Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Norway or Switzerland, (b) any Person (including any Governmental Authority of any Sanctioned County) operating, organized, domiciled, registered or resident in a Sanctioned Country, (c) any Person or vessel owned or controlled by, or acting on behalf of, any such Person described in clause (a) or (b), or (d) any Person or vessel with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions.  For purposes of the foregoing, ownership or control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Norway, and the State Secretariat for Economic Affairs of Switzerland or the Swiss Directorate of International Law.

“S&P” means Standard & Poor’s Ratings Group or any successor thereto.

“SEC” means the Securities and Exchange Commission and any Governmental Authority succeeding to the regulatory jurisdiction thereof.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Jurisdictions” means Cyprus, Hungary, India and the United Kingdom.

“Specified Time” means (a) with respect to any LIBO Rate for a Eurocurrency Borrowing in Dollars or Sterling, 11:00 a.m., London time and (b) with respect to any LIBO Rate for a Eurocurrency Borrowing in Euros, 11:00 a.m., Brussels time.

“SPV” means any Person (excluding the Borrower and Holdings) that is designated by the Borrower as a SPV, provided that the Borrower shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Borrower and its Subsidiaries) which equates to at least five percent (5%) of the Consolidated Group’s Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with the Consolidated Group and excluding any loss or gain resulting from the early extinguishment of Indebtedness) during the most recently completed fiscal year of Holdings, in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Indebtedness) for the Consolidated Group, all as determined on a consolidated basis in accordance with GAAP during such fiscal year of Holdings.  The Borrower may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given.  The election to treat a particular Person as a SPV may only be made once.

“Statutory Reserve Rate” means, with respect to any currency, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System.  Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sub-Agent” means JPMorgan Europe Limited and any other Affiliate or correspondent bank of the Administrative Agent designated by it to perform any duties or responsibilities of the Administrative Agent under this Agreement and the other Credit Documents.

“Subsidiary” means, for any Person, any other Person (other than, except in the context of Section 6.6(a), a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers, or comparable governing board or body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by any such Person or by one or more of its Subsidiaries.

“Subsidiary Debt Basket Amount” has the meaning ascribed to such term in Section 6.12(j).

“Subsidiary Guaranty” means any Guaranty of any Subsidiary delivered pursuant to Section 6.12(k).

“Swiss Group Company” means any Subsidiary of Holdings organized in Switzerland.

“Swiss Stamp Tax” means a tax imposed under the Swiss Stamp Tax Act.

“Swiss Stamp Tax Act” means the Swiss Federal Act on Stamp Taxes of June 27, 1973 (Bundesgesetz über die Stempelabgaben) together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss FTA Ruling” means the tax ruling dated May 19, 2011 obtained on May 24, 2011 on behalf of the Borrower and Holdings from the Swiss Federal Tax Administration with respect to the tax treatment under Swiss law of certain debt issued by the Borrower and guaranteed by Holdings, as the same may be in effect from time to time.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Consolidated Group determined on a consolidated basis in accordance with GAAP as of such date.

“Total Tangible Capitalization” means, as of any date of determination, the sum of Consolidated Indebtedness plus Consolidated Tangible Net Worth as of such date.

“TP LLC” means Transocean Partners LLC, a Marshall Islands company, formed by the Borrower and its Subsidiaries to own, operate and acquire a fleet of offshore drilling rigs.

“TP LLC Formation Transactions” means, collectively, the transfer to TP LLC and/or its Subsidiaries of interests in certain offshore drilling rigs, initially the rigs known as Discoverer Inspiration, Discoverer Clear Leader, and Development Driller III and of interests in drilling contracts and other related assets, together with any related transactions and agreements with Members of the Consolidated Group for the formation of the TP LLC Group and subsequent operation of TP LLC and such rigs, with the ultimate goal of completing the TP LLC IPO.

“TP LLC Group” means, collectively, TP LLC and its Subsidiaries.  Each of TP LLC and its Subsidiaries is referred to herein as a “Member of the TP LLC Group.”

“TP LLC Group Credit Facility” means any unsecured revolving credit facility entered into by any Members of the TP LLC Group with any banks or other financial institutions.

“TP LLC IPO” means the initial public offering of equity interests in TP LLC.

“Trade Date” has the meaning ascribed to such term in Section 10.10(a).

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Alternate Base Rate.

“Unfunded Vested Liabilities” means, for any Plan or Foreign Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan or Foreign Plan (determined on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Plan or Foreign Plan) exceeds the fair market value of all assets of such Plan or Foreign Plan allocable to such benefits, determined as of the then most recent valuation date for such Plan or Foreign Plan, but only to the extent that such excess represents a potential liability of the Borrower or any other Member of the Consolidated Group to the PBGC or such Plan or Foreign Plan.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.3(g).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2                                    Time of Day.  Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3                                    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

Section 1.4                                    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein (including, without limitation, Consolidated Indebtedness and Consolidated Tangible Net Worth) shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Account Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE 2    THE CREDIT FACILITY.

Section 2.1                                    Commitments for Revolving Loans.  Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each referred to herein as a “Loan” or “Revolving Loan”) to the Borrower from time to time prior to the Commitment Termination Date applicable to such Lender on a revolving basis in an aggregate amount not to exceed at any time outstanding an amount equal to its Commitment, subject to any increases or reductions thereof pursuant to the terms of this Agreement; provided, however, that no Lender shall be required to make any Loan if, after giving effect thereto, (i) the Dollar Equivalent of the aggregate principal amount of the Loans and the L/C Obligations of all Lenders (determined in accordance with Section 10.19) would thereby exceed the Revolving Credit Commitments Amount then in effect; or (ii) the Dollar Equivalent of the Revolving Credit Exposure of such Lender (determined in accordance with Section 10.19) would thereby exceed its Commitment then in effect.  Each Borrowing of Loans shall be made ratably from the Lenders in proportion to their respective Applicable Percentages.  Loans of each Lender may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, before the Commitment Termination Date applicable to such Lender, subject to the terms and conditions hereof.  Funding of Loans for any Borrowing shall be in U.S. Dollars or any Alternative Currency as specified by the Borrower for such Borrowing as set forth in Section 2.3; provided, that the Dollar Equivalent amount of the principal amount of outstanding Loans and L/C Obligations funded and issued in any Alternative Currencies determined, with respect to each such Loans and L/C Obligations, in accordance with Section 10.19, shall at no time exceed the Alternative Currency Sublimit then in effect.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, until such time as the Borrower or Holdings has delivered to the Administrative Agent a copy of resolutions duly adopted by the board of directors of Holdings with respect to the aggregate amount of Revolving Obligations that may be outstanding at any time pursuant to this Agreement, such resolutions to be in form and substance reasonably satisfactory to the Administrative Agent, the aggregate amount of Revolving Obligations that may be outstanding at any time shall not exceed an amount equal to (x) the Revolving Credit Commitments Amount then in effect, minus (y) the aggregate amount of loans, advances, letters of credit and other extensions of credit then outstanding pursuant to any TP LLC Group Credit Facilities, and the Borrower shall not request, nor shall any Lenders or Issuing Banks be required to make or issue (or increase the amount of), any Revolving Loans or Letters of Credit, if after giving effect thereto the Revolving Obligations would exceed such amount.

Section 2.2                                    Types of Loans and Minimum Borrowing Amounts.  Borrowings may be outstanding as either Base Rate Loans or Eurocurrency Loans, as selected by the Borrower pursuant to Section 2.3; provided, however, that any Borrowing funded in any Alternative Currency may only be outstanding as Eurocurrency Loans.  Each Borrowing of Base Rate Loans shall be in Dollars and shall be in an amount of not less than $1,000,000; each Borrowing of Eurocurrency Loans shall be in an amount of not less than the Dollar Equivalent of $5,000,000 and in an integral multiple of the Borrowing Multiple.

Section 2.3                                    Manner of Borrowings; Continuations and Conversions of Borrowings.

(a)                                 Notice of Borrowings.  The Borrower shall give notice (i) to the Administrative Agent by no later than 12:00 P.M. New York time at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans to be funded in U.S. Dollars, (ii) to the Sub-Agent by no later than 12:00 P.M. London time at least four (4) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans to be funded in any Alternative Currency (with a copy of any such notice to be sent simultaneously to the Administrative Agent), and (iii) to the Administrative Agent by no later than 12:00 P.M. on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans, in each case pursuant to a duly completed Borrowing Request substantially in the form of Exhibit 2.3 (each a “Borrowing Request”) executed on behalf of the Borrower.

(b)                                 Notice of Continuation or Conversion of Outstanding Borrowings.  The Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto the Borrower may continue part or all of such Borrowing as Eurocurrency Loans in the same currency for an Interest Period specified by the Borrower in the applicable notice as set forth below, or if such Borrowing is denominated in Dollars, the Borrower may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage costs, expenses and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans denominated in Dollars for an Interest Period specified by the Borrower on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below.  The Borrower may select multiple Interest Periods for Borrowings of Eurocurrency Loans, provided, that at no time shall the number of different Interest Periods for outstanding Borrowings of Eurocurrency Loans exceed twenty (20) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration for Loans denominated in the same currency shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved.  Notices of the continuation of such Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of such Eurocurrency Loans into Base Rate Loans or of such Base Rate Loans into Eurocurrency Loans denominated in Dollars must be given (A) to the Administrative Agent by no later than 12:00 P.M. New York time at least three (3) Business Days before such continuation or conversion with respect to Eurocurrency Loans denominated in Dollars to be so continued or converted, and (B) to the Sub-Agent by no later than 12:00 P.M. London time at least four (4) Business Days before such continuation with respect to Eurocurrency Loans denominated in any Alternative Currency to be so continued (with a copy of any such notice to be sent simultaneously to the Administrative Agent), in each case before the date of the requested continuation or conversion.

(c)                                  Manner of Notice.  The Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by approved electronic communication or by facsimile transmission (which notice shall be irrevocable once given) pursuant to a Borrowing Request which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount and currency of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto.  In addition, such notices with respect to Borrowings being advanced or continued in Dollars, or converted from Base Rate Loans to Eurocurrency Loans denominated in Dollars, may be given by telephone notice to the Administrative Agent, promptly confirmed in writing as provided in this Section 2.3(c).  The Borrower agrees that the Administrative Agent may rely on any such approved electronic communication, facsimile transmission, or telephonic notice given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation (and in the case of any permitted telephonic notice, if such notice conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon).

(d)                                 Notice to the Lenders.  The Administrative Agent shall give prompt notice by electronic communication, telex or facsimile transmission to each Lender of any notice received pursuant to this Section 2.3 relating to a Borrowing.  The Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans promptly after the Administrative Agent has made such determination.  In addition, the Administrative Agent may give such notice by telephone, promptly confirmed in writing as provided in this Section 2.3(d).

(e)                                  Borrower’s Failure to Notify.  If the Borrower fails to give notice pursuant to Section 2.3(a) or Section 2.3(b), as the case may be, of (i) the continuation or conversion of any outstanding principal amount of any outstanding Borrowing of Eurocurrency Loans, or (ii) a Borrowing of Loans to pay outstanding Reimbursement Obligations, and has not notified (A) the Administrative Agent by 12:00 P.M. New York time at least three (3) Business Days before the last day of the Interest Period for any outstanding Borrowing of Eurocurrency Loans denominated in U.S. Dollars, (B) the Sub-Agent by 12:00 P.M. London time at least four (4) Business Days before the last day of the Interest Period for any Borrowing of Eurocurrency Loans denominated in any Alternative Currency (with a copy of any such notice to be sent simultaneously to the Administrative Agent), or (C) the Administrative Agent, the Sub-Agent (if such Reimbursement Obligations are denominated in an Alternative Currency), and the applicable Issuing Bank the day such Reimbursement Obligations become due, as the case may be, that it intends to repay such outstanding Borrowing or Reimbursement Obligations, the Borrower shall be deemed to have requested, as applicable, (x) the continuation of such Borrowing as a Eurocurrency Loan in the same currency with an Interest Period of one (1) month or (y) the advance of a new Borrowing of Base Rate Loans (after converting, if necessary, the Reimbursement Obligations into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligations then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligations then due, or to repay the Lenders that funded their participations in such Reimbursement Obligations, as applicable, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.2.  Upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Borrower (i) each Eurocurrency Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (ii) the obligation of the Lenders to continue Eurocurrency Loans or convert Base Rate Loans into Eurocurrency Loans shall be suspended.

(f)                                   Conversion.  If the Borrower shall elect to convert any particular Borrowing comprised of Loans denominated in Dollars pursuant to this Section 2.3  from one Type of Loan to the other Type only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Eurocurrency Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of Base Rate Loans.  If the Borrower shall elect to have multiple Interest Periods apply to any particular Borrowing comprised of Eurocurrency Loans denominated in the same currency, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period.  This Section 2.3(f) shall be applied appropriately in the event that the Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4                                    Interest Periods.  As provided in Section 2.3, at the time of each request for a Borrowing of Eurocurrency Loans, or for the continuation or conversion of any Borrowing of Eurocurrency Loans, the Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(a)                                 the Borrower may not select an Interest Period that extends beyond the Commitment Termination Date then applicable to any Lender;

(b)                                 whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall either be (i) extended to the next succeeding Business Day, or (ii) in the case of Eurocurrency Loans only, reduced to the immediately preceding Business Day if the next succeeding Business Day is in the next calendar month; and

(c)                                  for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then in the case of Eurocurrency Loans only, such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5                                    Funding of Loans.

(a)                                 Disbursement of Loans.  Not later than 12:00 P.M. New York time with respect to Borrowings in Dollars of Eurocurrency Loans, and 3:00 P.M. New York time with respect to Base Rate Loans, on the date of any requested advance of a new Borrowing of Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its Applicable Lending Office its Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. Not later than 12:30 P.M. London time with respect to a new Borrowing in any Alternative Currency, on the date of any such requested Borrowing, each Lender, subject to all other provisions hereof, shall make available its portion of such Borrowing in such Alternative Currency in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent.  The Administrative Agent shall make the proceeds of each such Borrowing available in immediately available funds to the Borrower (or as directed in writing by the Borrower) on such date.  Acceptance by the Borrower of any late amount shall not be deemed a waiver by the Borrower of any rights it may have against any Lender making funds available after the time prescribed above.  No Lender shall be responsible to the Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b)                                 Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and customs on interbank compensation.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, within one Business Day after written demand therefor, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but the Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment.  Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.6                                    Applicable Interest Rates and Payments.

(a)                                 Base Rate Loans.  Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, for Base Rate Loans bearing interest determined by reference to the Prime Rate, and on the basis of a 360 day year for all other Base Rate Loans, in each case for the actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Base Rate Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurocurrency Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans.  The Borrower agrees to pay such interest on each Interest Payment Date for such Base Rate Loans and at maturity (whether by acceleration or otherwise).

(b)                                 Eurocurrency Loans.  Each Eurocurrency Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, except with respect to any Eurocurrency Loan funded in Sterling, in which case interest will be computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed, in each case excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or until conversion to a Base Rate Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) Adjusted LIBOR, plus (y) the Applicable Margin for Eurocurrency Loans plus (z) to the extent applicable to the particular Lender to which such Loan is payable, any additional interest rate as provided in Section 2.15 (but without duplication of any such amounts).  The Borrower agrees to pay such interest on each Interest Payment Date for such Eurocurrency Loans and at maturity (whether by acceleration or otherwise) or conversion to Base Rate Loans.

(c)                                  Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of the Alternate Base Rate, Adjusted LIBOR, or LIBO Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct.  The Administrative Agent shall promptly give notice to the Borrower and each Lender of each determination of Adjusted LIBOR with respect to each Eurocurrency Borrowing.

(d)                                 Interest Rate Adjustment in Certain Circumstances.  As part of entering into this Agreement, the parties hereto have assumed that the interest payable at the rates set forth in this Agreement is not and will not become subject to Swiss Withholding Tax.  Notwithstanding the foregoing, the parties hereto agree that in the event that (A) Swiss Withholding Tax is due on interest payments or other payments by any Loan Party under this Agreement and (B) such Loan Party is unable, by reason of Swiss law, to comply with Section 3.3(b) (as such Section would be in effect without giving effect to this Section 2.6(d)), the interest rates payable by such Loan Party under this Agreement, including limitations herein, shall be increased in such a way that the amount of interest effectively paid to each Lender corresponds to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) equals the payment that would have been due had no deduction of Swiss Withholding Tax been required.  For the purposes of this Section 2.6(d), “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender.  The Borrower or Holdings shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

Section 2.7                                    Default Rate.  If any payment of principal or interest on any Loan is not made when due after the expiration of the grace period therefor provided in Section 7.1(a) (whether by acceleration or otherwise), or any Reimbursement Obligation is not paid when due as provided in Section 2.12(c), such principal or interest amount or Reimbursement Obligation shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such amount then due is paid in full, which the Borrower agrees to pay on demand, at a rate per annum equal to:

(a)                                 for any Base Rate Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum, plus (y) the rate of interest in effect on such Base Rate Loan as otherwise provided in Section 2.6(a);

(b)                                 for any Eurocurrency Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum, plus (y) the rate of interest in effect on such

Eurocurrency Loan as otherwise provided in Section 2.6(b) at the time of such default until the end of the Interest Period for such Eurocurrency Loan and, thereafter, at a rate per annum pursuant to this clause (y) equal to (I) in the case of any Loans made in Dollars, the rate of interest as otherwise provided in Section 2.6(a), or (II) in the case of any Loan made in any Alternative Currency, the interest rate that would otherwise then be applicable under this Agreement to a Eurocurrency Loan made in such currency for an Interest Period of one month as from time to time in effect; and

(c)                                  for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Alternate Base Rate from time to time in effect, or (y) in the case of any Reimbursement Obligations payable in any Alternative Currency, the interest rate that would otherwise then be applicable under this Agreement to a Eurocurrency Loan made in such Alternative Currency for an Interest Period of one month as from time to time in effect.

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them.  Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower).

Section 2.8                                    Repayment of Loans; Evidence of Debt.

(a)                                 Repayment of Loans.  The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender, on the Commitment Termination Date for such Lender, the unpaid amount of each Loan then outstanding and owed to such Lender.

(b)                                 Record of Loans by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c)                                  Record of Loans by Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 Evidence of Obligations.  The entries made in the accounts maintained pursuant to Section 2.8(b) or 2.8(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Notes.  The Loans outstanding to the Borrower from each Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Borrower payable to such Lender in the form of Exhibit 2.8 (Master Note) or, if such Lender so requests in writing, by one or more individual promissory notes of the Borrower in similar form but payable in the specific Alternative Currency in which the Loans may be funded (each a “Note”).  The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting one or more promissory notes as aforesaid, an original of each such promissory note, appropriately completed, to evidence the respective Loans made by such Lender hereunder, within ten (10) Business Days after the Borrower receives a written request therefor.

(f)                                   Recording of Loans and Payments on Notes.  Each holder of a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of any Note shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the Borrower evidenced by such Note, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan and, if a Eurocurrency Loan the Interest Period and interest rate applicable thereto.  Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans outstanding to it hereunder together with accrued interest thereon.  At the request of any holder of a Note and upon such holder tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans evidenced by such Note, if any, then outstanding thereon.

Section 2.9                                    Optional Prepayments.  The Borrower shall have the privilege of prepaying any Base Rate Borrowing without premium or penalty at any time in whole or at any time and from time to time in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment.  The Borrower shall have the privilege of prepaying any Eurocurrency Borrowing (a) without premium or penalty in whole or in part (but, if in part, then in an amount which is equal to or greater than the Dollar Equivalent of $5,000,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full) only on the last Business Day of an Interest Period for such Borrowing, and (b) at any other time without premium or penalty except for the breakage costs, expenses and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. (or, if such notice is being given in respect of Loans denominated in any Alternative Currency, 11:00 A.M. London time) at least three (3) Business Days before the last Business Day of such Interest Period or the proposed prepayment date.  Any such prepayments shall be made by the payment of the principal amount to be prepaid and accrued and unpaid interest thereon to the date of such prepayment.  Unless otherwise specified in writing by the Borrower, optional prepayments shall be applied first, to the Loans, second, to the Reimbursement Obligations with respect to Letters of Credit, and third to any other Obligations then outstanding.

Section 2.10                             Mandatory Prepayments of Loans.  In the event and on each occasion that the Dollar Equivalent of the aggregate principal amount of outstanding Loans and L/C Obligations exceeds the Revolving Credit Commitments Amount then in effect, the Borrower shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess.  Immediately upon determining the need to make any such prepayment, the Borrower shall notify the Administrative Agent of such required prepayment and of the identity of the particular Borrowings being prepaid.  If the Administrative Agent shall notify the Borrower that the Administrative Agent has determined that any prepayment is required under this Section 2.10, the Borrower shall make such prepayment no later than the second Business Day following such notice.  Any mandatory prepayment pursuant hereto shall not be limited by the notice provision for prepayments set forth in Section 2.9.  Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage costs, expenses and funding losses pursuant to Section 2.11.

Section 2.11                             Breakage Costs.  If any Lender incurs any cost, expense or loss (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan as a result of any of the following events (other than any such occurrence as a result of a change of circumstance described in Sections 8.1 or 8.2):

(a)                                 any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b)                                 any failure to make a principal payment of any such Loan on the due date therefor;

(c)                                  any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender); or

(d)                                 any assignment of such Eurocurrency Loan that is required by the Borrower pursuant to Section 2.16 or Section 8.6;

then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a Eurocurrency Loan, the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Eurocurrency Loan (excluding, for the avoidance of doubt, the Applicable Margin for such Eurocurrency Loan), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market.  If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto.  Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall not have any obligation to pay such claim.

Section 2.12                             Letters of Credit.

(a)                                 Letters of Credit.  Subject to the terms and conditions hereof, including, without limitation, the conditions precedent in Section 4.2, the limitations set forth in the definition of the term “Issuing Bank,” and any applicable requirements of Section 2.14, each Issuing Bank agrees, severally and not jointly, to issue, from time to time prior to the Commitment Termination Date, at the request of the Borrower and on behalf of the Lenders and in reliance on their obligations under this Section 2.12, one or more letters of credit (each a “Letter of Credit”) for the Borrower’s account in a face amount in each case of at least $500,000 or, if denominated in any Alternative Currency, the Dollar Equivalent of at least $500,000, and in an aggregate undrawn face amount for all Letters of Credit at any time outstanding not to exceed the applicable Letters of Credit Maximum Amount; provided, that no Issuing Bank (i) shall be required to issue any Letter of Credit denominated in a currency not set forth in such Issuing Bank’s Issuing Bank Agreement, and (ii) shall issue a Letter of Credit pursuant to this Section 2.12 if, after the issuance thereof, (x) the outstanding Revolving Loans and L/C Obligations would thereby exceed the Revolving Credit Commitments Amount (determined in accordance with Section 10.19) then in effect, (y) the aggregate undrawn face amount of all Letters of Credit then outstanding would at any time thereafter (giving effect to the respective scheduled expiration dates thereof and any automatic extensions provided therein) exceed the Letters of Credit Maximum Amount scheduled to be in effect at any such time thereafter (giving effect to any reductions resulting from the scheduled expiration of the Commitments of Declining Lenders not offset by new or increased Commitments of Replacement Lenders or Extending Lenders pursuant to Section 2.16), or (z) the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Lender as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit.  Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of either U.S. Dollars or any Alternative Currency; provided, that the Dollar Equivalent amount of the principal amount of outstanding Revolving Loans and Letters of Credit in any Alternative Currencies determined, with respect to each such Revolving Loan or Letter of Credit, in accordance with Section 10.19 on the date such Revolving Loan is funded, continued or converted, or the date such Letter of Credit is issued, increased and extended, as applicable, shall not exceed in the aggregate the Alternative Currency Sublimit.  If the Administrative Agent notifies the Issuing Banks that any conditions precedent set forth in Section 4.2 have not been satisfied and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Administrative Agent until such notice is withdrawn by the Administrative Agent.  Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Member of the Consolidated Group; provided, that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(b)                                 Issuance Procedure.  To request that an Issuing Bank issue a Letter of Credit, the Borrower shall deliver to such Issuing Bank and the Administrative Agent (with a duplicate copy to an operations employee of such Issuing Bank as designated by such Issuing Bank from time to time) a duly executed issuance request substantially in the form of Exhibit 2.12(b) or such other form specified by such Issuing Bank and acceptable to the Administrative Agent (each an “Issuance Request”), together with a duly executed Application (unless previously executed and delivered by the Borrower) for the relevant Letter of Credit substantially in the form specified by such Issuing Bank and acceptable to the Administrative Agent and the Borrower (each an “Application”), or such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and the Administrative Agent and agreed to by the Borrower, completed to the reasonable satisfaction of such Issuing Bank and the Administrative Agent, and such other information as such Issuing Bank and the Administrative Agent may reasonably request.  In the event of any irreconcilable difference or inconsistency between this Agreement and any Application, the provisions of this Agreement shall govern.  Upon receipt of a properly completed and executed Issuance Request and Application (as required) and any other reasonably requested information at least three (3) Business Days prior to any requested issuance date, such Issuing Bank will process such Issuance Request in accordance with its customary procedures and, subject to the Borrower’s compliance with any applicable requirements of Section 2.14, issue the requested Letter of Credit on the requested issuance date.  The Borrower may cancel any requested issuance of a Letter of Credit prior to the issuance thereof.  The Issuing Bank will notify the Administrative Agent and each Lender of the amount, currency, and expiration date of each Letter of Credit it issues promptly upon issuance thereof.  Each Letter of Credit shall have an expiration date no later than four (4) Business Days before the original Commitment Termination Date, provided, that if the original Commitment Termination Date has been extended to a subsequent date pursuant to Section 2.16 (such subsequent date being the “Extended Commitment Termination Date”), the expiration of such Letter of Credit may be no later than four (4) Business Days before such Extended Commitment Termination Date, so long as at the time of issuance of such Letter of Credit and after giving effect thereto, (i) the sum of all outstanding Revolving Loans and L/C Obligations of all Extending Lenders and any Replacement Lenders would not exceed the total Commitments of the Extending Lenders and any Replacement Lenders agreed to be in effect after extension of the original Commitment Termination Date, (ii) the sum of the outstanding Revolving Loans and L/C Obligations of each Extending Lender and Replacement Lender would not exceed the Commitment of such Extending Lender or Replacement Lender agreed to be in effect after extension of the original Commitment Termination Date, and (iii) all other conditions and requirements set forth in Section 2.12(a) with respect to such Letter of Credit have been satisfied.  If any Issuing Bank issues any Letters of Credit with expiration dates that automatically extend unless such Issuing Bank gives notice that the expiration date will not so extend, such Issuing Bank will give such notice of non-renewal before the time necessary to prevent such automatic extension if (and will not give such notice of non-renewal before such time unless) before such required notice date (i) the expiration date of such Letter of Credit if so extended would be later than four (4) Business Days before the original Commitment Termination Date or Extended Commitment Termination Date, if applicable, (ii) the original Commitment Termination Date or Extended Commitment Termination Date, if applicable, shall have occurred, (iii) a Default or an Event of Default exists and the Required Lenders have given such Issuing Bank instructions not to so permit the expiration date of such Letter of Credit to be extended, or (iv) such Issuing Bank is so directed by the Borrower.  Each Issuing Bank agrees to issue amendments to any Letter of Credit issued by it increasing its amount, or extending its expiration date, at the request of the Borrower, subject to the conditions precedent of Section 4.2 and the other terms and conditions of this Section 2.12, including without limitation, any applicable requirements of Section 2.14.

(c)                                  Borrower’s Reimbursement Obligations.

(i)                             The Borrower hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) within two (2) Business Days from when such draft is paid or other payment is made with either funds not borrowed hereunder or with a Borrowing made pursuant to Section 2.3 and the other terms and conditions contained in this Agreement.  The Borrower’s Reimbursement Obligation shall apply to all Letters of Credit issued hereunder, regardless of whether the obligations supported by such Letters of Credit are those of the Borrower, any other Member of the Consolidated Group, or any other Person.  The Reimbursement Obligation shall bear interest (which the Borrower hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) the Reimbursement Obligation is paid at the lesser of (x) the Highest Lawful Rate, or (y) the Alternate Base Rate plus the Applicable Margin for Base Rate Loans then in effect (in the case of a Letter of Credit payable in Dollars) or the rate of interest that would then be applicable hereunder to a Eurocurrency Loan with an Interest Period of one month plus the Applicable Margin for Eurocurrency Loans then in effect (in the case of a Letter of Credit payable in any Alternative Currency), in each case so long as the Reimbursement Obligation shall not be past due, and thereafter at the default rate per annum as set forth in Section 2.7(c), whether or not the Commitment Termination Date shall have occurred.  If any such payment or disbursement is reimbursed to such Issuing Bank on the date such payment or disbursement is made by such Issuing Bank, interest shall be paid to such Issuing Bank on the reimbursed amount for one (1) day.  Each Issuing Bank shall give the Borrower notice of any drawing on a Letter of Credit issued by it within one (1) Business Day after such drawing is paid.

(ii)                          The Borrower agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of the Borrower under this Section 2.12(c) and each required Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each required Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):

(A)                               any lack of validity or enforceability of any of the L/C Documents;

(B)                               any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;

(C)                               the existence of any claim, set-off, defense or other right the Borrower may have at any time against a beneficiary of a Letter of Credit (or any person for whom a beneficiary may be acting), any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

(D)                               any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)                                payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(F)                                 any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder, under an Issuance Request or under an Application;

provided, however, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct.

(d)                                 The Participating Interests.  Each Lender severally and not jointly agrees to purchase from each Issuing Bank, and each Issuing Bank hereby agrees to sell to each Lender, an undivided percentage participating interest, to the extent of its Applicable Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit; provided, however, that if the original Commitment Termination Date has been extended pursuant to Section 2.16, then on the original Commitment Termination Date, the undivided percentage participating interest of each Declining Lender with respect to each issued and then-outstanding Letter of Credit that will continue in effect thereafter shall automatically be reallocated to the Extending Lenders and any Replacement Lenders in accordance with their respective Applicable Percentages after giving effect to their respective Commitments as in effect upon and after extension of the original Commitment Termination Date.  Upon any failure by the Borrower to pay any Reimbursement Obligation in connection with a Letter of Credit at the time required in Sections 2.12(c) and 2.3(e), or if any Issuing Bank is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Borrower of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Lender, and such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation.  Each Lender (except the Issuing Bank for the applicable Letter of Credit to the extent it is also a Lender) shall pay to the Issuing Bank an amount equal to such Lender’s Applicable Percentage of such unpaid or returned Reimbursement Obligation not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 P.M., or not later than the following Business Day if such notice is received after such time.  If a Lender fails to pay timely such amount to any Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the Administrative Agent’s cost of funds, such rate to be applicable until the second Business Day after such payment by such Issuing Bank and thereafter at the Alternate Base Rate in effect for each such day, and only after such payment shall such Lender be entitled to receive its Applicable Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon.  The several obligations of the Lenders to each Issuing Bank under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Borrower, such Issuing Bank, and any other Lender or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit and INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM SUCH ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12(d) shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar

Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(f)                                   Designation of Additional Issuing Banks.  From time to time, the Borrower may, by notice to the Administrative Agent, designate as additional Issuing Banks one or more Lenders, or such Lenders’ Affiliates, that agree to serve in such capacity as provided below and are acceptable to the Administrative Agent.  The acceptance by a Lender or such Lender’s Affiliate of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrower and the Administrative Agent, and shall be executed by such Lender or such Lender’s Affiliate, the Borrower, and the Administrative Agent.  From and after the effective date of such agreement, (i) such Lender or such Lender’s Affiliate shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to include such Lender or such Lender’s Affiliate in its capacity as an Issuing Bank.  The Issuing Bank Agreement of any Issuing Bank may limit the total stated amounts and the currencies in which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(g)                                  Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank, and the successor Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.1(b).  From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(h)                                 Issuing Bank Reports.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, the currencies and stated amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date, currency and amount of such payment, (iii) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure, the currency and amount of such payment, and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(i)                                     Existing Letters of Credit.  Each of the Existing Letters of Credit shall, for all purposes of this Agreement, be deemed to be Letters of Credit issued under this Agreement on the Restatement Effective Date, and shall be subject to all requirements, terms and conditions applicable to Letters of Credit issued and outstanding under this Agreement at all times on and after the Restatement Effective Date.

Section 2.13                             Commitment Reductions and Terminations.  The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice to the Administrative Agent, to terminate or reduce the Commitments without premium or penalty, in whole or in part, with any partial reduction (i) to be in an amount not less than $5,000,000 as determined by the Borrower and in integral multiples of $5,000,000 and (ii) as to the Commitments to be allocated ratably among the Lenders in proportion to their respective Commitments; provided, that the Revolving Credit Commitments Amount may not be reduced to an amount less than the sum of the aggregate principal amount of outstanding Loans and L/C Obligations, after converting, if necessary, any such outstanding Obligations to their Dollar Equivalent amounts in accordance with Section 10.19 and after giving effect to payments on such proposed termination or reduction date, except, in the case of L/C Obligations, to the extent the Borrower Cash Collateralizes such L/C Obligations or furnishes to the applicable Issuing Bank(s) “back-to-back” letters of credit from bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders in an amount equal to the undrawn face amount of any applicable outstanding Letters of Credit with an expiration date of at least five (5) days after the expiration date of any applicable Letter of Credit and which provide that such Issuing Bank may make a drawing under such “back-to-back” letter of credit in the event that it pays a drawing under such Letter of Credit.  The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments.  Any termination of Commitments pursuant to this Section 2.13 is permanent and may not be reinstated.

Section 2.14                             Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 commitment fees otherwise payable to such Defaulting Lender pursuant to Section 3.1(a) shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;

(b)                                 the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.11); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification providing for an increase in such Defaulting Lender’s Commitment, providing for an extension of the Commitment Termination Date applicable to such Defaulting Lender’s Commitment, or requiring the consent of each directly and adversely affected Lender pursuant to Section 10.11(i)(C) if such Defaulting Lender is a directly and adversely affected Lender;

(c)                                  if any L/C Exposure exists with respect to such Lender at the time such Lender becomes a Defaulting Lender, then:

(i)                                     all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (B) after giving effect to any such reallocation, no Non-Defaulting Lender’s Revolving Credit Exposure shall exceed such Non-Defaulting Lender’s Commitment and (C)

no Event of Default has occurred and is continuing at such time and the other conditions set forth in Section 4.2(b) have been satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following the Borrower’s receipt of written notice from the Administrative Agent, Cash Collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.4 for so long as such L/C Exposure is outstanding;

(iii)                               if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any Letter of Credit fees pursuant to Section 3.1(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized by the Borrower;

(iv)                              if all or any portion of such Defaulting Lender’s L/C Exposure is reallocated pursuant to clause (i) above, then all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 3.1(b) with respect to such Defaulting Lender’s reallocated L/C Exposure shall be payable to the Non-Defaulting Lenders in accordance with such Non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v)                                 if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 3.1(b) with respect to such Defaulting Lender’s unreallocated L/C Exposure shall be payable to the Issuing Banks, ratably based on the portion of the Fronting Exposure attributable to the Letters of Credit issued by each Issuing Bank, until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized pursuant to clause (i) or (ii) above;

(d)                                 so long as such Lender is determined by the Administrative Agent or any Issuing Bank to be a Defaulting Lender, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Fronting Exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.14(c)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.14(c)(i) (and such Defaulting Lender shall not participate therein);

(e)                                  any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.6 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize in accordance with the procedures set forth in Section 7.4 the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize in accordance with the procedures set forth in Section 7.4 the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement,; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks or as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.14(c)(i).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(f)                                   in the event that the Administrative Agent, the Borrower, and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposures of the Lenders shall be readjusted to reflect the inclusion of such previous Defaulting Lender’s Commitment, and on such date such previous Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such previous Defaulting Lender to hold such Loans and L/C Exposure in accordance with its Applicable Percentage; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower or any other Loan Party while such previous Defaulting Lender was a Defaulting Lender; and

(g)                                  the rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.14 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender (whether or not such Defaulting Lender has subsequently ceased to be a Defaulting Lender pursuant to Section 2.14(f)).

Section 2.15                             Additional Interest Costs.

(a)                                 Mandatory Costs Rate.  If and so long as any Lender is required to make special deposits to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit 2.15 hereto.

(b)                                 Other Requirements for Additional Interest.  If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans.

(c)                                  Determination of Amounts Due.  Any additional interest owed pursuant to Section 2.15(a) or (b) above shall be determined by the relevant Lender and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loans.

(d)                                 Limitation on Amounts Due.  Subject to the provisions of Section 8.3(c), failure or delay on the part of any Lender on any occasion to demand additional interest pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such additional interest on any subsequent occasion.

Section 2.16                             Extensions of Commitment Termination Date.  No earlier than 90 days and at least 30 days prior to any anniversary of the Restatement Effective Date, the Borrower may (but in no event on more than two occasions during the term of this Agreement), by written notice to the Administrative Agent, request that the Commitment Termination Date then in effect be extended for a one-year period.  On each such occasion, the Administrative Agent shall promptly notify each Lender of such request.  If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no earlier than 60 days, but not later than 30 days, prior to such anniversary date, and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender’s agreement to extend its Commitment (and such agreement shall be irrevocable until such anniversary date).  The Commitment of any Lender that declines or fails to accept or respond to the Borrower’s request for extension of the Commitment Termination Date (a “Declining Lender”) shall be terminated on the Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders), and on such Commitment Termination Date the Borrower shall pay in full the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement.  The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders.  Each Extending Lender may offer to increase its respective Commitment by an aggregate amount up to the aggregate amount of the Declining Lenders’

Commitments and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 15 days prior to such anniversary date (and such offer shall be irrevocable until such anniversary date).  To the extent the aggregate amount of extended Commitments is less than the aggregate amount of Commitments so requested to be extended pursuant to the foregoing, the Borrower shall have the right to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more Eligible Assignees (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (a “Replacement Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.10(a), (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such anniversary date as may be specified by the Borrower and agreed to by the Replacement Lenders or the Extending Lenders, as the case may be, and the Administrative Agent.  If, but only if, Extending Lenders and Replacement Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such anniversary date, the Commitment Termination Date of such Extending Lenders and Replacement Lenders shall be extended by one year.

Section 2.17                             Increase in Revolving Credit Commitments.

(a)                                 The Borrower may, at any time prior to the Commitment Termination Date, by notice to the Administrative Agent, request that the amount of the Revolving Credit Commitments Amount be increased by an amount of $25,000,000 or an integral multiple of $5,000,000 above such amount (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the earliest scheduled Commitment Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of Commitment Increases pursuant to this Section 2.17 exceed $500,000,000, and (ii) on the proposed Increase Date for each requested Commitment Increase, the conditions set forth in Section 4.2(b) and (c) for a Borrowing on the Increase Date shall be satisfied, both before and after giving effect to such Commitment Increase.

(b)                                 The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  Any Lender not giving such written notice shall be deemed to have declined to participate in such Commitment Increase.  If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.  Each Lender’s proposed increased Commitment shall be subject to the prior written approval of each Issuing Bank, which consent shall not be unreasonably withheld or delayed.

(c)                                  Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees approved by each Issuing Bank (which approval shall not be unreasonably withheld or delayed) to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $5,000,000 above such amount.

(d)                                 On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase, and that has been approved by the Issuing Banks, in accordance with Section 2.17(c) (each such Eligible Assignee, an “Additional Lender”) shall become a Lender party to this Agreement as of such Increase Date, and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount approved for such Increasing Lender by the Issuing Banks in accordance with Section 2.17(b) (or by the amount allocated to such Lender pursuant to Section 2.17(b)) as of such Increase Date; provided, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date and in form and substance satisfactory to the Administrative Agent:

(i)                                     (A) certified copies of resolutions of the boards of directors of the Borrower and Holdings (or other appropriate governing bodies with comparable authority) approving the Commitment Increase, (B) a certificate of the President, a Vice President or the Chief Financial Officer of the Borrower as to the satisfaction of the conditions set forth in Section 4.2(b) and (c) as of the date of, and after giving effect to, such Commitment Increase, and (C) upon request by the Administrative Agent or any Additional Lender or Increasing Lender, an opinion of counsel for the Borrower and Holdings in a form reasonably satisfactory to the Administrative Agent with respect to such Commitment Increase;

(ii)                                  an assumption or joinder agreement from each Additional Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Additional Lender, the Administrative Agent and the Borrower; and

(iii)                               confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Additional Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by facsimile or other electronic means, of the occurrence of the Commitment Increase to be effected on such Increase Date, shall record in the Register the relevant information with respect to each Increasing Lender and each Additional Lender on such date, and shall revise and distribute to the Lenders and the Borrower a new Schedule 1.1-C to reflect the Commitments and Applicable Percentages of all Lenders (including any Additional Lenders) after giving effect to such Commitment Increase.  Upon the effectiveness of such Commitment Increase, the Commitments of each of the Lenders (including any Additional Lenders), the outstanding amount of all Revolving Loans, and the participations of such Lenders in all outstanding L/C Obligations shall be reallocated among such Lenders in accordance with such Commitments and Applicable Percentages.

(e)                                  In order to effect the reallocations described in Section 2.17(d), each Additional Lender and each Increasing Lender (each a “Purchasing Lender”) shall be deemed to have purchased the rights, title and interest in, and all obligations in respect of, a pro rata portion of the Applicable Percentages and/or Commitments, outstanding Revolving Loans and participations in outstanding L/C Obligations, as applicable, of the other Lenders, so that the Commitments and Applicable Percentages of all Lenders (including any Additional Lenders) will be as set forth on the revised Schedule 1.1-C.  Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment Agreements without the payment of any related assignment fees and, except for any new or replacement Notes to be provided to any Purchasing Lenders in the principal amounts of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived).  The Lenders shall make cash settlements among themselves, through the Administrative Agent as the Administrative Agent shall advise such Lenders (after giving effect to any netting effected by the Administrative Agent), with respect to such reallocations and assignments.  To the extent such reallocations and payments to Lenders in respect of Revolving Loans on the Increase Date result in losses, costs or expenses to such Lenders of the types subject to reimbursement by the Borrower pursuant to Section 2.11, the Borrower shall promptly pay such amounts to the affected Lenders.

ARTICLE 3    FEES AND PAYMENTS.

Section 3.1                                    Fees.

(a)                                 Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender as provided in Section 2.14), a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Lender’s Commitment terminates pursuant to the terms of this Agreement.  Accrued commitment fees shall be payable in arrears on the third (3rd) Business Day following the last calendar day of March, June, September and December of each year, commencing on the third (3rd) Business Day following September 30, 2014 (with the payment due on such initial payment date to be calculated for the period commencing on the Restatement Effective Date and ending on September 30, 2014), on the date(s) on which such Lender’s Commitment shall have terminated, and on the Maturity Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Letter of Credit Fees.  On the third (3rd) Business Day following the last calendar day of each March, June, September and December of each year, commencing on the third (3rd) Business Day following September 30, 2014 (with the payment due on such initial payment date to be calculated for the period commencing on the Restatement Effective Date and ending on September 30, 2014), the Borrower shall pay to the Administrative Agent quarterly in arrears, for the ratable account of the Lenders, a fee payable in Dollars equal to the Applicable Margin for Eurocurrency Borrowings from time to time in effect during such quarter, multiplied by the average daily amount of the aggregate L/C Exposure during such quarter calculated on the basis of a 360 day year and actual days elapsed; provided, however, that fees applicable to bid/performance Letters of Credit (other than any Letter of Credit supporting repayment of payment/financial obligations in the nature of a financial standby Letter of Credit) shall be payable at a rate equal to 50% of such Applicable Margin for Eurocurrency Borrowings.  For any Letter of Credit issued with a face amount in any Alternative Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect two (2) Business Days before each payment date in respect thereof.  In addition, the Borrower shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit, issuance and administrative fees, fronting fees and expenses for Letters of Credit issued by it as agreed from time to time between such Issuing Bank and the Borrower.

(c)                                  Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent and to the Joint Lead Arrangers the fees from time to time agreed to by the Borrower, the Administrative Agent, and Joint Lead Arrangers, as the case may be.

(d)                                 Payment of Fees.  All fees payable under this Section 3.1 shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and Letter of Credit fees (other than issuance and administrative fees and fronting fees and expenses payable to each Issuing Bank), to the Lenders.

Section 3.2                                    Place and Application of Payments.

(a)                                 All payments of principal of and interest on the Revolving Loans, Reimbursement Obligations and all fees and other amounts payable by the Borrower under the Credit Documents shall be made by the Borrower to the Administrative Agent, without defense, setoff or counterclaim, free of any restriction or condition, for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof (i) in the case of payments in U.S. Dollars, no later than 2:00 P.M. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Borrower, and (ii) in the case of payments in any Alternative Currency, no later than 11:00 A.M. (at the office of the applicable Administrative Agent’s Account for payments in such Alternative Currency) in the applicable Administrative Agent’s Account.  Any payments received by the Administrative Agent from the Borrower after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day.  If the Borrower does not, or is unable for any reason to, effect payment of a Revolving Loan or Reimbursement Obligation to the Lenders in the applicable Alternative Currency or if the Borrower shall default in the payment when due of any payment in such Alternative Currency, the Lenders may, at their option, require such payment to be made to the Lenders in the Dollar Equivalent of such Alternative Currency determined in accordance with Section 10.19.  With respect to any amount due and payable in any Alternative Currency, the Borrower agrees to hold the Lenders harmless from any losses, if any, that are incurred by the Lenders arising from any change in the value of Dollars in relation to such Alternative Currency between the date such payment became due and the date of payment thereof (other than losses incurred by any Lender due to the gross negligence or willful misconduct of such Lender).  The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds in like currency to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b)                                 If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order set forth in Section 7.7.  In calculating the amount of Obligations owing each Lender other than for principal and interest on Revolving Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

(c)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it, to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.3                                    Taxes.

(a)                                 Defined Terms.  For purposes of this Section 3.3, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in good faith by an applicable Withholding Agent) requires deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.3), the applicable Recipient receives an amount equal to the sum it would have received had not such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.3(e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.3, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.

(i)                             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                          Without limiting the generality of the foregoing, in the event that the Borrower is or becomes a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.3(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.3(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.3(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.3(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j)                                    Indemnity.  If the Administrative Agent shall be required to deduct any Taxes from payments received by the Administrative Agent for the account of any Lenders hereunder, it shall make such deductions and shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes attributable to such payments made to such Lender that are paid by the Administrative Agent and any penalties, interest and reasonable expenses arising therefrom and with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

ARTICLE 4    CONDITIONS PRECEDENT.

Section 4.1                                    Conditions for Effectiveness of Restatement.  This Agreement shall become effective, and the obligation of each Lender to advance any initial Revolving Loans and to purchase the initial participations in any L/C Obligations hereunder, and of each Issuing Bank to issue any Letter of Credit hereunder, shall only take effect, on the date (the “Restatement Effective Date”) on which each of the following conditions has been satisfied (or waived in accordance with Section 10.11):

(a)                                 The Administrative Agent shall have received counterparts of this Agreement duly executed (including by facsimile or other electronic means) by all parties to this Agreement, together with the following, all in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     Holdings Guaranty.  The Holdings Guaranty as duly executed and delivered on behalf of Holdings;

(ii)                                  Certificates of Officers.  Certificates of the Secretary or an Assistant Secretary of each Loan Party containing specimen signatures of the persons authorized to execute Credit Documents on such Loan Party’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the board of directors or other appropriate governing body of each Loan Party authorizing the execution and delivery of the Credit Documents to which such Loan Party is a party, (y) copies of each Loan Party’s memorandum of association and articles of association or other organizational documents filed in its jurisdiction of incorporation, and bylaws and other governing documents, if any, of such Loan Party, and (z) a certificate of incorporation or organization and a certificate of good standing from the appropriate Governmental Authority of each Loan Party’s jurisdiction of incorporation or organization;

(iii)                               Regulatory Filings and Approvals.  Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement;

(iv)                              [Reserved].

(v)                                 Opinions of Counsel.  The favorable written opinions (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated as of the Restatement Effective Date) of (A) Baker Botts LLP, New York counsel for the Borrower and Holdings, (B) Associate General Counsel of Holdings, (C) Ogier, Cayman Islands counsel for the Borrower, (D) Homburger AG, Swiss legal counsel for Holdings, and (E) PricewaterhouseCoopers AG, Swiss tax advisor to Holdings, in each case covering such matters with respect to the Borrower and Holdings, this Agreement, the Holdings Guaranty, and the other Credit Documents, and the transactions contemplated by the Credit Documents, as the Administrative Agent and the Required Lenders shall reasonably request;

(vi)                              Closing Certificate.  Certificate of the President, a Vice President, or Chief Financial Officer of the Borrower as to the satisfaction of all conditions set forth in Section 4.1(b) and 4.1(c) and Section 4.2;

(vii)                           Termination of Commitments of Departing Lenders.  Written acknowledgment from each of the Departing Lenders (if any), in a form satisfactory to the Administrative Agent, as to the termination of the respective Commitments of such Departing Lenders upon the effectiveness of this Agreement on the Restatement Effective Date, with the written acknowledgment of any thereof from the Borrower;

(viii)                        Termination of TNAL Credit Facility.  A payoff letter, together with written evidence of, or undertakings as to, the release and discharge of Liens on all collateral and other security, satisfactory to the Administrative Agent and confirming the repayment in full and termination of all commitments of the lenders in respect of the credit facility evidenced by the Credit Agreement dated as of October 25, 2012 (as amended through the Restatement Effective Date) among Triton Nautilus Asset Leasing GmbH, the banks and other lenders party thereto, and DNB Bank ASA, as administrative agent and collateral agent for such banks and other lenders;

(ix)                              Notes.  A duly completed and executed Note for each of the Lenders that has requested such Note prior to the Restatement Effective Date as provided in Section 2.8(e);

(x)                                 Process Agent Acknowledgment.  Written acknowledgments from Capitol Services, Inc. as to its acceptance of its appointment as agent for service of process for each of the Borrower and Holdings as provided in Section 10.14(C) and in Section 11(C) of the Holdings Guaranty; and

(xi)                              “Know Your Customer” and Patriot Act Information.  All documentation and other information requested by the Administrative Agent and the Lenders for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (to be delivered at least five (5) Business Days prior to the Restatement Effective Date).

(b)                                 Each of the representations and warranties of the Loan Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of the Restatement Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of such earlier date.

(c)                                  No Default or Event of Default shall have occurred and be continuing.

(d)                                 Payment of all fees (including all commitment fees and Letter of Credit fees) and all expenses incurred through the Restatement Effective Date then due and owing to (i) the Administrative Agent and the “Lenders” under the Existing Credit Agreement (including, in the case of the Departing Lenders, any amounts described in Section 2.11 that may be due upon payment of any Revolving Loans outstanding to such Departing Lenders on the Restatement Effective Date), and (ii) to the Administrative Agent, the Lenders and the Joint Lead Arrangers pursuant to this Agreement, and as otherwise agreed in writing by the Borrower.

(e)                                  Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof shall have delivered to the Administrative Agent and the Borrower any applicable forms as described in Section 3.3(g) or clause (i) of Section 10.10(e).

Section 4.2                                    Conditions for All Borrowings.  The obligation of each Lender to make any advance of any Borrowing, and of each Issuing Bank to issue any Letter of Credit (including any increase in the amount of, or extension of the expiration date of, any Letter of Credit), is subject to satisfaction of the following conditions precedent (but subject to Sections 2.3(c) and 2.12(b)):

(a)                                 Notices.  The Administrative Agent shall have received (i) in the case of any advance of any Borrowing, the Borrowing Request required by the first sentence of Section 2.3(a), and (ii) in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a duly completed

Issuance Request and any required Application for such Letter of Credit, as the case may be, meeting the requirements of Section 2.12(b);

(b)                                 Warranties True and Correct.  In the case of any advance of any Borrowing or any issuance or increase of any Letter of Credit that increases the aggregate amount of Loans and L/C Obligations outstanding after giving effect to such Borrowing or issuance or increase, or any extension of the expiration date of a Letter of Credit, each of the representations and warranties of the Borrower and the other Loan Parties set forth herein (other than, in the case of any such Borrowing, issuance or increase occurring after the Restatement Effective Date, the representations and warranties set forth in Sections 5.4, 5.9, 5.15 and 5.16) and in the other Credit Documents (other than, in the case of any such Borrowing, issuance, increase or extension occurring after the Restatement Effective Date, those that relate to the representations and warranties set forth in Sections 5.4, 5.9, 5.15 and 5.16) shall be true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of the time of such Borrowing, or such issuance, increase or extension of any Letter of Credit, except as a result of the transactions permitted hereunder or thereunder, and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of such earlier date;

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such Borrowing, or such issuance, increase or extension of any Letter of Credit; and

(d)                                 Regulations T, U and X.  Such Borrowing or other extension of credit shall not result in the Borrower or any Lender or Issuing Bank being in non-compliance with or in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Each acceptance by the Borrower of the proceeds of any Borrowing or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such acceptance, that all conditions precedent to such Borrowing set forth in this Section 4.2 (and in Section 4.1 with respect to any initial Borrowing or any initial issuance, increase or extension of any Letters of Credit hereunder of purchases of participations therein) have, except to the extent waived in accordance with the terms hereof, been satisfied or fulfilled, unless the Borrower gives to the Administrative Agent and the Lenders written notice to the contrary, in which case none of the Lenders shall be required to fund such Borrowing, and no Issuing Bank shall be required to issue, increase the amount of or extend the expiration date of such Letter of Credit, unless the Required Lenders shall have previously waived in writing such non-compliance.

Section 4.3                                    Reallocation of Commitments and Revolving Loans on the Restatement Effective Date.

(a)                                 The Administrative Agent, the Borrower and each Lender (including each New Lender) agree that upon the effectiveness of this Agreement on the Restatement Effective Date, (i) the amount of such Lender’s Commitment shall be as set forth on Schedule 1.1-C, and (ii) the Commitments of the Lenders, the outstanding amount of all outstanding Revolving Loans, and the participations of the Lenders in all outstanding L/C Obligations shall be reallocated among the Lenders (including the New Lenders) in accordance with their respective Applicable Percentages (determined in accordance with the respective amounts of their Commitments as set forth on Schedule 1.1-C).  Each of the Lenders that is a party to this Agreement hereby waives any requirement pursuant to Section 2.13 or otherwise provided in this Agreement for any prior written notice of any reduction or other change in the Commitment of such Lender as reflected on Schedule 1.1-C.

(b)                                 In order to effect the reallocations of the Commitments, Revolving Loans and participations in all outstanding L/C Obligations described in Section 4.3(a), each New Lender and each other Lender whose Commitment pursuant to this Agreement exceeds its Commitment as in effect immediately prior to the effectiveness of this Agreement shall be deemed to have purchased the rights, title and interest in, and all obligations in respect of, a pro rata portion of the Commitments, outstanding Revolving Loans and participations in outstanding L/C Obligations, as applicable, of the other Lenders (including any Departing Lenders), so that the Commitments and Applicable Percentages of all the Lenders (including the New Lenders) will be as set forth on Schedule 1.1-C.  Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment Agreements (including all applicable representations, warranties and covenants therein) without the payment of any related assignment fees and, except for replacement Notes to be provided to any Lenders in the principal amounts of their respective reallocated Commitments, no other documents or instruments (including any Assignment Agreements) shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived).  The Lenders shall make cash settlements among themselves and with any Departing Lenders, through the Administrative Agent as the Administrative Agent shall advise such Lenders (after giving effect to any netting effected by the Administrative Agent), with respect to such reallocations and assignments.  To the extent such reallocations and payments in respect of outstanding Revolving Loans on the Restatement Effective Date result in losses, costs or expenses to such Lenders or Departing Lenders of a type subject to reimbursement by the Borrower pursuant to Section 2.11, the Borrower shall promptly pay such amounts to the affected Lenders and Departing Lenders.

ARTICLE 5    REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to each Lender, Issuing Bank, the Administrative Agent as follows:

Section 5.1                                    Corporate Organization. Each of the Borrower, Holdings, and each other material Member of the Consolidated Group: (i) is duly organized (or, in the case of the Borrower, duly registered by way of continuation) and existing in good standing under the laws of the jurisdiction of its organization or registration (as the case may be); (ii) has all necessary organizational power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

Section 5.2                                    Power and Authority; Validity.  Each of the Borrower, Holdings, and the other Loan Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents.  Each of the Borrower, Holdings, and the other Loan Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower, Holdings, or such other Loan Party, as the case may be, enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3                                    No Violation.  Neither the execution, delivery or performance by the Borrower, Holdings, or the other Loan Parties of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien, other than any Permitted Lien, upon any of the property or assets of the Borrower or any other Member of the Consolidated Group under, the terms of any material contractual obligation to which the Borrower or any other Member of the Consolidated Group is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of the Borrower or any other Member of the Consolidated Group.

Section 5.4                                    Litigation.  Except as may be described on Schedule 5.4 (the matters set forth therein being collectively referred to as the “Disclosed Matters”), there are no actions, suits, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of the Borrower or Holdings, threatened against the Borrower, Holdings, or any other Member of the Consolidated Group that are reasonably likely to have a Material Adverse Effect.

Section 5.5                                    Use of Proceeds; Margin Regulations.

(a)                                 Use of Proceeds.  The proceeds of the Revolving Loans and the Letters of Credit have been and are only being used for permitted investments and future acquisitions, capital expenditures, working capital and other general corporate purposes of the Consolidated Group, and none of such proceeds or Letters of Credit have been or are being used for any purpose contrary to the provisions of Section 6.9.  Each of the Borrower and Holdings is, and has been at all times, in compliance with all conditions and requirements of the Swiss FTA Ruling so that no proceeds of the Revolving Loans or Letters of Credit have been or will be used in a manner constituting a direct or indirect flow-back to Holdings or any Swiss Group Company subjecting any such proceeds to Swiss Withholding Tax or Swiss Stamp Tax.

(b)                                 Margin Stock.  None of the Borrower, Holdings, nor any other Member of the Consolidated Group is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of the Revolving Loans or the Letters of Credit will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.  After application of the proceeds of the Revolving Loans, the issuance of the Letters of Credit, and any acquisitions permitted hereunder, less than 25% of the assets of the Borrower, Holdings, and the other Members of the Consolidated Group consists of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.6                                    Investment Company Act.  None of the Borrower, Holdings, nor any other Member of the Consolidated Group is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7                                    True and Complete Disclosure.  All factual information (taken as a whole, and excluding information of a general economic or industry nature) furnished by the Borrower, Holdings, or any other Member of the Consolidated Group in writing to the Administrative Agent or any Lenders or Issuing Banks in connection with any Credit Document, the Information Memorandum, or any transactions contemplated in any of the foregoing, did not, as of the date such information was furnished

(or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not materially misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Administrative Agent and such Lenders and Issuing Banks, as the case may be, prior to the Restatement Effective Date.

Section 5.8                                    Financial Statements.  The consolidated financial statements of Holdings heretofore delivered to the Lenders for Holdings’ fiscal year ended December 31, 2013, and for Holdings’ fiscal quarter and year-to-date period ended March 31, 2014, have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, in accordance with GAAP, with Holdings consolidated financial statements for the previous fiscal year.  Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of Holdings as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC).  As of the Restatement Effective Date, Holdings and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of Holdings that were not included in the financial statements referred to in this Section 5.8 or disclosed in the notes thereto or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders) unless otherwise permitted under this Agreement.

Section 5.9                                    No Material Adverse Change.  Except for the Disclosed Matters, there has not occurred since December 31, 2013, any events, changes, developments or conditions, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.10                             Taxes.  The Borrower, Holdings, and all other Members of the Consolidated Group have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against the Borrower, Holdings, or such other Members of the Consolidated Group or any of their properties, other than any such assessments, fees, charges or levies (i) that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or (iii) which the failure to pay could not reasonably be expected to have a Material Adverse Effect.

Section 5.11                             Consents.  On the Restatement Effective Date, all material consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Borrower or Holdings in order for the Borrower to obtain the Revolving Loans and Letters of Credit hereunder have been or will have been obtained or made and are or will be in full force and effect.

Section 5.12                             Insurance.  The Borrower, Holdings, and all other material Members of the Consolidated Group maintain in effect, with responsible insurance companies, including captive insurance companies, or through self-insurance, insurance against any loss or damage as to all insurable property and assets owned by it and as to its operations (other than business interruption insurance) and related liabilities, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and owning like property or assets or conducting like operations (subject to self-insured retentions and deductibles), and insurance with respect to employers’ and public and product liability risks (subject to self-insured retentions and deductibles).

Section 5.13                             Intellectual Property.  The Borrower, Holdings, and all other Members of the Consolidated Group own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Borrower and all other Members of the Consolidated Group as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

Section 5.14                             Ownership of Property.  The Borrower, Holdings, and all other Members of the Consolidated Group have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

Section 5.15                             Existing Indebtedness.  Schedule 5.15 contains a complete and accurate list of all Indebtedness outstanding as of the Restatement Effective Date, with respect to the Borrower, Holdings and their respective Subsidiaries, SPVs and Consolidated Affiliates, in each case in a principal amount of $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more (other than the Obligations hereunder and Indebtedness permitted by Section 6.12(b) through (l)) and permitted by Section 6.12(a), in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness, and the scheduled payments of such Indebtedness.

Section 5.16                             Existing Liens.  Schedule 5.16 contains a complete and accurate list of all Liens outstanding as of the Restatement Effective Date, with respect to the Borrower, Holdings and their respective Subsidiaries, SPVs and Consolidated Affiliates, where the Indebtedness or other obligations secured by such Lien is in a principal amount of $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more (other than the Liens permitted by Section 6.11(b) through (u)), and permitted by Section 6.11(a), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the Agreements or other instruments creating, granting, or otherwise giving rise to such Lien.

Section 5.17                             Employee Benefit Plans.

(a)                                 The Borrower, Holdings, each other Member of the Consolidated Group and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their respective obligations under each Plan, except for any such non-compliance or non-performance which could not reasonably be expected to result in a Material Adverse Effect.  No liability to the PBGC (other than required premium payments), the IRS, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower or any other Member of the Consolidated Group or any of their ERISA Affiliates with respect to any Plan, except for any such liability which could not reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.  No Plan has Unfunded Vested Liabilities which could reasonably be expected to result in a Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower and the other Members of the Consolidated Group and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all other Multiemployer Plans, based on information available pursuant to Section 101(l) of ERISA, could not reasonably be expected to result in a Material Adverse Effect.  The

Borrower and each other Member of the Consolidated Group and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for any such non-compliance which could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 The Borrower, Holdings, and each other Member of the Consolidated Group are in compliance with all applicable laws and regulations with respect to each Foreign Plan, and have performed all of their respective obligations thereunder, except for any such non-compliance or non-performance which could not reasonably be expected to result in a Material Adverse Effect.  Without limiting the foregoing, no Foreign Plan has Unfunded Vested Liabilities that could reasonably be expected to result in a Material Adverse Effect.

Section 5.18                             Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect and enforces policies and procedures intended to ensure compliance by the Borrower, Holdings and all other Members of the Consolidated Group, together with their respective officers, directors, employees and agents, with Anti-Corruption Laws and all applicable Sanctions.  The Borrower, Holdings and all other Members of the Consolidated Group and, to the Borrower’s knowledge, their respective officers, employees, directors, representatives and agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects.  None of the Borrower, Holdings or any other Member of the Consolidated Group nor, to the Borrower’s knowledge, any of their respective officers, directors, employees, representatives or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowings, Letters of Credit, or any proceeds thereof will be used directly or, to the Borrower’s knowledge, indirectly, to finance activities or business of or with any Sanctioned Person or in any Sanctioned Country, or otherwise in a manner that would result in the violation of Anti-Corruption Laws or any Sanctions applicable to any Member of the Consolidated Group or, to the Borrower’s knowledge, relevant to any of the Lenders, the Issuing Banks, the Administrative Agent or the Other Agents.

Section 5.19                             Compliance with Certain Laws.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group are in compliance with all laws, regulations, and orders of any Governmental Authorities applicable to it or its properties or operations, except where (i) any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower, Holdings or such Member of the Consolidated Group is contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor as applicable.  Without limiting the foregoing, the Borrower, Holdings, and each other Member of the Consolidated Group is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, or any comparable legislation, regulations or orders adopted or issued by any Governmental Authority of the European Union, as if such statute, regulations, legislation, or order applied in full to the Borrower, Holdings, and each other Member of the Consolidated Group, and (ii) the Patriot Act and its implementing regulations as if such statute and regulations applied in full to the Borrower, Holdings, and each other Member of the Consolidated Group.

Section 5.20                             Solvency.  Each of the Borrower, Holdings, and any other Loan Party is, and after giving effect to the obligations of the Borrower, Holdings and such other Loan Party under this Agreement, the other Credit Documents, and the Indentures, will be and will continue to be, when taken together with the other Members of the Consolidated Group, Solvent.

ARTICLE 6    COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Loan, Note, Commitment, or L/C Obligation is outstanding hereunder, or any other Obligation is due and payable hereunder:

Section 6.1                                    Corporate Existence.  Each of the Borrower, Holdings and all other material Members of the Consolidated Group will preserve and maintain its organizational existence, except (i) for the dissolution of any material Subsidiaries of Holdings (other than the Borrower) whose assets are transferred to Holdings or any of its Subsidiaries, (ii) for mergers or other business combinations permitted under Section 6.10, and mergers or other business combinations of any Subsidiary of Holdings with or into Holdings or another Subsidiary of Holdings, (iii) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary of Holdings could not reasonably be expected to have a Material Adverse Effect, (iv) in connection with the sale, lease, transfer or other disposition of assets (or equity interests) not otherwise prohibited by this Agreement or (v) as otherwise expressly permitted in this Agreement.

Section 6.2                                    Maintenance.  Each of the Borrower, Holdings and all other material Members of the Consolidated Group will maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Borrower, Holdings or any other material Members of the Consolidated Group from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Borrower, Holdings or any other material Members of the Consolidated Group, as applicable, desirable in the conduct of its business.

Section 6.3                                    Taxes.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group will duly pay and discharge all Taxes upon or against it or its properties within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge could not reasonably be expected to have a Material Adverse Effect.

Section 6.4                                    ERISA.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan or Foreign Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Borrower, Holdings or any other material Member of the Consolidated Group, and will promptly notify the Administrative Agent upon an officer of the Borrower or Holdings becoming aware thereof, of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a Multiemployer Plan) so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or Multiemployer Plan or appointment of a trustee therefor; (iii) the intention of the Borrower or any other Member of the Consolidated Group to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Borrower or any other Members of the Consolidated Group of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than routine claims for benefits), fine or penalty to the Borrower or any other Members of the Consolidated Group, or any plan amendment that could reasonably be expected to increase the contingent liability of the Borrower and any other Members of the Consolidated Group, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect.  The Borrower will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5                                    Insurance.  Each of the Borrower, Holdings and all other material Members of the Consolidated Group will maintain or cause to be maintained, with responsible insurance companies, including captive insurance companies, or through self-insurance, insurance as to its operations (other than business interruption insurance) and related liabilities, and against any loss or damage to all insurable property and assets owned by it, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and conducting like operations or owning like property or assets (subject to self-insured retentions and deductibles) and will (subject to self-insured retentions and deductibles) maintain or cause to be maintained insurance with respect to employers’ and public and product liability risks.

Section 6.6                                    Financial Reports and Other Information.

(a)                                 Periodic Financial Statements and Other Documents.  The Borrower, Holdings, the other Members of the Consolidated Group, and any SPVs will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Borrower, Holdings, the other Members of the Consolidated Group and any SPVs as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:

(i)                                     not later than the earlier of (x) sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings and (y) five (5) days after the date Holdings is required to file (taking into account any extensions of time contemplated by Rule 12b-25 under the Securities Exchange Act of 1934, as amended) with the SEC its report on Form 10-Q with respect to each of such fiscal quarters, the consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of Holdings, that they fairly present in all material respects the financial condition of the Consolidated Group as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing Holdings’ Form 10-Q with the SEC in any event will satisfy the requirements of this clause (i), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto));

(ii)                                  not later than the earlier of (x) one hundred twenty (120) days after the end of each fiscal year of Holdings and (y) five (5) days after the date Holdings is required to file (taking into account any extensions of time contemplated by Rule 12b-25 under the Securities Exchange Act of 1934, as amended) with the SEC its report on Form 10-K with respect to such fiscal year, the consolidated balance sheet of the Consolidated Group as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing Holdings’ Form 10-K with the SEC in any event will satisfy the requirements of this clause (ii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto));

(iii)                               commencing with fiscal year 2015, to the extent actually prepared and approved by Holdings’ board of directors, a projection of the Consolidated Group’s consolidated balance sheet and consolidated income, retained earnings and cash flows for the current fiscal year showing such projected budget for each fiscal quarter ending during such year;

(iv)                              within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that Holdings sends to its stockholders generally or publicly files with the SEC or any similar governmental authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iv), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto; and

(v)                                 within a reasonable period of time after request by the Administrative Agent when such information is not then publicly available, schedules describing in reasonable detail on a fiscal quarter-end basis all Indebtedness, and all Liens securing such Indebtedness, of the Members of the TP LLC Group and the Caledonia Group, in each case including intercompany Indebtedness and Liens in favor of other Members of the Consolidated Group; provided, that (x) such schedules with respect to the Members of the Caledonia Group shall only be required to be furnished to the Administrative Agent so long as such Members are Members of the Consolidated Group and Caledonia has not completed an initial public offering of its equity securities, and (y) such schedules with respect to the Members of the TP LLC Group shall only be required to be furnished to the Administrative Agent so long as such Members are Members of the Consolidated Group and the TP LLC IPO shall not have occurred.

The Administrative Agent will forward promptly to the Lenders the information provided to the Administrative Agent pursuant to clauses (i) through (iii) and clause (v) above.

(b)                                 Compliance Certificates.  Within the respective time periods set forth in clauses (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Borrower shall deliver or cause to be delivered (i) any additional financial information in respect of any Consolidated Affiliates and SPVs as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by Holdings’ Chief Financial Officer or other financial officer of Holdings, in his or her capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower, Holdings, or any other Member of the Consolidated Group to remedy the same, and (y) a Compliance Certificate in the form of Exhibit 6.6 showing compliance with the covenants specified therein.

(c)                                  Notice of Events Relating to Environmental Laws and Claims.  Promptly after any officer of the Borrower or Holdings obtains knowledge of any of the following (other than Disclosed Matters, except as provided in clause (iv) below), the Borrower will provide or cause to be provided to the Administrative Agent written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim against the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV or any property owned or operated by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV;

(ii)                                  any condition or occurrence on any property owned or operated by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV that results in noncompliance by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV with any Environmental Law;

(iii)                               the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV other than in the ordinary course of business; and

(iv)                      any material adverse development or occurrence in respect of any Disclosed Matter occurring or taking place subsequent to the Restatement Effective Date which has not been otherwise disclosed pursuant to Section 6.6(a)(iv).

(d)                                 Notices of Default, Litigation, Etc.  The Borrower will promptly, and in any event within five (5) Business Days, after an officer of the Borrower or Holdings has knowledge thereof, give or cause to be given written notice in reasonable detail to the Administrative Agent (who will in turn provide notice to the Lenders) of:  (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance (including, without limitation, any termination of any Plan or Foreign Plan or any ERISA Event) that has had or could reasonably be expected to have a Material Adverse Effect; (iv) the occurrence of any event which has resulted in a breach of, or is reasonably expected to result in a breach of, Section 6.17; (v) the Borrower, Holdings or any other Member of the Consolidated Group, or any of their respective officers, directors, employees, representatives or agents that act in any capacity in connection with or benefit from the credit facility established hereby, becoming a Sanctioned Person; and (vi) any notice received by it or any other Member of the Consolidated Group or any SPV from the holder(s) of Indebtedness of the Borrower or any other Member of the Consolidated Group or any SPV in an amount which, in the aggregate, exceeds $75,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $75,000,000), where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(e)                                  Until such time as the Administrative Agent has received the resolutions as described in the final sentence of Section 2.1, the Borrower shall give written notice to the Administrative Agent (i) not later than five (5) Business Days prior to the effectiveness thereof, that one or more Members of the

TP LLC Group are entering into a TP LLC Group Credit Facility, and (ii) thereafter on each date of any requested Borrowing (including any issuance or increase of any Letter of Credit) hereunder, specifying the aggregate amount of all loans, advances, letters of credit and other extensions of credit then outstanding under such TP LLC Group Credit Facility.

(f)                                   Other Information.  Upon request therefor, the Borrower shall furnish such other information regarding the operations, business affairs, and financial condition of the Members of the Consolidated Group as the Administrative Agent or any Lender may reasonably request.

Section 6.7                                    Lender Inspection Rights.  Upon reasonable notice from the Administrative Agent or any Lender, the Borrower and Holdings will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at the Borrower’s expense, to visit and inspect any of the properties of the Borrower, Holdings, or any other Member of the Consolidated Group, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each of the Borrower and Holdings authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Borrower, Holdings, and all other Members of the Consolidated Group), all as often, and to such extent, as may be reasonably requested.  The chief financial officer of Holdings and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants.  The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and to coordinate the exercise by the Lenders of such rights.

Section 6.8                                    Conduct of Business.  The Borrower, Holdings, and all other Members of the Consolidated Group will at all times remain primarily engaged in (i) the contract drilling business, and the provision of turnkey drilling services, (ii) the provision of services to the energy industry, (iii) other existing businesses described in Holdings’ quarterly report on Form 10-Q filed with the SEC for the quarter ended March 31, 2014, including without limitation, the oil and gas exploration and production business, or (iv) any related businesses (each a “Permitted Business”).

Section 6.9                                    Use of Proceeds; Margin Regulations; Borrower Activities.

(a)                                 Use of Proceeds.  The proceeds of the Revolving Loans and the Letters of Credit shall only be used for permitted investments and future acquisitions, for capital expenditures, and for other general corporate purposes of the Consolidated Group, and in any event for purposes consistent with the representations and warranties set forth in Section 5.18.

(b)                                 Margin Stock.  None of the Borrower, Holdings, nor any other Member of the Consolidated Group shall (i) engage in the business of extending credit for the purpose of purchasing or carrying margin stock or (ii) use any proceeds of the Revolving Loans or the Letters of Credit for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.  After application of the proceeds of the Revolving Loans and the issuance of the Letters of Credit, less than 25% of the assets of each of the Borrower, Holdings, and the other Members of the Consolidated Group will consist of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

(c)                                  Borrower Activities; Limitations on Use of Proceeds.  The Borrower shall (i) maintain its incorporation, day-to-day management and all board of directors meetings outside of Switzerland; (ii) comply, and cause Holdings to comply, at all times with all conditions and requirements of the Swiss FTA Ruling so that no proceeds of the Revolving Loans or Letters of Credit will be used in a manner constituting a direct or indirect flow-back to Holdings or any Swiss Group Company subjecting any such proceeds to Swiss Withholding Tax or Swiss Stamp Tax; (iii) not use the proceeds of Revolving Loans or Letters of Credit under this Agreement for any financing activities in Switzerland (other than dividends, distributions, equity contributions, and other activities to the extent permitted as described in clauses (iv) (C), (D) or (E) below) or for any other purpose that would cause payments under this Agreement or other Credit Documents to be subject to Swiss Withholding Taxes or Swiss Stamp Taxes; and (iv) not effect any direct or indirect flow-back of proceeds of Revolving Loans or Letters of Credit under this Agreement to Holdings or any Swiss Group Company, it being understood for purposes of interpreting this clause (iv), that (A) a direct flow-back will be deemed to occur if the Borrower grants a loan or other extension of credit to a Swiss Group Company from the proceeds of Revolving Loans or Letters of Credit under this Agreement; (B) an indirect flow-back will be deemed to occur if the Borrower first transfers proceeds of Revolving Loans or Letters of Credit under this Agreement to one or more other Subsidiaries or other Persons, which would then make such proceeds of Revolving Loans or Letters of Credit available to a Swiss Group Company through a loan or other extension of credit; (C) equity contributions of rigs, financed with proceeds of Revolving Loans or Letters of Credit under this Agreement, made to Swiss Group Companies for the purpose of leasing such equipment to lessees outside Switzerland, will not be deemed to be an unpermitted flow-back to such proceeds of Revolving Loans or Letters of Credit to such Swiss Group Company, so long as such transactions are effected in a manner consistent with the Swiss FTA Ruling or other tax ruling in effect as described in clause (E) below; (D) future dividend distributions from the Borrower to Holdings will not be deemed to be an unpermitted flow-back of funds to Holdings or other Swiss Group Company; and (E) notwithstanding the provisions in clauses (A) and (B) above, to the extent that the Borrower or Holdings has furnished to the Administrative Agent, with respect to any proposed use of proceeds of Revolving Loans or Letters of Credit under this Agreement, a tax ruling (including the Swiss FTA Ruling) or other evidence satisfactory to the Administrative Agent that such use would not result in any payments under this Agreement or other Credit Documents being subject to any Swiss Withholding Tax or Swiss Stamp Tax, then such use will not be deemed to be an unpermitted flow-back of proceeds of Revolving Loans or Letters of Credit;

provided, however, that if as a result of any change in applicable Swiss tax laws or regulations or any rulings or interpretations thereof, any uses of proceeds of Revolving Loans or Letters of Credit under this Agreement described in clauses (C), (D) or (E) above are of a type determined to be unpermitted flow-back of such proceeds or Letters of Credit, then in such event the Borrower shall not effect or permit any such use of such proceeds of Revolving Loans or Letters of Credit.

(d)                                 Notices; Cash Collateral Requirements.  The Borrower or Holdings shall give the Administrative Agent prompt written notice if the Borrower or Holdings becomes aware that any payments under this Agreement or other Credit Documents have become subject to Swiss Withholding Tax or Swiss Stamp Tax.  If any determination is made that any such payments have become subject to Swiss Withholding Tax or Swiss Stamp Tax (such determination to be deemed to have occurred upon (i) the Borrower or Holdings giving such notice to the Administrative Agent as described in the preceding sentence, (ii) the Administrative Agent receiving notice thereof from any Swiss tax or other governmental authorities, or any opinion to such effect from Swiss tax counsel or accounting firm, or (iii) the failure of the Borrower or Holdings to provide, at least quarterly, a certification to the effect that no such payments have become subject to Swiss Withholding Tax or Swiss Stamp Tax), then in such event at the written request of the Administrative Agent, the Borrower shall establish and maintain at all times with the Administrative Agent Cash Collateral in an amount sufficient to pay all such taxes that the Administrative Agent determines may become payable for a period of the following three months, pursuant to such collateral account documentation as the Administrative Agent may reasonably require.  The Borrower acknowledges that the failure to have established such Cash Collateral arrangements within fifteen (15) Business Days after such request by the Administrative Agent shall constitute an Event of Default under the terms of this Agreement.  Any funds so held as Cash Collateral shall be subject to release by the Administrative Agent upon its receipt of a tax ruling or other evidence satisfactory to the Administrative Agent to the effect that no payments under this Agreement or other Credit Documents remain subject to Swiss Withholding Tax or Swiss Stamp Tax.

Section 6.10                             Restrictions on Fundamental Changes.  Neither the Borrower nor Holdings shall merge, consolidate, amalgamate or complete a scheme of arrangement with any other Person, or cause or permit any dissolution or winding up of the Borrower or Holdings, or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of the Borrower’s or Holdings’ assets, except that:

(a)                                 The Borrower may merge with or into, or consolidate, amalgamate or complete a scheme of arrangement with, any other Person if upon the consummation of any such merger, consolidation, amalgamation or scheme of arrangement (x) the Borrower is the surviving Person to any such merger, consolidation, amalgamation or scheme of arrangement, or (y) the surviving Person (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of the Borrower under this Agreement and the other Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent with respect to such transactions and assumption agreement, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

(b)                                 Holdings may merge with or into, or consolidate, amalgamate or complete a scheme of arrangement with, any other Person if upon the consummation of any such merger, consolidation, amalgamation or scheme of arrangement (x) Holdings is the surviving Person to any such merger, consolidation, amalgamation or scheme of arrangement, or (y) the surviving Person (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of Holdings under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

(c)                                  The Borrower may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person, so long as (x) such Person is a Subsidiary of the Borrower (or a Person who will contemporaneously therewith become a Subsidiary of the Borrower), and (y) such Subsidiary (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of the Borrower under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new credit agreement and promissory notes, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent; and

(d)                                 Holdings may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person, so long as (x) such Person is a Subsidiary of Holdings (or a

Person who will contemporaneously therewith become a Subsidiary of Holdings), and (y) such Subsidiary (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of Holdings under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

provided that in the case of any transaction described in the preceding clauses (a) through (d), no Default or Event of Default (including, without limitation, pursuant to Section 7.1(j)) shall exist immediately prior to, or after giving effect to, such transaction.

Section 6.11                             Liens.  The Borrower, Holdings, and the other Members of the Consolidated Group shall not create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Borrower or any such other Member of the Consolidated Group, except the following (collectively, the “Permitted Liens”):

(a)                                 Liens existing on the Restatement Effective Date (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate amount of $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more, being described on Schedule 5.16 attached hereto);

(b)                                 Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which the Borrower, Holdings or any other Members of the Consolidated Group are parties or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(c)                                  mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d)                                 Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e)                                  Liens imposed by ERISA (or comparable foreign laws in respect of any Foreign Plan) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f)                                   Liens arising out of judgments or awards against the Borrower, Holdings or any other Member of the Consolidated Group, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower, Holdings or such other Member of the Consolidated Group shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of the Borrower, Holdings and the other Members of the Consolidated Group secured by such Liens shall not exceed the Dollar Equivalent of $125,000,000 at any one time outstanding;

(g)                                  Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Borrower, Holdings or any other Member of the Consolidated Group and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Borrower, Holdings or any other Member of the Consolidated Group;

(h)                                 Liens securing Interest Rate Protection Agreements or Currency Rate Protection Agreements incurred in the ordinary course of business and not for speculative purposes;

(i)                                     Liens on property existing at the time such property is acquired by the Borrower, Holdings or any other Member of the Consolidated Group and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Member of the Consolidated Group and not created in contemplation of such Person becoming a Member of the Consolidated Group (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(j)                                    any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i); provided, however, that the principal amount of Indebtedness or other obligations secured thereby does not exceed the principal amount or the amount of such other obligation, as applicable, secured at the time of such extension, renewal or replacement (other than amounts incurred to pay costs of such extension, renewal or replacement), and that such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced (together with accessions and improvements thereto and replacements thereof);

(k)                                 rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(l)                                     rights reserved to or vested in any Governmental Authority to control, regulate or use any property of a Person;

(m)                             rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(n)                                 encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(o)                                 Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p)                                 Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q)                                 Liens on property securing Non-recourse Debt;

(r)                                    Liens on the stock or assets of SPVs;

(s)                                   other Liens created in connection with securitization programs, if any, of the Borrower, Holdings and the other Members of the Consolidated Group;

(t)                                    Liens securing Indebtedness or other obligations (i) of the Borrower in favor of any wholly owned Subsidiary of the Borrower, (ii) of any wholly owned Subsidiary of the Borrower in favor of the Borrower or another wholly owned Subsidiary of the Borrower, (iii) of any wholly owned Subsidiary of Holdings in favor of Holdings or another wholly owned Subsidiary of Holdings, or (iv) of Holdings in favor of any wholly owned Subsidiary of Holdings;

(u)                                 Liens on assets of any Members of the Consolidated Group at any time such Members constitute Designated Members, so long as any Indebtedness secured by any such Liens does not provide for any recourse against any other Members of the Consolidated Group that are not Designated Members or against the respective assets of such other Members in respect of such Indebtedness;

(v)                                 right of first refusal arrangements, any obligation to offer a Person the option to purchase all or a portion of any asset, non-compete arrangements and other similar arrangements, in each case to the extent not securing Indebtedness for borrowed money; and

(w)                               Liens (not otherwise permitted by clauses (a) through (v) of this Section 6.11) securing Indebtedness (or other obligations) not exceeding at the time of incurrence thereof (together with all such other Liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (w) at such time) ten percent (10%) of Consolidated Tangible Net Worth.

Section 6.12                             Subsidiary Indebtedness.  Neither the Borrower nor Holdings shall permit any other Members of the Consolidated Group (other than Holdings or the Borrower) to incur, assume or suffer to exist any Indebtedness, except:

(a)                                 existing Indebtedness outstanding on the Restatement Effective Date (such Indebtedness, to the extent the principal amount thereof is $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more, being described on Schedule 5.15 attached hereto), and any subsequent extensions, renewals or refinancings thereof (i) so long as such Indebtedness is not increased in amount (other than amounts incurred to pay costs of such extension, renewal or refinancing), the scheduled maturity date thereof is not shortened (except to the extent such shortened maturity date is subsequent to the Maturity Date), any scheduled amortization of principal thereunder prior to the Maturity Date is not shortened, the interest rate per annum applicable thereto is not increased above the then prevailing market rates of interest for similar Indebtedness, and the payments thereunder prior to the Maturity Date are not increased, or (ii) such extensions, renewals or refinancings are otherwise expressly permitted by, and are effected pursuant to, another clause in this Section 6.12 (other than clause (l) hereof);

(b)                                 Indebtedness under the Credit Documents;

(c)                                  intercompany loans and advances to the Borrower or other Members of the Consolidated Group, and intercompany loans and advances from any of such other Members of the Consolidated Group or SPVs to the Borrower or any other Members of the Consolidated Group;

(d)                                 Indebtedness under any Interest Rate Protection Agreements or any Currency Rate Protection Agreements;

(e)                                  Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, and (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed the Dollar Equivalent of $300,000,000 in the aggregate at any time outstanding, provided that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;

(f)                                   Indebtedness of a Person existing at the time such Person becomes a Member of the Consolidated Group or is merged, consolidated or amalgamated with or into the Borrower or any other Member of the Consolidated Group and not incurred in contemplation of such transaction, and extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing);

(g)                                  Indebtedness (i) under Performance Guaranties and Performance Letters of Credit, and (ii) with respect to letters of credit issued in the ordinary course of business;

(h)                                 Indebtedness created in connection with securitization programs, if any;

(i)                                     Indebtedness of any Members of the Consolidated Group at any time such Members constitute Designated Members, so long as such Indebtedness does not provide for any recourse against any other Members of the Consolidated Group that are not Designated Members or against the respective assets of such other Members in respect of such Indebtedness;

(j)                                    Indebtedness (not otherwise permitted under any other clause of this Section 6.12) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (j) at such time) ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”);

(k)                                 other Indebtedness of a Subsidiary not otherwise permitted under any other clause of this Section 6.12 so long as such Subsidiary has in force a Subsidiary Guaranty in substantially the form of Exhibit 6.12, provided that such Subsidiary Guaranty shall contain a provision that such Subsidiary Guaranty and all obligations thereunder of such Subsidiary shall be terminated upon delivery to the Administrative Agent by the Borrower of a certificate stating that (x) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to the preceding clause (j) and this clause (k) is equal to or less than the Subsidiary Debt Basket Amount, and (y) no Default or Event of Default has occurred and is continuing; and

(l)                                     extensions, renewals or replacements of Indebtedness permitted by clauses (b) through (k) of this Section 6.12 that do not increase the amount of such Indebtedness (other than amounts incurred to pay costs of such extension, renewal or refinancing).

Section 6.13                             Use of Property and Facilities; Environmental Laws.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group shall comply in all material respects with all Environmental Laws applicable to or affecting the properties or business operations of the Borrower, Holdings, or any other Member of the Consolidated Group, where the failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 6.14                             Transactions with Affiliates.  Except as otherwise specifically permitted herein, the Borrower, Holdings, and the other Members of the Consolidated Group shall not (except pursuant to contracts and agreements outstanding as of (i) with respect to the Borrower and Holdings, the Restatement Effective Date, or (ii) with respect to any other Member of the Consolidated Group, the Restatement Effective Date or, if later, the date such Person first became a Member of the Consolidated Group, including, without limitation, any Plans or related trusts), enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Affiliate (other than the Borrower, Holdings, or any other Member of the Consolidated Group), including without limitation, the purchase from, sale to or exchange of property with, any merger, consolidation or amalgamation with or into, or the rendering of any service by or for, any Affiliate (other than the Borrower, Holdings, or any other Member of the Consolidated Group), unless such transaction or arrangement or series of related transactions or arrangements are in the ordinary course of business and, taken as a whole, are no less favorable to the Borrower, Holdings, or such other Member of the Consolidated Group than would be obtained in an arms’ length transaction with a Person not an Affiliate (other than the Borrower, Holdings, or any other Member of the Consolidated Group).  Notwithstanding the foregoing, the following transactions and arrangements will not be prohibited by the provisions of this covenant: (a) the declaration or making any lawful dividend or distribution; (b) investments in and other transactions with Affiliates that are joint ventures whose operations are managed or controlled by a Member of the Consolidated Group, where such investments or other transactions are made or effected on customary terms pursuant to the requirements of the business of the Consolidated Group and applicable law; (c) the TP LLC Formation Transactions and TP LLC IPO, and to the extent, if ever, that Caledonia becomes an Affiliate of the Borrower, Holdings or any other Member of the Consolidated Group, the Caledonia Formation Transactions and Caledonia Separation

Transactions, and any other transactions or arrangements between (1) the TP LLC Group on the one hand and the Borrower, Holdings and their respective Subsidiaries on the other hand or (2) the Caledonia Group on the one hand and the Borrower, Holdings and their respective Subsidiaries on the other hand, in each case so long as such transactions and arrangements are fair and reasonable to the Borrower, Holdings and their respective Subsidiaries in all material respects, taking into account the totality of the relationship between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the TP LLC Group or the Caledonia Group, on the other hand; and (d) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Consolidated Group than the transaction or transactions being amended, extended, replaced or modified or, in the case of the TP LLC Group or the Caledonia Group, remains fair and reasonable to the Borrower, Holdings and their respective Subsidiaries in all material respects taking into account the totality of the relationship between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the TP LLC Group or the Caledonia Group, on the other hand.

Section 6.15                             Sale and Leaseback Transactions.  Neither the Borrower nor Holdings will, or will permit any of its Subsidiaries to, enter into, assume, or suffer to exist any Sale-Leaseback Transaction, except any such transaction that may be entered into, assumed or suffered to exist without violating any other provision of this Agreement, including without limitation, Sections 6.11, 6.12 and 6.17.

Section 6.16                             Compliance with Laws; Policies and Procedures.

(a)                                 Without limiting any of the other covenants in this Article 6, the Borrower, Holdings, and the other Members of the Consolidated Group shall (i) conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that this Section 6.16 shall not require the Borrower, Holdings, or any other Member of the Consolidated Group to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (ii) comply in all material respects with all obligations it might have under the Patriot Act and with Anti-Corruption Laws and all Sanctions applicable to any Member of the Consolidated Group.

(b)                                 The Borrower and Holdings shall maintain in effect and enforce policies and procedures intended to ensure compliance by the Borrower, Holdings and all other Members of the Consolidated Group and their respective officers, directors, employees and agents with Anti-Corruption Laws and Sanctions.

Section 6.17                             Indebtedness to Total Tangible Capitalization Ratio.  The Consolidated Group will maintain, as of the end of each fiscal quarter of Holdings, a ratio of Consolidated Indebtedness as at the end of such fiscal quarter to Total Tangible Capitalization as at the end of such fiscal quarter of no greater than 0.60:1.00.

ARTICLE 7  EVENTS OF DEFAULT AND REMEDIES.

Section 7.1                                    Events of Default.  Any one or more of the following shall constitute an Event of Default:

(a)                                 default by the Borrower in the payment of (i) any principal amount of any Revolving Loan when due, or (ii) any Reimbursement Obligation or interest due in respect of the principal amount of any Revolving Loan or any fees or other amounts payable hereunder within three (3) Business Days following the date when due;

(b)                                 default in the observance or performance of any covenant set forth in Section 6.10, 6.11, or 6.17;

(c)                                  default by the Borrower, Holdings, or any other Loan Party in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by the Administrative Agent;

(d)                                 any representation or warranty made or deemed made herein, in any other Credit Document, or in any certificates delivered pursuant to Section 6.6(b), by the Borrower, Holdings, or any other Loan Party proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e)                                  (x) the Borrower, Holdings and/or any other Members of the Consolidated Group shall have failed to pay when due (beyond any applicable grace periods) any principal payments due in respect of Indebtedness in an aggregate principal amount of more than the Dollar Equivalent of $125,000,000 of the Borrower, Holdings, and/or other Members of the Consolidated Group owed to any Persons other than Members of the Consolidated Group (“Material Indebtedness”); provided, that this clause (x) shall not apply to Indebtedness of any Members of the TP LLC Group or any Members of the Caledonia Group during any time that such Members constitute Designated Members as provided herein, in each case so long as such Indebtedness of such Designated Members does not provide for any recourse to any other Members of the Consolidated Group; or (y) any Material Indebtedness of the Borrower, Holdings and/or other Members of the Consolidated Group (whether or not such Members then constitute Designated Members as provided herein) shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be, or otherwise become, due and payable prior to the stated maturity thereof, or be required to be prepaid, redeemed or repurchased prior to such stated maturity, as a result of any default in respect of such Material Indebtedness;

(f)                                   the Borrower, Holdings, or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

(g)                                  a custodian, receiver, trustee, liquidator or similar official is appointed for the Borrower, Holdings or any Significant Subsidiary, or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 7.1(f)(v) is instituted against the Borrower, Holdings or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h)                                 the Borrower, Holdings and any other Members of the Consolidated Group fail within thirty (30) days with respect to any judgments or court orders that are rendered in the United States or sixty (60) days with respect to any judgments or court orders that are rendered in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $125,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i)                                     (x) the Borrower, Holdings or any other Member of the Consolidated Group fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Borrower, Holdings, or any other Members of the Consolidated Group in excess of the Dollar Equivalent of $125,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Borrower, Holdings, or other Members of the Consolidated Group to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities to the Borrower, Holdings or any other Member of the Consolidated Group in excess of the Dollar Equivalent of $125,000,000;

(j)                                    (i) any Person or group of persons acting in concert (as such terms are used in Rule 13d-5 under the Securities and Exchange Act) acquires shares representing 50% or more of voting power of Holdings’ registered shares, or (ii) Holdings fails to own, directly or indirectly, all of the issued and outstanding ordinary shares of the Borrower except as part of a Redomestication Transaction expressly permitted pursuant to Section 6.10; or

(k)                                 the obligations of Holdings pursuant to the Holdings Guaranty or of any Subsidiary Guarantor pursuant to any Subsidiary Guaranty ceases for any reason (other than, with respect to any Subsidiary Guarantor, as expressly permitted under this Agreement) to be in full force and effect, or the Borrower, Holdings, or any other Loan Party shall so assert.

Section 7.2                                    Non-Bankruptcy Defaults.  When any Event of Default (other than those described in subsections (f) or (g) of Section 7.1 with respect to the Borrower or Holdings) has occurred and is continuing, the Administrative Agent shall, by notice to the Borrower: (a) if so directed by the Required Lenders, or may with the consent of the Required Lenders, terminate the remaining Commitments to the Borrower hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, or may with the consent of the Required Lenders, declare the principal of and the accrued interest on all outstanding Revolving Loans to be forthwith due and payable and thereupon all outstanding Revolving Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower and Holdings; and (c) if so directed by the Required Lenders, or may with the consent of the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) in cash the full amount then available for drawing under each outstanding Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders and the Issuing Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrower pursuant to this Section 7.2, shall also promptly send a copy of such notice to the other Lenders and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3                                    Bankruptcy Defaults.  When any Event of Default described in subsections (f) or (g) of Section 7.1 has occurred and is continuing with respect to the Borrower or Holdings, then all outstanding Revolving Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower; and all obligations of the Lenders and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) in cash the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging that the Lenders, the Issuing Banks, and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, the Issuing Banks, and the Administrative Agent shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

Section 7.4                                    Cash Collateral.

(a)                                 If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 7.2 or 7.3, or if Cash Collateral is required to be provided by the Borrower pursuant to Section 2.14 or Section 6.9(d), the Borrower shall forthwith pay in cash the amount required to be so prepaid or provided, to be held by the Administrative Agent, in its capacity as Collateral Agent, as provided in Section 7.4(b).  The Borrower hereby grants to the Administrative Agent for the benefit of the Issuing Banks, the Lenders and the Administrative Agent, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the L/C Obligations and other Collateralized Obligations, to be applied pursuant to Section 7.4(b).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the amount required hereunder, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)                                 All amounts prepaid or provided pursuant to Section 7.4(a) shall be held by the Administrative Agent, in its capacity as Collateral Agent, in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing, being collectively called the “Collateral Account”) as security for, and for application to, the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank, and, with respect to other amounts prepaid as required under Section 7.2 or 7.3, to the payment of the unpaid balance of any Revolving Loans and all other due and unpaid Obligations (collectively, the “Collateralized Obligations”).  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, in its capacity as Collateral Agent, for the benefit of the Issuing Banks, the Administrative Agent, and the Lenders, as pledgee hereunder.  If and when requested by the Borrower, the Collateral Agent shall invest and reinvest funds held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Borrower, provided that (i) interest earned on such investments shall accumulate as part of the Cash Collateral and be retained in the Collateral Account, (ii) other than interest earned on such investments, such Cash Collateral shall not otherwise bear interest, and (iii) the Collateral Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing from the Borrower to any Issuing Bank, the Administrative Agent, or any Lender.  With respect to amounts prepaid by the Borrower as required under Section 7.2 or 7.3, when and if (A) (i) the Borrower shall have made payment of all Collateralized Obligations then due and payable, and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Collateral Agent shall repay to the Borrower any remaining amounts and assets held in the Collateral Account, provided that if the Collateral Account is being released pursuant to clause (A) and any Letter of Credit then remains outstanding, the Borrower, prior to or contemporaneously with such release, shall make arrangements with respect to such outstanding Letters of Credit in the manner described in the first sentence of this Section 7.4(b).  With respect to amounts provided by the Borrower pursuant to the Cash Collateralization requirements of Section 2.14, when and if the Lender or Lenders that were or became the Defaulting Lender or Lenders causing the Cash Collateralization requirements of Section 2.14 to be applicable shall cease to be a Defaulting Lender or Lenders as provided herein, then the Collateral Agent shall release and deliver such Cash Collateral amount or applicable portion thereof upon the written request of the Borrower.  In addition, if the aggregate amount on deposit with the Collateral Agent representing amounts prepaid pursuant to Section 7.2 or 7.3 exceeds the Collateralized Obligations then existing, then the Collateral Agent shall release and deliver such excess amount upon the written request of the Borrower.

Section 7.5                                    Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 7.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 7.6                                    Expenses.  The Borrower agrees to pay to the Administrative Agent, each Issuing Bank, and each Lender all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent, such Issuing Bank, or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Event of Default or the enforcement of any of the Credit Documents.

Section 7.7                                    Distribution and Application of Proceeds.  After the occurrence of and during the continuance of an Event of Default, any payment to the Administrative Agent, any Issuing Bank, or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Administrative Agent, the Issuing Banks, and all Lenders):

(a)                                 First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Banks, or the Lenders under this Agreement or any other Credit Document;

(b)                                 Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Issuing Banks and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and the Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c)                                  Third, to the payment of any due and unpaid fees to the Administrative Agent or any Lender or Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent and each Lender and Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent and all Lenders and Issuing Banks collectively, until all such fees have been paid in full;

(d)                                 Fourth, to the payment of accrued and unpaid interest on the Revolving Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders and the Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

(e)                                  Fifth, to the payment of the outstanding due and payable principal amount of each of the Revolving Loans and the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 7.4(a) has not previously been complied with)), pro rata in the proportion in which the outstanding principal amount of such Revolving Loans and the amount of such outstanding Reimbursement Obligations owing to each Lender and Issuing Bank, together (if Section 7.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, bears to the aggregate amount of all outstanding Revolving Loans, outstanding Reimbursement Obligations and (if Section 7.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit.  In the event that any such Letters of Credit, or any portions thereof, expire without being drawn, any Cash Collateral therefor shall not be distributed by the Administrative Agent until the principal amount of all Revolving Loans and Reimbursement Obligations shall have been paid in full;

(f)                                   Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, Issuing Bank and the Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g)                                  Seventh, to the Borrower or as the Borrower may direct.

ARTICLE 8  CHANGE IN CIRCUMSTANCES.

Section 8.1                                    Illegality.

(a)                                 Notwithstanding any other provisions of this Agreement or any Note, if at any time any Change in Law shall occur that makes it unlawful for any Lender to make or maintain Eurocurrency Loans or to fund any Revolving Loans in any Alternative Currency or the Issuing Bank to issue, extend the expiration date of, or increase the amount of any Letter of Credit or to provide payment thereunder in any Alternative Currency, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrower, and such Lender’s or Issuing Bank’s obligations to fund affected Eurocurrency Loans or make, continue or convert such Eurocurrency Loans under this Agreement, or to issue, extend the expiration date of, or increase the amount of any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Eurocurrency Loans or issue, extend or increase such Letters of Credit.

(b)                                 Upon the giving of the notice to the Borrower referred to in Section 8.1(a) in respect of any such Eurocurrency Loan, and provided the Borrower shall not have prepaid such Eurocurrency Loan pursuant to Section 2.9, (i) any outstanding amount of such Eurocurrency Loan of such Lender shall be automatically converted to a Base Rate Loan in Dollars on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Eurocurrency Loan as a Base Rate Loan in U.S. Dollars, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.

(c)                                  Any Lender or Issuing Bank that has given any notice pursuant to Section 8.1(a) shall, upon determining that it would no longer be unlawful for it to make such Eurocurrency Loans or issue, extend the expiration date of, or increase the amount of such Letters of Credit, give prompt written notice thereof to the Borrower and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Eurocurrency Loans or issue, extend or increase such Letters of Credit shall be reinstated.

Section 8.2                                    Unavailability of Deposits or Inability to Ascertain LIBO Rate.  If on or before the first day of any Interest Period for any Borrowing of Eurocurrency Loans the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to any Change in Law or any other changes in circumstances in the applicable interbank markets since the date hereof, adequate and fair means do not exist for determining the LIBO Rate (including without limitation, the unavailability of matching deposits in the applicable currency) or such rate will not accurately reflect the cost to the Required Lenders of funding Eurocurrency Loans in the applicable currency for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (i) the obligations of the Lenders to fund Revolving Loans in any Alternative Currencies, as the case may be, or to make, continue or convert Revolving Loans as or into such Eurocurrency Loans, or to convert Base Rate Loans into such Eurocurrency Loans, shall be suspended and (ii) each Eurocurrency Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan in U.S. Dollars.

Section 8.3                                    Increased Costs and Reduced Return.

(a)                                 If any Change in Law:

(i)                                     subjects any Lender or Issuing Bank (or its Applicable Lending Office) to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Revolving Loans, Letters of Credit, Commitments, or other obligations under the Credit Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)                                  imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurocurrency Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (or its Applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Applicable Lending Office) or on the London interbank market any other condition, cost or expense (other than Taxes) affecting its Revolving Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participation in any thereof, or its obligation to advance or maintain Revolving Loans, or to issue, extend the expiration date of, or increase the amount of Letters of Credit or participate in any thereof;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its Applicable Lending Office) of advancing, continuing, converting, or maintaining any Revolving Loan, or maintaining its obligation to make any such Revolving Loan, or issuing or maintaining a Letter of Credit or participating therein (or maintaining its obligation to issue, extend the expiration date of, increase the amount of or participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its Applicable Lending Office) in connection therewith under this Agreement or any other Credit Document, then, subject to Section 8.3(d), from time to time, within ten (10) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 8.3(d) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall be obligated to pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs or reductions suffered.

(b)                                 If the Administrative Agent or any Lender or Issuing Bank shall have determined that any Change in Law affecting the Administrative Agent or such Lender or Issuing Bank, or its Applicable Lending Office, regarding liquidity or capital adequacy, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital, or on the capital of any Person controlling such Lender or Issuing Bank, as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s or its controlling Person’s policies with respect to capital adequacy in effect immediately before such Change in Law or compliance) then, subject to Section 8.3(d), from time to time, within ten (10) days after its receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 8.3(d) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such reductions suffered.

(c)                                  If the cost to any Lender of making or maintaining any Revolving Loan to, or participating in any Letter of Credit issued for the account of or made to, the Borrower is increased (or the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) is reduced) by an amount deemed by such Lender to be material, by reason of the fact that the Borrower is incorporated in, or conducts business in, a jurisdiction other than the United States of America, the Cayman Islands, or other Specified Jurisdictions, the Borrower shall, subject to Section 8.3(d), indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent).  A certificate of such Lender claiming compensation under this Section 8.3(c) and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.  Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section 8.3(c) to the extent the increased costs for which such Lender is claiming compensation have been or are being incurred at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor was entitled immediately prior to the assignment to such Lender to receive compensation with respect to such increased costs pursuant to this Section 8.3(c).  The foregoing provisions shall not apply to Taxes on payments by any Loan Party hereunder, which shall be governed solely by Section 3.3.

(d)                                 The Administrative Agent and each Lender and Issuing Bank that determines to seek compensation or additional interest under this Section 8.3 or Section 2.15 shall give written notice to the Borrower and, in the case of a Lender or Issuing Bank other than the Administrative Agent, the Administrative Agent, of the circumstances that entitle the Administrative Agent or such Lender or Issuing Bank to such compensation no later than one hundred eighty (180) days after the Administrative Agent or such Lender or Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder.  In any event the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 180th day preceding such written demand, except if the law, rule, order or interpretation giving rise to such request for compensation has retroactive effect, such one hundred eighty (180) day period shall be extended to include such retroactive period.  The Administrative Agent and each Lender and Issuing Bank shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, additional interest, and any payment under Section 3.3, including, without limitation, the designation of a different Applicable Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent or such Lender or Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that (i) the foregoing shall not in any way affect the rights of any Lender or Issuing Bank or the obligations of the Borrower under this Section 8.3 or Section 2.15, (ii) no Lender or Issuing Bank shall be obligated to make its Eurocurrency Loans hereunder or fund any amount due in respect of a Letter of Credit at any office located in the United States of America, and (iii) the Borrower shall pay the Lender’s reasonable costs and expenses incurred in connection with any such designation of a different Applicable Lending Office.  A certificate of the Administrative Agent or any Lender or Issuing Bank, as applicable, claiming compensation or additional interest under this Section 8.3 or Section 2.15, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent or such Lender or Issuing Bank, as applicable, describing in reasonable detail the calculations thereof, shall be conclusive absent manifest error.  In determining such amount, such Lender or Issuing Bank may use any reasonable averaging and attribution methods.

Section 8.4                                    Lending Offices.  The Administrative Agent and each Lender and Issuing Bank may, at its option, elect to make or maintain its Revolving Loans and issue its Letters of Credit hereunder at its Applicable Lending Office for each type and/or currency of Revolving Loan or Letter of Credit available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or affiliates made at the request of the Borrower, the Borrower shall not be responsible for the costs arising under Section 3.3 or 8.3 resulting from any such transfer to the extent not otherwise applicable to such Lender or Issuing Bank prior to such transfer.

Section 8.5                                    Discretion of Lender as to Manner of Funding.  Subject to the other provisions of this Agreement, each Lender and Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans and Letters of Credit in any manner it sees fit.

Section 8.6                                    Replacement of Lender or Issuing Bank.  If (a) any Lender or Issuing Bank has demanded compensation or additional interest or given notice of its intention to demand compensation or additional interest under Section 8.3 or Section 2.15, (b) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 3.3(g) or withdraws or cancels any previously submitted form with no substitution therefor, (c) any Lender or Issuing Bank gives notice of any Change in Law pursuant to Section 8.1, (d) any Lender or Issuing Bank has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties or such Lender or Issuing Bank is otherwise a Defaulting Lender, (e) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n)(1)(B), (f) any Taxes referred to in Section 3.3 or 10.3 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such Taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender or Issuing Bank, or other reimbursement or indemnification of any Lender or Issuing Bank, as a result thereof, (g) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Borrower that has otherwise been approved by the Required Lenders, (h) any Lender is a Declining Lender or (i) any Issuing Bank gives notice pursuant to Section 2.12(a)(ii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank, then and in any such event, upon request from the Borrower delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender or Issuing Bank shall assign, in accordance with the provisions of Section 10.10(a) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Borrower and (in the case of a commercial banking institution other than a Lender) reasonably satisfactory to the Administrative Agent, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.11, 2.15, 3.3, 8.3 and 10.13.  Notwithstanding the foregoing, a Lender or Issuing Bank shall not be required to make such assignment if (i) prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrower to request such assignment cease to apply, (ii) in the case of an assignment resulting from a Lender declining to consent as described in clause (g) of the preceding sentence, the applicable assignee shall not have consented to the applicable modification or waiver, (iii) in the case of an assignment resulting from a claim for payments or compensation by such Lender or Issuing Bank pursuant to Section 2.15, 3.3 or 8.3, such assignment will not result in a reduction in such payments or compensation, or (iv) such assignment conflicts with applicable law.

ARTICLE 9  THE AGENTS AND ISSUING BANKS.

Section 9.1                                    Appointment and Authorization of Agents.

(a)                                 Each Lender and Issuing Bank hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent and the Collateral Agent under the Credit Documents and hereby authorizes the Administrative Agent and the Collateral Agent to take such actions on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and Collateral Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent and Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 None of the other Lenders appointed as one of the Other Agents, nor any of the Joint Lead Arrangers, shall have any duties, responsibilities, or obligations hereunder in such capacity.

Section 9.2                                    Rights and Powers.  The Administrative Agent, the Collateral Agent, and the Other Agents shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, the Collateral Agent, or an Other Agent, and the Administrative Agent, the Collateral Agent, and the Other Agents and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, Holdings, or any other Members of the Consolidated Group or their Affiliates as if it were not an Administrative Agent, Collateral Agent, or an Other Agent under the Credit Documents.  The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes the Administrative Agent, the Collateral Agent, and the Other Agents in their respective individual capacities as a Lender.

Section 9.3                                    Actions by Administrative Agent and Collateral Agent.

(a)                                 The obligations of the Administrative Agent and the Collateral Agent under the Credit Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; and

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or other insolvency law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or other insolvency law.

(b)                                 Unless and until the Required Lenders (or, if required by Section 10.11, all of the Lenders) give such direction (including, without limitation, the giving of a notice of Default as described in Section 7.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  Each of the Administrative Agent and the Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Credit Documents do not require the Administrative Agent or the Collateral Agent to take specific action, the Administrative Agent and the Collateral Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Notes.

Section 9.4                                    Consultation with Experts.  Each of the Administrative Agent and the Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5                                    Exculpatory Provisions; Credit Decisions.

(a)                                 Neither the Administrative Agent nor the Collateral Agent nor any of their Related Parties shall be liable for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or (ii) in the absence of their own gross negligence, bad faith, or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.  Neither the Administrative Agent nor the Collateral Agent nor any of their Related Parties shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other Member of the Consolidated Group contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article 4, except receipt of items expressly required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent and the Collateral Agent make no representation of any kind or character with respect to any such matters mentioned in this sentence.  The Administrative Agent and the Collateral Agent may execute any of their duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent and the Collateral Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent and the Collateral Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents.  The Administrative Agent and the Collateral Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such payee in form satisfactory to such Administrative Agent.

(b)                                 Each Lender acknowledges that it has independently, and without reliance on the Administrative Agent, the Collateral Agent or any other Lender, obtained such information and made such investigations and inquiries regarding the Borrower, Holdings, and the other Members of the Consolidated Group as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents.  It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Borrower, Holdings, and the other Members of the Consolidated Group, and the Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Lender for such matters.  The Administrative Agent and the Collateral Agent shall have no duty to disclose to the Lenders information that is not expressly required by any Credit Document to be furnished to it and the Lenders by the Borrower, Holdings, or any other Members of the Consolidated Group at such time, but is voluntarily furnished to the Administrative Agent or Collateral Agent.

Section 9.6                                    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank prior to the making of such Revolving Loan or the issuance of such Letter of Credit.

Section 9.7                                    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding in respect of any Bankruptcy Event or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or Holdings) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal, interest and fees owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel) and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent hereunder allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Section 9.8                                    Collateral and Guaranty Matters.

(a)                                 The Lenders and Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)                                     to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 10.11, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)                                  to release any Subsidiary Guarantor from its obligations under its Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction not prohibited under the Credit Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty, pursuant to this Section 9.8(a).

(b)                                 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or the Issuing Banks for any failure to monitor or maintain any portion of such Collateral.

Section 9.9                                    Indemnity.  The Lenders shall ratably, in accordance with their Applicable Percentages, indemnify and hold the Administrative Agent, the Collateral Agent, and their Related Parties harmless from and against any liabilities, losses, costs or expenses suffered or incurred by any of them in such capacities under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower or any other Loan Party, and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section 9.9 shall survive termination of this Agreement.

Section 9.10                             Resignation.

(a)                                 Resignation of Agents.  The Administrative Agent and the Collateral Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent or any Collateral Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), shall have the right to appoint a successor Administrative Agent or Collateral Agent, as the case may be.  If no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent, as the case may be, may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000.  Upon the acceptance of its appointment as the Administrative Agent or the Collateral Agent hereunder, such successor Administrative Agent or Collateral Agent, as the case may be, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or Collateral Agent, as the case may be, under the Credit Documents.  Whether or not a successor Administrative Agent or Collateral Agent shall have been so appointed, the resignation of the Administrative Agent or Collateral Agent shall become effective on the date specified in its notice of resignation, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Article 9 and all protective provisions of the other Credit Documents shall thereafter continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be.

(b)                                 Resignation of Issuing Banks.  If at any time any Issuing Bank assigns all of its Commitment and Revolving Loans pursuant to Section 10.10(a), such Issuing Bank may, upon 30 days’ prior written notice to the Borrower, the Administrative Agent, and the Lenders, resign as Issuing Bank.  In such event, the Borrower may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank.  Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12).  Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

Section 9.11                             Sub-Agents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more Sub-Agents appointed by the Administrative Agent.  The Administrative Agent and any such Sub-Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article 9 shall apply to any such Sub-Agent and to the Related Parties of the Administrative Agent and any such Sub-Agent, and shall apply to their respective activities in connection with the activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any Sub-Agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such Sub-Agents.

ARTICLE 10  MISCELLANEOUS.

Section 10.1                             No Waiver.  No delay or failure on the part of the Administrative Agent or any Lender or Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under this Agreement or any other Credit Document, or any departure from the terms of this Agreement or any other Credit Document on any occasion, shall operate as a waiver thereof or as an acquiescence in any Default or Event of Default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy.  Without limiting the generality of the foregoing, the making or continuation of any Revolving Loans or issuance, extension of the expiration date, or increase in the amount of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.  To the fullest extent permitted by applicable law, the powers, rights and remedies under this Agreement and the other Credit Documents of the Administrative Agent, the Lenders, the Issuing Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 10.2                             Non-Business Day.  Subject to Section 2.4, if any payment of principal or interest on any portion of any Revolving Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Revolving Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 10.3                             Documentary Taxes.  The Borrower agrees that it will pay any documentary, stamp, debt issuance, or similar taxes payable with respect to this Agreement and the other Credit Documents (including, without limitation, any Swiss Stamp Tax) that may be levied or otherwise become payable on any Revolving Loans or this Agreement, any Note, any Subsidiary Guaranty, or any other Credit Document under the laws of any jurisdiction, including interest and penalties, in the event any such taxes are levied or assessed, irrespective of when such levy or assessment is made, other than any such taxes imposed as a result of any transfer of an interest in a Credit Document.  Each Lender and Issuing Bank that determines to seek compensation under this Section 10.3 shall give written notice to the Borrower and, in the case of a Lender or Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender or Issuing Bank to such compensation no later than one hundred eighty (180) days after such Lender or Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder.  In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 180th day preceding such written demand.

Section 10.4                             Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as the Borrower has any Obligation hereunder or any Commitment hereunder is in effect.

Section 10.5                             Survival of Indemnities.  All indemnities and all provisions relative to reimbursement to the Lenders and Issuing Bank of amounts sufficient to protect the yield of the Lenders and Issuing Bank with respect to the Revolving Loans and the L/C Obligations, including, but not limited to, Sections 2.11, 2.15, 3.3, 7.6, 8.3, 10.3, and 10.13 hereof, shall, subject to Section 8.3(c), survive the termination of this Agreement and the other Credit Documents and the payment of the Revolving Loans and all other Obligations and, with respect to any Lender or Issuing Bank, any replacement by the

Borrower of such Lender or Issuing Bank pursuant to the terms hereof, in each case for a period of one (1) year.

Section 10.6                             Setoff; Sharing of Payments.

(a)                                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and Issuing Bank is hereby authorized by the Borrower, Holdings, and each other Loan Party at any time or from time to time, without notice to the Borrower, Holdings, or any other Loan Party or other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender or Issuing Bank to or for the credit or the account of the Borrower, Holdings, or any other Loan Party, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower, Holdings, or any other Loan Party to that Lender or Issuing Bank or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or Issuing Bank shall have made any demand hereunder, or the obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or other obligation; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender or Issuing Bank shall promptly give notice to the Borrower and the Administrative Agent of any action taken by it under this Section 10.6(a), provided that any failure of such Lender or Issuing Bank to give such notice shall not affect the validity of such setoff.

(b)                                 Each Lender and Issuing Bank agrees with each other Lender and Issuing Bank a party hereto that if such Lender or Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Revolving Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders and Issuing Banks hereunder, then such Lender or Issuing Bank shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Revolving Loans and L/C Obligations and participations therein held by each such other Lender as shall be necessary to cause such Lender or Issuing Bank to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender or Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Bank, the related purchases from the other Lenders or Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  The provisions of this Section 10.6(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 10.6(b) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 10.7                             Notices.

(a)                                 Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or other electronic means) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by written notice to the Administrative Agent and the Borrower, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, facsimile numbers, or telephone numbers set forth on their applicable Administrative Questionnaire or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Borrower, the Administrative Agent, and the Issuing Banks:

To the Borrower:	Transocean Inc.
P. O. Box 10342
70 Harbour Drive, 4th Floor
George Town, Grand Cayman KYI-1003
Cayman Islands
	Attention:	C. Stephen McFadin, President
	Fax No.:	(345) 745-4504
	E-mail:	Steve.McFadin@deepwater.com

with a copy to:	Transocean Offshore Deepwater Drilling Inc.
4 Greenway Plaza
Houston, Texas 77046
	Attention:	R. Thaddeus Vayda, Vice President,
Investor Relations and Communications
	Fax No.:	(713) 232-7027
	E-mail:	Thad.Vayda@deepwater.com

To Holdings:	Transocean Ltd.
Chemin de Blandonnet 10
CH-1214 Vernier
Geneva, Switzerland
	Attention:	Esa Ikäheimonen Executive Vice President,
Chief Financial Officer
	Fax:	41-22-930-9094
	E-mail:	Esa.Ikaheimonen@deepwater.com

To the Administrative Agent:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Ops 2, Floor 3
Newark, Delaware 19713
	Attention:	(1)	Tesfaye Anteneh
			Fax:	(302) 634-1417
			E-mail:	tesfaye.a.anteneh@jpmorgan.com
		(2)	Brittany Tidwell
			Fax:	(302) 643-1417
			E-mail:	brittany.m.tidwell@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor East
Mail Code TX2-E120
Houston, Texas 77007
	Attention:	Helen Carr, Managing Director
	Fax:	(832) 518-2311
	E-mail:	Helen.Carr@jpmorgan.com

To the Sub-Agent:	J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP
United Kingdom
	Attention:	Lisa Koh/Belinda Lucas
	E-mail:	loan_and_agency_london@jpmorgan.com

To the Issuing Banks:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Ops 2, Floor 3
Newark, Delaware 19713
	Attention:	(1)	Tesfaye Anteneh
			Fax:	(302) 634-1417
			E-mail:	tesfaye.a.anteneh@jpmorgan.com
and jpm.standbylc.ccb@jpmorgan.com

		(2)	Brittany Tidwell
			Fax:	(302) 643-1417
			E-mail:	brittany.m.tidwell@jpmorgan.com
and jpm.standbylc.ccb@jpmorgan.com

Citibank, N.A.
1615 Brett Road, Building III
New Castle, Delaware 19720
	Attention:	Kamaleshwar Rajaram
	Fax:	(646) 274-5000
	Email:	GLOriginationOps@citigroup.com

DNB Bank ASA, New York Branch
200 Park Avenue, 31st Floor
Americas/Trade Finance
New York, NY 10166
Attention:	(1)	Medhat Osman
		Fax:	(212) 681-3900
		E-mail:	medhat.osman@dnb.no

	(2)	Marybelle Ortiz
		Fax:	(212) 681-4123
		E-mail:	marybelle.ortiz@dnb.no

The Bank of Tokyo-Mitsubishi UFJ, Ltd. NY
1251 Avenue of the Americas
New York, New York 10020-1104
Attention:	International Operations Department /
Standby LC Section
Fax:	(201) 521-2312; (201) 521-2336
E-mail:	abondi@us.mufg.jp; rdioquino@us.mufg.jp;
iod_sblc@us.mufg.jp

Crédit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, New York 10019
Attention:	L/C Dept.
Fax:	(732) 590-9697

Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
Houston, Texas 77002
Attention:	T. Alan Smith
Fax:	(713) 739-1087
E-mail:	smitha3@wellsfargo.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in Section 10.7(b), shall be effective as provided in Section 10.7(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article 2  if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by Electronic Systems.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Electronic Systems.

(i)                                     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on an Electronic System.

(ii)                                  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Electronic System and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through any Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 10.7, including through any Electronic System.

Section 10.8                             Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

Section 10.9                             Successors and Assigns.  This Agreement shall be binding upon the Borrower, Holdings, each of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent, and their respective successors and assigns, and shall inure to the benefit of the Borrower, Holdings, each of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent, and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) except as provided in Section 6.10, neither the Borrower, Holdings, nor any other Loan Party may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent, (ii) the Administrative Agent and the Collateral Agent may not assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 9, and (iii) no Lender or Issuing

Bank may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.10.  Nothing in this Agreement, express or implied, shall be construed to confer on any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and to the extent expressly contemplated hereby, the Related Parties of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent, the Other Agents, and the Indemnified Parties as defined in Section 10.13) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Any Lender that is a Fund may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it to a trustee for such Fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release any Lender from any of its obligations hereunder or substitute any such trustee for such Lender as a party hereto, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely with such Lender in connection with the rights and obligations of such Lender under this Agreement.

Section 10.10                      Sales and Transfers of Borrowings and Notes; Participations.

(a)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Revolving Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (i)(B) of this Section 10.10(a) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in clause (i)(A) of this Section 10.10(a), the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans and the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this Section 10.10(a) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                               the consent of each Issuing Bank shall be required (such consent not to be unreasonably withheld or delayed).

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (I) the Borrower, Holdings, or any of the Borrower’s or Holdings’ Affiliates or Subsidiaries or (II) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (II).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the foregoing provisions, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.10(b), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 8.3 and Section 10.13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.10(c).

(b)                                 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Participations.  Any Lender may at any time, upon written notice to the Borrower but without the consent of the Borrower, the Administrative Agent, or any Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.9 and Section 10.13(c) with respect to any participation interests sold by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.11(i) (A), (B) or (C) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.15, 3.3, and 8.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(g) (it being understood that the documentation required under Section 3.3(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.10(a); provided, that such Participant (A) agrees to be subject to the provisions of Section 8.4 and Section 8.6 as if it were an assignee under Section 10.10(a); and (B) shall not be entitled to receive any greater payment under Sections 2.15, 3.3 or 8.3 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.6 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender; provided, that such Participant also agrees to be subject to Section 10.6 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans and other Obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Loans, Letters of Credit or its other Obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a Party hereto.

(e)                                  Certain Transfers.  If, pursuant to this Section 10.10 any interest in this Agreement or any Revolving Loan or Note is transferred to any transferee (including by reason of a change of the Applicable Lending Office of the Lender with respect to such Loan or Note) which is (1) organized under the laws of any jurisdiction other than the United States of America or any State thereof, or (2) organized under the laws of the United States of America or any State thereof and disregarded for U.S. federal income tax purposes as an entity separate from a person organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender, the Administrative Agent and the Borrower two duly completed and signed copies of either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder if such payments were U.S. source), (ii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the transferor Lender, the Administrative Agent and the Borrower new forms as contemplated by Section 3.3(g) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption, and (iii) to represent and warrant to the transferor Lender, the Administrative Agent and the Borrower that the transferee is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to all payments to be received pursuant to any Credit Document as if such payments were U.S. source (or to furnish to the transferor Lender, the Administrative Agent and the Borrower the applicable U.S. Internal Revenue Service forms certifying that the transferee is entitled to such exemption).

Section 10.11                      Amendments, Waivers and Consents.  Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (a) by the Borrower, (b) by the Required Lenders (subject to Section 2.14(b)), and (c) if the rights or duties of the

Administrative Agent, Collateral Agent, or the Other Agents are affected thereby, by the Administrative Agent, Collateral Agent, or the Other Agents, as the case may be, provided however, that:

(i)                                     no amendment or waiver shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) (other than in accordance with Section 2.16), postpone or extend the Commitment Termination Date or Maturity Date without the consent of all Lenders, (C) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Revolving Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, (D) release any Collateral for any Collateralized Obligations (other than as provided in accordance with Section 7.4) without the consent of all Lenders or (E) release Holdings from its obligations under the Holdings Guaranty or, except as otherwise expressly permitted under this Agreement, release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranties without the consent of all Lenders;

(ii)                                  no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 10.11 or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Credit Documents, or any provision providing for the pro rata nature of payments by or to Lenders; and

(iii)                               no amendment or waiver shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, Collateral Agent, or any Issuing Bank (including, without limitation, any such rights, duties or obligations pursuant to Section 2.12, Section 2.14, and Section 7.4) without the consent of the Administrative Agent, Collateral Agent, or such Issuing Bank, as the case may be;

and provided further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.12                      Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13                      Legal Fees and Other Costs; Indemnification; Damages Waiver.

(a)                                 The Borrower, upon demand by the Administrative Agent, agrees to pay the reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of legal counsel to the Administrative Agent) in connection with the preparation and execution of the Credit Documents (limited to a single law firm as counsel in each appropriate jurisdiction (and which may include a special or local counsel acting in one or more jurisdictions) and such other counsel as may be engaged with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed)), and any amendment, waiver or consent related thereto (including in respect of any workout or restructuring in respect of the Revolving Loans or Letters of Credit), whether or not the transactions contemplated herein or therein are consummated.

(b)                                 The Borrower further agrees to indemnify each Lender, Issuing Bank, the Administrative Agent, the Collateral Agent, the Other Agents, and their respective Related Parties (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and other reasonable out-of-pocket expenses of litigation or preparation therefor,  whether or not such Indemnified Party is a party thereto) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Revolving Loans, any Letter of Credit, or the application or proposed application by the Borrower, Holdings, or any other Member of the Consolidated Group of the proceeds of any Revolving Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), Issuing Bank, or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any use made or proposed to be made by the Borrower of the proceeds of any Revolving Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Revolving Loan or Letter of Credit, and (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder) or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower, Holdings, or any other Member of the Consolidated Group, regardless of whether caused by, or within the control of, the Borrower, Holdings, or any other Member of the Consolidated Group; provided, however, that (x) the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party’s gross negligence, or willful or unlawful misconduct, or material breach of its express contractual obligations under this Agreement, as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (y) the Borrower’s obligations to pay or reimburse the Indemnified Parties for legal fees and expenses shall be limited to (1) the reasonable and documented legal fees and expenses of a single law firm as counsel for all such Indemnified Parties, taken together, in each appropriate jurisdiction (which may include in each case another law firm as special or local counsel acting in one or more of multiple jurisdictions), except that in the case where an Indemnified Party determines in good faith that a conflict of interest does or may exist in connection with such legal representation and such Indemnified Party advises the Borrower of such actual or potential conflict of interest and engages its own separate counsel, the reasonable and documented legal fees and expenses of such separate counsel shall also be paid or reimbursed, and (2) other reasonable out-of-pocket expenses (other than legal fees and expenses as described in clause (1) above) incurred in investigating or defending any of the foregoing, and (z) the Borrower shall not be liable pursuant to this Section 10.13(b) for any amounts claimed in respect of litigation, investigations, proceedings or claims solely between Indemnified Parties in respect of actions or omissions of any Indemnified Parties and not arising out of any acts or omissions of the Borrower or its affiliates (other than any such matters in respect of the Administrative Agent acting in its capacity or fulfilling its role in such capacity).  The Borrower, upon demand by the Administrative Agent, the Collateral Agent, the Other Agents or any Lender or Issuing Bank at any time, shall reimburse such Agent or such Lender or Issuing Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence.  Each Indemnified Party agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnified Party and approved by the Borrower, which approval shall not be unreasonably withheld or delayed.

Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, that the Indemnified Party shall not be restricted from settling or compromising any such claim if the Indemnified Party waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 10.13(b) to any Related Party of such Indemnified Party.

(c)                                  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.13(a) or 10.13(b) to be paid by it to the Administrative Agent (or any Sub-Agent thereof), any Issuing Bank, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Revolving Credit Exposures at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such Sub-Agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such Sub-Agent) or such Issuing Bank in connection with such capacity.  The obligations of the Lenders under this Section 10.13(c) are several (and not joint and several).

(d)                                 To the fullest extent permitted by applicable law, no Indemnified Party and neither the Borrower, Holdings, nor any other Loan Party shall assert, and hereby waives, any claim against any Indemnified Party, the Borrower, Holdings or any other Loan Party, or any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnified Party referred to in Section 10.13(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)                                  Each party’s obligations under this Section 10.13, together with its obligations (if any) pursuant to Section 3.3(d) and (e) and Section 9.9 shall survive the termination of this Agreement and the other Credit Documents and the payment of the Obligations owing hereunder and thereunder.

Section 10.14                      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A)                               THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THERETO, AND ANY CLAIMS, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) ARISING THEREFROM OR RELATING THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(B)                               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, HOLDINGS, AND ANY OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR

EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SOLELY FOR THE PURPOSE OF ADJUDICATING AND ENFORCING ITS RIGHTS OR OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND RELATED TRANSACTIONS, TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER, HOLDINGS, OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.

(C)                               EACH OF THE BORROWER, HOLDINGS, AND ANY OTHER LOAN PARTY HEREBY (1) IRREVOCABLY DESIGNATES CAPITOL SERVICES, INC., 1218 CENTRAL AVENUE, SUITE 100, ALBANY, NEW YORK 12205, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER, HOLDINGS, AND ANY OTHER LOAN PARTY TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, HOLDINGS, AND ANY OTHER LOAN PARTY, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO, AND (2) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK, OR BY NOTICE GIVEN IN ACCORDANCE WITH SECTION 10.7, IN ANY SUCH LEGAL ACTION OR PROCEEDING.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)                               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER, HOLDINGS, OR ANY OTHER LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION

OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE BORROWER, HOLDINGS, AND SUCH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(E)                               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15                      Confidentiality.

(a)                                 Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to their respective Affiliates and to existing and prospective Lenders, Participants and counterparties to any hedge agreement or swap or derivative transaction relating to the Borrower’s Obligations, and in each case to their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (v) with the consent of the Borrower, (vi) to any rating agency or insurer or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, in each case when required by it, provided that, prior to any disclosure, such agency or insurer shall acknowledge in writing the confidential nature of such Information received by it from any Lender, Issuing Bank or the Administrative Agent, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.15(a), or (y) becomes available on a non-confidential basis from a source other than the Borrower or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Administrative Agent, the Issuing Bank or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower.  For purposes hereof, “Information” means all information received by the Lenders from the Borrower, Holdings, or their respective Subsidiaries relating to Members of the Consolidated Group or their respective businesses, other than any such information that is available to the Administrative Agent, the Lenders or the Issuing Banks on a non-confidential basis prior to such receipt by the Administrative Agent, the Lenders or the Issuing Banks, as the case may be, excluding any Information from a source which, to the actual knowledge of the Administrative Agent, the Issuing Bank or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower, Holdings, or their respective Subsidiaries.  The Administrative Agent, the Lenders, and the Issuing Banks shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

(b)                                 Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(c)                                  All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about each of the Borrower and its Related Parties or securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, State, provincial, territorial and foreign securities laws.

Section 10.16                      Effect of Inclusion of Exceptions.  It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 10.17                      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.18                      Currency Conversion.  All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Revolving Loans funded, or Reimbursement Obligations with respect to Letters of Credit issued, in any Alternative Currencies, which shall be repaid, including interest thereon, in the applicable Alternative Currency (such applicable Alternative Currency so required for payment of such Obligations referred to as the “Obligation Currency”).  If the Borrower fails to make any payment due hereunder for any Obligation that is payable in any Alternative Currency, and the Administrative Agent or the applicable Issuing Bank obtains funds in Dollars (through exercise of setoff rights or rights in respect of Collateral) for application against such unpaid Obligations, then the Administrative Agent or such Issuing Bank may, at its option (and the Borrower hereby irrevocably authorizes the Administrative Agent or such Issuing Bank to), convert such funds into the applicable Obligation Currency at the rate determined by the Administrative Agent or such Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of such Obligation Currency with the currency of actual payment through its or its Affiliate’s principal foreign exchange trading office at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from any recognized currency exchange rate reporting service or from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the applicable Obligation Currency.  The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the applicable Obligation Currency into the applicable Obligation Currency any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any), as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the applicable Obligation Currency, and (iii) any amount due from the Borrower under this Section 10.18 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.  For the avoidance of doubt, the parties affirm and agree that neither the fixing of the conversion rate of Sterling against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended from time to time, nor the conversion of the Obligations under this Agreement from Sterling into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events.  As of the date that Sterling is no longer the lawful currency of the United Kingdom, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.  If, in relation to the currency of any member state of the European Union that adopts the Euro as its lawful currency, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or European interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided, that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

Section 10.19                      Exchange Rates.

(a)                                 Determination of Exchange Rates.  Not later than 2:00 P.M. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in any Alternative Currency, the applicable Issuing Bank shall determine the Exchange Rate as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its affiliates (the “Issuing Bank Exchange Rate”) and give prompt notice thereof to the Administrative Agent.  No later than 4:00 P.M. (London time) on each such Calculation Date, (i) the Administrative Agent shall (i) determine the Exchange Rate (other than the Issuing Bank Exchange Rate, if applicable) as of such Calculation Date with respect to any Alternative Currencies, and (ii) give notice thereof, together with notice of the applicable Issuing Bank Exchange Rate, if applicable, to the Lenders and the Borrower.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.18 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalent of any amounts of any Alternative Currencies.  Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Issuing Bank Exchange Rate to the Administrative Agent pursuant to the provisions of this Section 10.19(a), the Administrative Agent may determine such rate in accordance with the definition of Exchange Rate and shall have no liability to such Issuing Bank for such determination.

(b)                                 Notice of Alternative Currency Loans and Letters of Credit.   Not later than 2:00 P.M. (London time) on each Reset Date and each date on which Revolving Loans and/or Letters of Credit denominated in any Alternative Currencies are made or issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Issuing Bank Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent.  Not later than 5:00 P.M. (New York time) on each Reset Date and each date on which Revolving Loans and/or Letters of Credit denominated in any Alternative Currencies are made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the Revolving Loans and L/C Obligations denominated in such Alternative Currencies (after giving effect to any Revolving Loans and/or Letters of Credit denominated in such Alternative Currencies being made, issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Borrower of the results of such determination and (iii) notify each Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.

Section 10.20                      Change in Tax Laws.  If there is a material change in federal, state or foreign tax laws which materially affects the ability of any of the Borrower, Holdings, and other Members of the Consolidated Group to comply with the financial covenants, standards or terms found in this Agreement, the Borrower, Holdings, and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of any of the Borrower, Holdings, and other Members of the Consolidated Group shall be the same after such changes as if such changes had not been made.  Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 10.21                      Final Agreement.  This Agreement and the other Credit Documents constitute the entire understanding among the Loan Parties, the Lenders, the Issuing Banks, and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents.  There are no unwritten oral agreements between the parties.

Section 10.22                      Officer’s Certificates.  It is not intended that any certificate of any officer or director of the Borrower or Holdings delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 10.23                      Amendment and Restatement of Existing Credit Facility.  This Agreement continues in effect the Existing Credit Agreement, and the Existing Credit Agreement shall be amended and restated in its entirety by the terms and provisions of this Agreement, which shall supersede all terms and provisions of the Existing Credit Agreement effective from and after the Restatement Effective Date.  This Agreement is not intended to, and shall not, constitute a novation of any indebtedness or other obligations owing by any Loan Party under the Existing Credit Agreement or a waiver or release of any indebtedness or other obligations owing, or any Defaults or Events of Default (each as defined in the Existing Credit Agreement) existing, under the Existing Credit Agreement based on any facts or events occurring or existing at or prior to the execution and delivery of this Agreement.  On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all Revolving Loans, L/C Obligations, and other Obligations (each as defined in the Existing Credit Agreement) of the Borrower that are not being paid on such date and remain outstanding as of such date under the Existing Credit Agreement, shall be deemed to be Revolving Loans, L/C Obligations, and other Obligations outstanding under the corresponding facilities described herein, without further action by any Person, except as provided in Section 4.3.

Section 10.24                      Patriot Act Notice, etc.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and Holdings that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and Holdings, which information includes the name and address of the Borrower and Holdings and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and Holdings in accordance with the Patriot Act.  The Borrower and Holdings shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and as may be required by bank regulatory authorities under applicable “Know your Customer” rules and regulations.

Section 10.25                      No Fiduciary Duty.  Each of the Administrative Agent, each Other Agent, each Lender and their respective affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower or Holdings.  Each of the Borrower and Holdings agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of the Lender Parties and the Borrower or Holdings or their respective shareholders or Affiliates.  Each of the Borrower and Holdings acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower and Holdings, on the other, (ii) in connection therewith and with the process leading to such transaction, each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower, Holdings or any other Loan Party or its management, stockholders, creditors or any other Person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, Holdings or any other Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its Affiliates has advised or is currently advising the Borrower, Holdings or any other Loan Party on other matters) or any other obligation to the Borrower, Holdings or any other Loan Party except the obligations expressly set forth in the Credit Documents and (iv) each of the Borrower and Holdings has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each of the Borrower and Holdings further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the Borrower and Holdings agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, Holdings or any other Loan Party in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

TRANSOCEAN INC.,
As Borrower

By:	/s/ William H. Gammerdinger
	Name:	William H. Gammerdinger
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
As Administrative Agent, an Issuing Bank, and a Lender

By:	/s/ Robert Traband
	Name:	Robert Traband
	Title:	Managing Director

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

CITIBANK, N.A.,
As Co-Syndication Agent, an Issuing Bank,
and a Lender

By:	/s/ Andrew Sidford
	Name:	Andrew Sidford
	Title:	Vice President

DNB CAPITAL LLC,
As a Lender

By:	/s/ Barbara Gronquist
	Name:	Barbara Gronquist
	Title:	Senior Vice President

By:	/s/ Stian Lovseth
	Name:	Stian Lovseth
	Title:	First Vice President

DNB BANK ASA,
New York Branch,
As Co-Syndication Agent and Issuing Bank

By:	/s/ Barbara Gronquist
	Name:	Barbara Gronquist
	Title:	Senior Vice President

By:	/s/ Stian Lovseth
	Name:	Stian Lovseth
	Title:	First Vice President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
As a Lender and an Issuing Bank

By:	/s/ Andrew Oram
	Name:	Andrew Oram
	Title:	Managing Director

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK,
As a Lender and an Issuing Bank

By:	/s/ Page Dillehunt
	Name:	Page Dillehunt
	Title:	Managing Director

By:	/s/ Michael D. Willis
	Name:	Michael D. Willis
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As a Lender and an Issuing Bank

By:	/s/ T. Alan Smith
	Name:	T. Alan Smith
	Title:	Managing Director

BANK OF AMERICA, N.A.,
As a Lender

By:	/s/ Alia Qaddumi
	Name:	Alia Qaddumi
	Title:	Vice President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

BARCLAYS BANK PLC,
As a Lender

By:	/s/ Irina Dimova
	Name:	Irina Dimova
	Title:	Vice President

CREDIT SUISSE AG, ZURICH,
As a Lender

By:	/s/ Ronnie Mueller
	Name:	Ronnie Mueller
	Title:	Director

By:	/s/ Samuel Schneeberger
	Name:	Samuel Schneeberger
	Title:	Assistant Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
As a Lender

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/s/ Samuel Miller
	Name:	Samuel Miller
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA,
As a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A.,
As a Lender

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

BNP PARIBAS,
As a Lender

By:	/s/ Sriram Chandrasekaran
	Name:	Sriram Chandrasekaran
	Title:	Director

By:	/s/ Julien Pecoud-Bouvet
	Name:	Julien Pecoud-Bouvet
	Title:	Vice President

STANDARD CHARTERED BANK,
As a Lender

By:	/s/ Steven Aloupis
	Name:	Steven Aloupis
	Title:	Managing Director

By:	/s/ Hsing H. Huang
	Name:	Hsing H. Huang
	Title:	Associate Director

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

ICICI BANK LTD., NEW YORK BRANCH,
As a Lender

By:	/s/ Akashdeep Sarpal
	Name:	Akashdeep Sarpal
	Title:	Country Head

THE BANK OF NEW YORK MELLON,
As a Lender

By:	/s/ Hussam Alsahlani
	Name:	Hussam Alsahlani
	Title:	Vice President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

Schedule 1.1-C

COMMITMENT AMOUNTS AS OF JUNE 30, 2014

PART I. Lender	Commitment	Percentage

JPMorgan Chase Bank, N.A.	$260,000,000	8.666667%

Citibank, N.A.	$260,000,000	8.666667%

DNB Capital LLC	$260,000,000	8.666667%

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$260,000,000	8.666667%

Crédit Agricole Corporate and Investment Bank	$260,000,000	8.666667%

Wells Fargo Bank, National Association	$260,000,000	8.666667%

Bank of America, N.A.	$220,000,000	7.333333%

Barclays Bank PLC	$220,000,000	7.333333%

Credit Suisse AG, Cayman Islands Branch	$170,000,000	5.666667%

Credit Suisse AG, Zurich	$50,000,000	1.666667%

Goldman Sachs Bank USA	$220,000,000	7.333333%

Morgan Stanley Bank, N.A.	$220,000,000	7.333333%

BNP Paribas	$135,000,000	4.500000%

Standard Chartered Bank	$135,000,000	4.500000%

ICICI Bank Ltd., New York Branch	$35,000,000	1.166666%

The Bank of New York Mellon	$35,000,000	1.166666%

TOTAL COMMITMENTS	$3,000,000,000	100.000000%

PART II. Issuing Bank	L/C Subcommitment Amount

JPMorgan Chase Bank, N.A.	$145,000,000

Citibank, N.A.	$145,000,000

DNB Bank ASA, New York Branch	$145,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$200,000,000

Crédit Agricole Corporate and Investment Bank	$200,000,000

Wells Fargo Bank, National Association	$165,000,000

TOTAL L/C SUBCOMMITMENTS	$1,000,000,000

Schedule 1.1-L

EXISTING LETTERS OF CREDIT AS OF JUNE 30, 2014

Issuing Bank		Account Party	Beneficiary	Issue Date	Expiry Date	Amount

1	Crédit Agricole	Deepwater Pacific 1 Inc.	Reliance Industries Ltd., India (Performance Bond)	4/25/2008	6/28/2015	USD $	10,000,000

2.	Crédit Agricole	Transocean Offshore Int’l Ventures Ltd.	Reliance Industries Ltd., India (Performance Bond)	4/23/2008	11/27/2016	USD $	10,000,000

		TOTAL OUTSTANDING LETTERS OF CREDIT				USD $	20,000,000

Schedule 1.1-P

PRICING GRID

Credit Facility Pricing	Level I	Level II	Level III	Level IV	Level V
Credit Ratings	> Baa1 or BBB+	Baa2 or BBB	Baa3 or BBB-	Ba1 or BB+	< Ba2 or BB
Applicable Margin for Eurocurrency Borrowings (Basis Points Per Annum)	112.5	125.0	150.0	175.0	200.0
Applicable Margin for Base Rate Borrowings (Basis Points Per Annum)	12.5	25.0	50.0	75.0	100.0
Commitment Fee (Basis Points Per Annum)	15.0	17.5	22.5	27.5	35.0

Schedule 5.4

Certain Disclosed Matters(1)

Macondo well incident contingencies

Overview—We have recognized a liability for estimated loss contingencies associated with litigation and investigations resulting from the incident that we believe are probable and for which a reasonable estimate can be made.  At June 30, 2014 and December 31, 2013, the liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $467 million and $464 million, respectively, recorded in other current liabilities.  The litigation and investigations also give rise to certain loss contingencies that we believe are either reasonably possible or probable but for which we do not believe a reasonable estimate can be made.  Although we have not recognized a liability for such loss contingencies, these contingencies could result in liabilities that we ultimately recognize.

We have also recognized an asset associated with the portion of our estimated losses that we believe is probable of recovery from insurance.  At June 30, 2014 and December 31, 2013, the insurance recoverable asset was $10 million, recorded in other assets.  Although we have available policy limits that could result in additional amounts recoverable from insurance, recovery of such additional amounts is not probable and we are not currently able to estimate such amounts.  Our estimates involve a significant amount of judgment.  As a result of new information or future developments, we may increase our estimated loss contingencies arising out of the Macondo well incident or reduce our estimated recoveries from insurance, and the resulting losses could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Multidistrict litigation proceeding—Many of the Macondo well related claims are pending in the U.S. District Court, Eastern District of Louisiana (the “MDL Court”).  In March 2012, BP and the Plaintiff’s Steering Committee (the “PSC”) announced that they had agreed to a partial settlement related primarily to private party environmental and economic loss claims as well as response effort related claims (the “BP/PSC Settlement”).  The BP/PSC Settlement agreement provides that (a) to the extent permitted by law, BP will assign to the settlement class certain of BP’s claims, rights and recoveries against us for damages with protections such that the settlement class is barred from collecting any amounts from us unless it is finally determined that we cannot recover such amounts from BP, and (b) the settlement class releases all claims for compensatory damages against us but purports to retain claims for punitive damages against us.

On December 21, 2012, the MDL Court granted final approval of the economic and property damage class settlement between BP and the PSC.  Various parties who objected to the BP/PSC Settlement have filed appeals in the Fifth Circuit Court of Appeals challenging the MDL Court’s final approval of the BP/PSC Settlement.  BP filed appeals in the Fifth Circuit Court of Appeals challenging the manner in which the BP/PSC Settlement has been

(1)  The inclusion of any matter, information, item or other disclosure set forth in this Schedule 5.4 shall not (i) be deemed to constitute an admission of any liability to any third party, (ii) imply that such matter, information or item could reasonably be expected to have a Material Adverse Effect or (iii) create a measure for materiality or otherwise imply that such matter, information or item is required to be disclosed under the Credit Agreement.

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interpreted by the MDL Court with respect to business economic loss claims (“BEL Claims”).  In these appeals, BP argues that, if the MDL Court’s interpretation of the settlement with respect to BEL Claims is not overturned, the entire BP/PSC Settlement is invalid and should not have been approved.  On October 2, 2013, a panel of the Fifth Circuit Court of Appeals issued an opinion questioning the manner in which the settlement had been interpreted with respect to BEL Claims.  On December 24, 2013, the MDL Court issued an order regarding the BEL claims in which it ruled that (a) variable profits should be determined under the settlement agreement by matching revenue with corresponding expenses; (b) BP was judicially estopped from arguing that claimants were required to submit evidence to prove causation and (c) as construed by the court, the settlement was consistent with Article III of the U.S. Constitution, Rule 23, and the U.S. Rules Enabling Act.  BP appealed that order, but on March 3, 2014, the same panel of the Fifth Circuit affirmed the MDL Court’s ruling that claimants were not required to submit evidence of causation.

On January 10, 2014, another panel of the Fifth Circuit Court of Appeals affirmed the MDL Court’s final approval of the BP/PSC Settlement.  Thereafter, BP and certain plaintiffs who objected to the settlement filed petitions seeking en banc review by the entire Fifth Circuit of the legal validity of the BP/PSC Settlement.  The PSC moved to dismiss BP’s petition for rehearing for lack of jurisdiction, and on February 20, 2014, the Fifth Circuit granted that motion and dismissed BP’s petition for rehearing.  The petitions for rehearing en banc filed by the objectors to the settlement remain pending.  The PSC filed its response to these petitions for rehearing on February 6, 2014.

In December 2012, in response to the BP/PSC Settlement, we filed three motions seeking partial summary judgment on various claims, including punitive damages claims.  If successful, these motions would eliminate or reduce our exposure to punitive damages.  The MDL Court has not ruled on these motions.

In May 2013, we filed a motion seeking partial summary judgment on claims asserted by BP against us seeking damages from loss of the well and for source-control and cleanup costs (the “Direct Damages” claims).  The Direct Damages claims are included in the claims BP assigned to the economic and property damages settlement class.  The motion argues that BP released the Direct Damages claims in its contract with us and that the release is enforceable even if we are found grossly negligent. Some courts have held that such agreements will not be enforced if the defendant is found grossly negligent. The MDL Court has not ruled on this motion.

The first phase of the trial began on February 25, 2013 and testimony concluded on April 17, 2013. This phase addressed fault issues, including negligence, gross negligence, or other bases of liability of the various defendants with respect to the cause of the blowout and the initiation of the oil spill, as well as limitation of liability issues.

In June and July 2013, the parties filed post-trial briefs and proposed findings of fact and conclusions of law.  The MDL Court has not yet ruled on the issues tried in the first phase of the trial.

If the MDL Court finds in this phase of the trial that we were grossly negligent, we will be exposed to at least three litigation risks: (1) the MDL Court could award punitive damages under general maritime law to plaintiffs who own property damaged by oil and to plaintiffs who are commercial fishermen; (2) the MDL Court could find that our gross negligence voids the release BP gave us in the drilling contract for direct claims by BP, which BP has assigned

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to the plaintiffs in the BP/PSC settlement; and (3) we could be liable for all other oil pollution damages claims, including claims resulting from NRDA, if the court of appeals were to reverse a prior ruling that BP owes us indemnity for these claims even in the event of gross negligence.  This potential liability for all other oil pollution damage claims could also arise regardless of a finding as to our gross negligence, for which we believe we are owed indemnity, if the MDL Court were in any event to find a core breach of the drilling contract, thereby nullifying our indemnity.  Our four pending motions for partial judgment on the pleadings or partial summary judgment, if successful, could reduce or eliminate our exposure to these claims.  A finding of gross negligence against us or against BP or a finding that either we or BP violated certain safety regulations would also result in the removal of the statutory liability caps under OPA.  Under the MDL Court’s present ruling, however, our liability for damages under OPA is limited to damages caused by discharge on or above the surface of the water.

The second phase of the trial began on September 30, 2013 and concluded on October 17, 2013.  This phase addressed BP’s conduct related to stopping the release of hydrocarbons after April 22, 2010 and quantification of the amount of oil discharged.  In light of BP’s criminal plea agreement with the DOJ acknowledging that it provided the government with false or misleading information throughout the spill response, we argued at trial that BP’s fraud delayed the final capping of the well and that we should not be liable for damages resulting from this delay.  The parties filed post-trial briefs and proposed findings of fact and conclusions of law on December 20, 2013.  The parties filed response briefs on January 24, 2014.  The MDL Court has not yet ruled on the issues tried in the second phase of the trial.

We can provide no assurances as to the outcome of the trial, as to the timing of any phase of trial or any rulings, that we will not enter into additional settlements as to some or all of the matters related to the Macondo well incident, including those to be determined at a trial, or the timing or terms of any such settlements.

Litigation—As of June 30, 2014, approximately 1,412 actions or claims were pending against us, along with other unaffiliated defendants, in state and federal courts.  Additionally, government agencies have initiated investigations into the Macondo well incident.  We have categorized below the nature of the legal actions or claims.  We are evaluating all claims and intend to vigorously defend any claims and pursue any and all defenses available.  In addition, we believe we are entitled to contractual defense and indemnity for all wrongful death and personal injury claims made by non-employees and third-party subcontractors’ employees as well as all liabilities for pollution or contamination, other than for pollution or contamination originating on or above the surface of the water.

Wrongful death and personal injury—As of June 30, 2014, we have been named, along with other unaffiliated defendants, in nine complaints that were pending in state and federal courts in Louisiana and Texas involving multiple plaintiffs that allege wrongful death and other personal injuries arising out of the Macondo well incident.  Nine complaints involve fatalities and 63 complaints seek recovery for bodily injuries.  A number of these lawsuits have been settled.  Per the order of the Multidistrict Litigation Panel (“MDL”), all claims but one have been centralized for discovery purposes in the MDL Court.  The complaints generally allege negligence and seek awards of unspecified economic damages and punitive damages.  BP, MI-SWACO, Weatherford International Ltd. and Cameron International Corporation (“Cameron”) and certain of their affiliates, have, based on contractual arrangements, also made indemnity demands upon us with respect to personal injury and wrongful death claims asserted by our employees or representatives of our employees against these entities.

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Economic loss—As of June 30, 2014, we and certain of our subsidiaries were named, along with other unaffiliated defendants, in 960 pending individual complaints as well as 199 putative class-action complaints that were pending in the federal and state courts in Louisiana, Texas, Mississippi, Alabama, Georgia, Kentucky, South Carolina, Tennessee, Florida and possibly other courts.  The complaints generally allege, among other things, potential economic losses as a result of environmental pollution arising out of the Macondo well incident and are based primarily on the OPA and state OPA analogues.  The plaintiffs are generally seeking awards of unspecified economic, compensatory and punitive damages, as well as injunctive relief.  No classes have been certified at this time.  Most of these actions have either been transferred to or are the subject of motions to transfer to the MDL.

Cross-claims, counter-claims, and third party claims—In April 2011, several defendants in the MDL litigation filed cross-claims or third-party claims against us and certain of our subsidiaries, and other defendants.  BP filed a claim seeking contribution under the OPA and maritime law, subrogation and claimed breach of contract, unseaworthiness, negligence and gross negligence.  Through these claims, BP sought to recover from us damages it has paid or may pay arising from the Macondo well incident. BP also sought a declaration that it is not liable in contribution, indemnification, or otherwise to us. Anadarko Petroleum Corporation (“Anadarko”), which owned a 25 percent non-operating interest in the Macondo well, asserted claims of negligence, gross negligence, and willful misconduct and is seeking indemnity under state and maritime law and contribution under maritime and state law as well as OPA.  MOEX Offshore 2007 LLC (“MOEX”), which owns a 10 percent non-operating interest in the Macondo well, filed claims of negligence under state and maritime law, gross negligence under state law, gross negligence and willful misconduct under maritime law and is seeking indemnity under state and maritime law and contribution under maritime law and OPA.

Cameron, the manufacturer and designer of the blowout preventer, asserted multiple claims for contractual indemnity and declarations regarding contractual obligations under various contracts and quotes and is also seeking non-contractual indemnity and contribution under maritime law and OPA.  As part of the BP/PSC Settlement, one or more of these claims against us and certain of our subsidiaries have been assigned to the PSC settlement class.  Halliburton Company (“Halliburton”), which provided cementing and mud-logging services to the operator, filed a claim against us seeking contribution and indemnity under maritime law, contractual indemnity and alleging negligence and gross negligence.  Additionally, certain other third parties filed claims against us for indemnity and contribution.

In April 2011, we filed cross-claims and counter-claims against BP, Halliburton, Anadarko, MOEX, certain of these parties’ affiliates, the U.S. and certain other third parties.  We seek indemnity, contribution, including contribution under OPA, and subrogation under OPA, and we have asserted claims for breach of warranty of workmanlike performance, strict liability for manufacturing and design defect, breach of express contract, and damages for the difference between the fair market value of Deepwater Horizon and the amount received from insurance proceeds.  The Consent Decree limits our ability to seek indemnification or reimbursement with respect to certain of these matters against the owners of the Macondo well and dismissed our claims against the U.S.  We are not pursuing arbitration on the key contractual issues with BP; instead, we are relying on the court to resolve the disputes.

Federal securities claims—On September 30, 2010, a federal securities proposed class action was filed in the U.S. District Court, Southern District of New York, naming us and former chief executive officers of Transocean Ltd. and one of our acquired companies as defendants.

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In the action, a former shareholder of the acquired company alleged that the joint proxy statement related to our shareholder meeting in connection with our merger with the acquired company violated Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act.  The plaintiff claimed that the acquired company’s shareholders received inadequate consideration for their shares as a result of the alleged violations and sought compensatory and rescissory damages and attorneys’ fees on behalf of itself and the proposed class members.  In connection with that action, we were obligated to pay the defense fees and costs for the individual defendants, which may be covered by our directors’ and officers’ liability insurance, subject to a deductible.  On October 4, 2012, the court denied our motion to dismiss the action.  On June 27, 2013, the Second Circuit Court of Appeals ruled in the unrelated action on an issue that could be relevant to the disposition of this case in a manner that supported our position that the plaintiff’s existing claims alleged in the action are time-barred.  On August 30, 2013, we filed a motion to dismiss on the ground that the claims are time-barred, citing the Second Circuit Court of Appeals’ ruling.  On September 20, 2013, plaintiffs filed an opposition to our motion to dismiss and on September 24, 2013, we filed a reply to that opposition.  On March 11, 2014, the court granted the defendants’ motion and dismissed the claims as time-barred.  Judgment was entered and the case was closed on March 13, 2014.  Plaintiffs filed a notice of appeal to the Second Circuit on March 19, 2014.

Other federal statutes—Several of the claimants have made assertions under the statutes, including the CWA, the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Air Act, the CERCLA and the EPCRA.

Shareholder derivative claims—In June 2010, two shareholder derivative suits were filed in the state district court in Texas by our shareholders naming us as a nominal defendant and certain of our current and former officers and directors as defendants.  These cases allege breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets in connection with the Macondo well incident.  The plaintiffs are generally seeking to recover, on behalf of us, damages to Transocean Ltd. and disgorgement of all profits, benefits, and other compensation from the individual defendants.  Any recovery of the damages or disgorgement by the plaintiffs in these actions would be paid to us.  If the plaintiffs prevail, we could be required to pay plaintiffs’ attorneys’ fees.  In addition, we are obligated to pay the defense fees and costs for the individual defendants, which may be covered by our directors’ and officers’ liability insurance, subject to a deductible.  The two actions have been consolidated before a single judge.  In August 2012, the defendants filed a motion to dismiss the complaint on the grounds that the actions must be maintained in the courts of Switzerland and that the plaintiffs lack standing to assert the claims alleged.  In December 2012, in response to defendants’ motion to dismiss for lack of standing, the plaintiffs dismissed their action without prejudice.  In January 2013, one of the plaintiffs re-filed a previously dismissed complaint seeking to recover damages to Transocean Ltd. and disgorgement of all profits, benefits, and other compensation from the individual defendants.  Certain defendants filed a motion to dismiss the re-filed complaint in March 2013 on the ground that the action must be maintained in the courts of Switzerland.  On July 30, 2013, the court granted the motion to dismiss.  On August 29, 2013, the state district court of Texas dismissed the action in its entirety as to all defendants.  Plaintiffs filed an appeal in the First Court of Appeals in Texas on September 6, 2013 and filed a brief in support of their appeal on November 27, 2013.  On February 10, 2014, the defendants filed a response to the appeal.

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U.S. Department of Justice claims—On December 15, 2010, the DOJ filed a civil lawsuit against us and other unaffiliated defendants. The complaint alleged violations under OPA and the CWA, including claims for per barrel civil penalties of up to $1,100 per barrel or up to $4,300 per barrel if gross negligence or willful misconduct is established, and the DOJ reserved its rights to amend the complaint to add new claims and defendants. The U.S. government has estimated that up to 4.1 million barrels of oil were discharged and subject to penalties. The complaint asserted that all defendants named are jointly and severally liable for all removal costs and damages resulting from the Macondo well incident. In response to the U.S. complaint, BP and Anadarko filed claims seeking contribution from us for any damages for which they may be found liable, including OPA damages. On December 6, 2011, the DOJ filed a motion for partial summary judgment seeking a ruling that we were jointly and severally liable under OPA, and liable for civil penalties under the CWA, for all of the discharges from the Macondo well on the theory that discharges not only came from the well but also from the blowout preventer and riser, appurtenances of Deepwater Horizon.

On January 9, 2012, we filed our opposition to the motion and filed a cross-motion for partial summary judgment seeking a ruling that we are not liable for the subsurface discharge of hydrocarbons.  On February 22, 2012, the MDL Court ruled that we are not liable as a responsible party for damages under OPA with respect to the below surface discharges from the Macondo well.  The MDL Court did not rule on whether we could be liable for removal costs to the U.S. or any state or local government as an operator of the Macondo well.  The court also ruled that the below surface discharge was discharged from the well facility, and not from the Deepwater Horizon vessel, within the meaning of the CWA, and that we, therefore, are not liable for such discharges as an owner of the vessel under the CWA.  However, the MDL Court ruled that the issue of whether we could be held liable for such discharge under the CWA as an operator of the well facility could not be resolved on summary judgment.  We subsequently entered into an agreement with the DOJ regarding liability to the U.S. with respect to its CWA claim through the Consent Decree.  The Consent Decree did not resolve the rights of the U.S. with respect to certain liabilities under OPA for removal costs or resulting from NRDA.  In August and September 2012, Anadarko and BP filed appeals to the Fifth Circuit Court of Appeals, in which they argue that, under the CWA, the below-surface discharge was discharged from the vessel, not from the well facility.  Briefing was completed in August 2013, and the Court of Appeals heard oral argument on December 4, 2013.  As a result of our Consent Decree agreement, the outcome of this appeal would not affect our CWA civil penalty liability for the Macondo well incident, but it could establish a legal precedent as to whether the owner and operator of a drilling vessel are liable for CWA civil penalties for a subsurface discharge.

In addition to the civil complaint, the DOJ served us with civil investigative demands on December 8, 2010.  These demands were part of an investigation by the DOJ to determine if we made false claims, or false statements in support of claims, in violation of the False Claims Act, in connection with the operator’s acquisition of the leasehold interest in the Mississippi Canyon Block 252, Gulf of Mexico and drilling operations on Deepwater Horizon.  As part of the settlement discussions, we inquired whether the U.S. intends to pursue any actions under the False Claims Act.  In response, the DOJ sent us a letter stating that the Civil Division of the DOJ, based on facts then known, is no longer pursuing any investigation or claims, and did not have any present intention to pursue any investigation or claims, under the False Claims Act against the various Transocean entities for their involvement in the Macondo well incident.

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As noted above, the DOJ also conducted a criminal investigation into the Macondo well incident.  On March 7, 2011, the DOJ announced the formation of the Deepwater Horizon Task Force to lead the criminal investigation.  The task force investigated possible violations by us and certain unaffiliated parties of the CWA, the Migratory Bird Treaty Act, the Refuse Act, the Endangered Species Act, and the Seaman’s Manslaughter Act, among other federal statutes, and possible criminal liabilities, including fines under those statutes and under the Alternative Fines Act.  As discussed above, on January 3, 2013, we entered into the Plea Agreement with the DOJ resolving these claims.

State and other government claims—In June 2010, the Louisiana Department of Environmental Quality (the “LDEQ”) issued a consolidated compliance order and notice of potential penalty to us and certain of our subsidiaries asking us to eliminate and remediate discharges of oil and other pollutants into waters and property located in the State of Louisiana, and to submit a plan and report in response to the order.  In October 2010, the LDEQ rescinded its enforcement actions against us and our subsidiaries but reserved its rights to seek civil penalties for future violations of the Louisiana Environmental Quality Act.  In September 2010, the State of Louisiana filed an action for declaratory judgment seeking to designate us as a responsible party under OPA and the Louisiana Oil Spill Prevention and Response Act for the discharges emanating from the Macondo well.

Prior to the possible expiration of the statute of limitations in April 2013, suits were filed by over 200 state, local and foreign governments, including the U.S. States of Alabama, Florida, Louisiana, Mississippi and Texas; the Mexican States of Veracruz, Quintana Roo and Tamaulipas (“Mexican States”); the Federal Government of Mexico and by other local governments by and on behalf of multiple towns and parishes.  These governments generally assert claims under OPA, other statutory environmental state claims and various common law claims.  A local government master complaint also was filed in which cities, municipalities, and other local government entities can, and have, joined.  Most of these new government cases, including the suits filed by the attorneys general of Alabama, Florida, Louisiana, Mississippi and Texas, have been transferred to the MDL.

The Mexican States’ OPA claims were subsequently dismissed for failure to demonstrate that recovery under OPA was authorized by treaty or executive agreement.  However, the Court preserved some of the Mexican States’ negligence and gross negligence claims, but only to the extent there has been a physical injury to a proprietary interest.  On September 6, 2013, the MDL Court ruled that the Federal Government of Mexico rather than the Mexican States had the proprietary interest in the property and natural resources allegedly injured by the spill and, on that basis, dismissed the remaining claims of the Mexican States. The Mexican States have filed a notice of appeal. The claims of the Federal Government of Mexico remain pending. On September 18, 2013, the Mexican State of Yucatan filed a suit similar to those filed by the other Mexican States.

By letter dated May 5, 2010, the Attorneys General of the five Gulf Coast states of Alabama, Florida, Louisiana, Mississippi and Texas informed us that they intend to seek recovery of pollution cleanup costs and related damages arising from the Macondo well incident. In addition, by letter dated June 21, 2010, the Attorneys General of the 11 Atlantic Coast states of Connecticut, Delaware, Georgia, Maine, Maryland, Massachusetts, New Hampshire, New York, North Carolina, Rhode Island and South Carolina informed us that their states have not sustained any damage from the Macondo well incident but they would like assurances that we will be responsible financially if damages are sustained.

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We responded to each letter from the Attorneys General and indicated that we intend to fulfill our obligations as a responsible party for any discharge of oil from Deepwater Horizon on or above the surface of the water, and we assume that the operator will similarly fulfill its obligations under OPA for discharges from the undersea well.

On August 26, 2011, the MDL Court ruled on the motion to dismiss certain economic loss claims.  The court ruled that state law, both statutory and common law, is inapplicable to the Macondo well incident.  Accordingly, all claims brought under state law were dismissed.  Secondly, general maritime law claims that do not allege physical damage to a proprietary interest were dismissed, unless the claim falls into the commercial fisherman exception.  The court ruled that OPA claims for economic loss do not require physical damage to a proprietary interest.  Third, the MDL Court ruled that presentment under OPA is a mandatory condition precedent to filing suit against a responsible party.  Finally, the MDL Court ruled that claims for punitive damages may be available under general maritime law in claims against responsible parties and non-responsible parties.  Certain Louisiana parishes appealed the dismissal of the state law penalty claims.  On February 24, 2014, the Fifth Circuit affirmed the MDL Court’s dismissal of the state law claims.

The state, local and foreign government claims include claims under OPA.  On February 22, 2012, the MDL Court ruled that we are not a responsible party under OPA for damages with respect to subsurface discharge from the Macondo well.

Prior to the possible expiration of the three-year statute of limitations on April 20, 2013, additional private plaintiffs filed new lawsuits relating to the Macondo well incident.  We are named as a defendant in many but not all of the new lawsuits.  The lawsuits seek recoveries for economic loss and punitive damages and allege claims under OPA, maritime law and state law.  Some of the new lawsuits were filed in the MDL Court, but many were filed in state and federal courts outside of the MDL Court.  Most of these cases have been transferred to the MDL and, consistent with our prior experience, we expect the remaining cases to be transferred to the MDL Court.

The MDL Court has indicated an intention to begin proceeding with respect to Alabama’s damages claims under OPA.  On January 14, 2014, the MDL Court ordered briefing on BP’s motion to strike Alabama’s demand for a jury trial.  BP filed its motion on February 14, 2014.  We and Halliburton filed briefs in support of the motion.  Alabama opposed the motion and the other Gulf Coast states filed briefs in support of Alabama.  BP filed its reply on March 25, 2014, and Transocean filed a reply memorandum on March 28, 2014.  The Court has not yet ruled on the motion.

Natural Resources Damages Assessments—Under OPA, designated state and federal trustees are authorized to undertake a NRDA to assess potential natural resource injuries resulting from a discharge of oil or the substantial threat of a discharge and response activities and develop and implement a plan for restoration of injured resources, if any.  The trustees will invite responsible parties to participate in and fund such efforts.  As of June 30, 2014, we have received 11 such requests as follows: (1) on September 27, 2010, from the U.S. Department of Commerce-National Oceanic and Atmospheric Association; (2) on October 14, 2010 from the U.S. Department of the Interior-Fish and Wildlife Service; (3) on November 19, 2010, from the Louisiana Department of Public Safety and Corrections-Public Safety Services; (4) on December 23, 2011, from the U.S. Department of the Interior-Fish

8

and Wildlife Service; (5) on December 23, 2011, from the U.S. Department of Commerce-National Oceanic and Atmospheric Association; (6) on May 4, 2012, from the U.S. Department of Commerce-National Oceanic and Atmospheric Association; (7) on July 27, 2012, from the U.S. Department of Commerce-National Oceanic and Atmospheric Administration; (8) on September 19, 2012, from the U.S. Department of Commerce-National Oceanic and Atmospheric Administration; (9) on September 24, 2012, from the U.S. Department of Commerce-National Oceanic and Atmospheric Administration; (10) on October 4, 2012, from the U.S. Department of the Interior-Fish and Wildlife Service; and(11) on July 11, 2013, from the U.S. Department of Commerce-National Oceanic and Atmospheric Administration.

Citizen suits under environmental statutes—The Center for Biological Diversity, a private environmental group, sued BP, us and certain of our affiliates under multiple federal environmental statutes seeking monetary penalties and injunctive relief.  The MDL Court dismissed all of the claims, and in January 2013, the Fifth Circuit affirmed that dismissal with one exception—the Fifth Circuit remanded to the district court the Center’s claim for injunctive relief (but not for penalties) based on BP and Transocean’s alleged failure to make certain reports about the constituents of oil spilled into the Gulf as required by federal EPCRA.

Wreck removal—By letter dated December 6, 2010, the U.S. Coast Guard requested us to formulate and submit a comprehensive oil removal plan to remove any diesel fuel contained in the sponsons and fuel tanks that can be recovered from Deepwater Horizon. We have conducted a survey of the rig wreckage and have confirmed that no diesel fuel remains on the rig.  The U.S. Coast Guard has not requested that we remove the rig wreckage from the sea floor.  In October 2012, a new sheen was reported and preliminarily determined to have originated from the Macondo well.  We understand that BP was notified of the sheen in early September 2012 and had commenced an investigation to determine the source, whether the oil and mud were from the sea floor, the rig or rig equipment, or other sources. In February 2013, the U.S. Coast Guard submitted a request seeking analysis and recommendations as to the potential life of the rig’s riser and cofferdam resting on the seafloor and potential remediation or removal options. We have insurance coverage for wreck removal for up to 25 percent of Deepwater Horizon’s insured value, or $140 million, with any excess wreck removal liability generally covered to the extent of our remaining excess liability limits.

Insurance coverage—At the time of the Macondo well incident, our excess liability insurance program offered aggregate insurance coverage of $950 million, excluding a $15 million deductible and a $50 million self-insured layer through our wholly owned captive insurance subsidiary. This excess liability insurance coverage consisted of a first and a second layer of $150 million each, a third and fourth layer of $200 million each and a fifth layer of $250 million. The first four excess layers have similar coverage and contractual terms, while the $250 million fifth layer is on a different policy form, which varies to some extent from the underlying coverage and contractual terms. Generally, we believe that the policy forms for all layers include coverage for personal injury and fatality claims of our crew and vendors, actual and compensatory damages, punitive damages and related legal defense costs and that the policy forms for the first four excess layers provide coverage for fines; however, we do not expect payments deemed to be criminal in nature to be covered by any of the layers.

In May 2010, we received notice from BP maintaining that it believes that it is entitled to additional insured status under our excess liability insurance program.  Our

9

insurers have also received notices from Anadarko and MOEX advising of their intent to preserve any rights they may have to our insurance policies as an additional insured under the drilling contract.  In response, our wholly owned captive insurance subsidiary and our first four excess layer insurers filed declaratory judgment actions in the Houston Division of the U.S. District Court for the Southern District of Texas in May 2010 seeking a judgment declaring that they have limited additional insured obligations to BP, Anadarko and MOEX.  We are parties to the declaratory judgment actions, which were transferred to the MDL Court for discovery and other purposes.  On November 15, 2011, the MDL Court ruled that BP’s coverage rights are limited to the scope of our indemnification of BP in the drilling contract.  A final judgment was entered against BP, Anadarko and MOEX, and BP appealed.  On March 1, 2013, the Fifth Circuit Court of Appeals issued an opinion reversing the decision of the MDL Court, and holding that BP is an unrestricted additional insured under the policies issued by our wholly owned captive insurance company and the first four excess layer insurers.  We and the insurers filed petitions for rehearing with the Fifth Circuit Court of Appeals.  On August 29, 2013, the Fifth Circuit Court of Appeals issued an opinion withdrawing the March 1, 2013 opinion and certifying certain insurance law questions to the Texas Supreme Court.  On September 6, 2013, the Texas Supreme Court accepted certification of these questions.  The parties’ briefing to the Texas Supreme Court was completed on March 10, 2014.  Oral argument has been set for September 16, 2014.

We believe that additional insured coverage for BP, Anadarko or MOEX under the $250 million fifth layer of our insurance program is limited to the scope of our indemnification of BP under the drilling contract.  While we cannot predict the outcome of the matter before the Texas Supreme Court or the outcome of any subsequent proceedings in the Fifth Circuit, we do not expect them to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

On June 17, 2011 and July 31, 2012, our first layer and second layer of excess insurers, respectively, each representing $150 million of insurance coverage, filed interpleader actions.  On February 14, 2013, the third and fourth layers, each representing $200 million of insurance coverage, filed interpleader actions substantially similar to the prior filings.  The insurers contend that they face multiple, and potentially competing, claims to the relevant insurance proceeds.  In these actions, the insurers effectively ask the court to manage disbursement of the funds to the alleged claimants, as appropriate, and discharge the insurers of any additional liability.  The parties to the first and second excess insurer interpleader actions have executed protocol agreements to facilitate the reimbursement and funding of settlements of personal injury and fatality claims of our crew and vendors (collectively, “crew claims”) using insurance funds and claims were submitted to the court for review.  Following the court’s determination and approval of the amounts to be paid by the insurers with respect to the crew claims submitted by the parties to date, the first layer of excess insurers made reimbursement payments to the parties for crew claims during the year ended December 31, 2013.  Parties to the third and fourth excess insurer interpleader actions have agreed to adjourn the deadline for responses to the pleadings to an unspecified date that will follow a decision in another action that pertains to our insurance.

Contractual indemnity—Under our drilling contract for Deepwater Horizon, the operator has agreed, among other things, to assume full responsibility for and defend, release and indemnify us from any loss, expense, claim, fine, penalty or liability for pollution or contamination, including control and removal thereof, arising out of or connected with

10

operations under the contract other than for pollution or contamination originating on or above the surface of the water from hydrocarbons or other specified substances within the control and possession of the contractor, as to which we agreed to assume responsibility and protect, release and indemnify the operator.  Although we do not believe it is applicable to the Macondo well incident, we also agreed to indemnify and defend the operator up to a limit of $15 million for claims for loss or damage to third parties arising from pollution caused by the rig while it is off the drilling location, while the rig is underway or during drive off or drift off of the rig from the drilling location.  The operator has also agreed, among other things, (1) to defend, release and indemnify us against loss or damage to the reservoir, and loss of property rights to oil, gas and minerals below the surface of the earth and (2) to defend, release and indemnify us and bear the cost of bringing the well under control in the event of a blowout or other loss of control.  We agreed to defend, release and indemnify the operator for personal injury and death of our employees, invitees and the employees of our subcontractors while the operator agreed to defend, release and indemnify us for personal injury and death of its employees, invitees and the employees of its other subcontractors, other than us. We have also agreed to defend, release and indemnify the operator for damages to the rig and equipment, including salvage or removal costs.

Although we believe we are entitled to contractual defense and indemnity, the operator has sought to avoid its indemnification obligations. In April 2011, the operator filed a claim seeking a declaration that it is not liable to us in contribution, indemnification, or otherwise. On November 1, 2011, we filed a motion for partial summary judgment, seeking enforcement of the indemnity obligations for pollution and civil fines and penalties contained in the drilling contract with the operator. On January 26, 2012, the court ruled that the drilling contract requires the operator to indemnify us for compensatory damages asserted by third parties against us related to pollution that did not originate on or above the surface of the water, even if the claim is the result of our strict liability, negligence, or gross negligence. The ruling is not currently subject to appeal, but may be appealed once a final judgment in the case is rendered.  The court also held that the operator does not owe us indemnity to the extent that we are held liable for civil penalties under the CWA or for punitive damages, and we have since agreed with the DOJ that we will not seek indemnity or reimbursement of our Consent Decree payments from the operator or the other non-insurer defendants named in the complaint by the U.S. The court deferred ruling on the operator’s argument that we committed a core breach of the drilling contract or otherwise materially increased the operator’s risk or prejudiced its rights so as to vitiate the operator’s indemnity obligations. Our motion for partial summary judgment and the court’s ruling did not address the issue of contractual indemnity for criminal fines and penalties. The law generally considers contractual indemnity for criminal fines and penalties to be against public policy. Our motion did not ask the court to rule on the validity of BP’s agreement in the drilling contract to release us from any claims asserted by BP itself. Some courts have held that such agreements will not be enforced if the defendant is found to be grossly negligent. In May 2013, we filed a motion for partial summary judgment seeking to enforce BP’s agreement to release claims made by BP itself. The MDL Court has not yet ruled on this motion.

Other legal proceedings

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi and which claimed injuries arising out of exposure to asbestos allegedly contained in drilling mud during these plaintiffs’ employment in drilling

11

activities between 1965 and 1986.  The Circuit Courts subsequently dismissed the original 21 multi-plaintiff complaints and required each plaintiff to file a separate lawsuit.  After certain individual claims were dismissed, 593 separate lawsuits remained, each with a single plaintiff.  We have or may have direct or indirect interest in a total of 20 cases in Mississippi.  The complaints generally allege that the defendants used or manufactured asbestos-containing drilling mud additives for use in connection with drilling operations and have included allegations of negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages.  In each of these cases, the complaints have named other unaffiliated defendant companies, including companies that allegedly manufactured the drilling-related products that contained asbestos.  With the exception of cases pending in Jones and Jefferson counties, these cases are being governed for discovery and trial setting by a single Case Management Order entered by a Special Master appointed by the court to preside over the cases.  Of the 20 cases in which we have or may have an interest, two have been scheduled for trial.  During the year ended December 31, 2013, one of these two cases was resolved through a negotiated settlement for a nominal sum.  In the other case, we were not named as a direct defendant, but the Special Master granted a Motion for Summary Judgment based on the absence of medical evidence in favor of all defendants.  The resolution of these two cases leaves 18 remaining lawsuits in Mississippi in which we have or may have an interest.

In 2011, the Special Master issued a ruling that a Jones Act employer defendant, such as us, cannot be sued for punitive damages, and this ruling has now been obtained in three of our cases.  To date, seven of the 593 cases have gone to trial against defendants who allegedly manufactured or distributed drilling mud additives.  None of these cases has involved an individual Jones Act employer, and we have not been a defendant in any of these cases.  During the year ended December 31, 2013, a group of lawsuits premised on the same allegations as those in Mississippi were filed in Louisiana.  Four of the original cases were dismissed through early motions.  As of June 30, 2014, 20 plaintiffs have claims pending against one or more of our subsidiaries in four different lawsuits.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was involved in lawsuits arising out of the subsidiary’s involvement in the design, construction and refurbishment of major industrial complexes.  The operating assets of the subsidiary were sold and its operations discontinued in 1989, and the subsidiary has no remaining assets other than the insurance policies involved in its litigation, with its insurers and, either directly or indirectly through a qualified settlement fund.  The subsidiary has been named as a defendant, along with numerous other companies, in lawsuits alleging bodily injury or personal injury as a result of exposure to asbestos.  As of June 30, 2014, the subsidiary was a defendant in approximately 853 lawsuits, some of which include multiple plaintiffs, and we estimate that there are approximately 1,784 plaintiffs in these lawsuits.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The first of the asbestos-related lawsuits was filed against the subsidiary in 1990. Through June 30, 2014,

12

the costs incurred to resolve claims, including both defense fees and expenses and settlement costs, have not been material, all known deductibles have been satisfied or are inapplicable, and the subsidiary’s defense fees and expenses and settlement costs have been met by insurance made available to the subsidiary. The subsidiary continues to be named as a defendant in additional lawsuits, and we cannot predict the number of additional cases in which it may be named a defendant nor can we predict the potential costs to resolve such additional cases or to resolve the pending cases. However, the subsidiary has in excess of $1.0 billion in insurance limits potentially available to the subsidiary. Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding directly or indirectly from settlements and claims payments from insurers, assigned rights from insurers and coverage-in-place settlement agreements with insurers to respond to these claims. While we cannot predict or provide assurance as to the outcome of these matters, we do not believe that the ultimate liability, if any, arising from these claims will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

Rio de Janeiro tax assessment—In the third quarter of 2006, we received tax assessments of BRL 407 million, equivalent to approximately $179 million, including interest and penalties, from the state tax authorities of Rio de Janeiro in Brazil against one of our Brazilian subsidiaries for taxes on equipment imported into the state in connection with our operations.  The assessments resulted from a preliminary finding by these authorities that our record keeping practices were deficient.  We currently believe that the substantial majority of these assessments are without merit.  We filed an initial response with the Rio de Janeiro tax authorities on September 9, 2006 refuting these additional tax assessments.  In September 2007, we received confirmation from the state tax authorities that they believe the additional tax assessments are valid, and as a result, we filed an appeal on September 27, 2007 to the state Taxpayer’s Council contesting these assessments.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Brazilian import license assessment—In the fourth quarter of 2010, we received an assessment from the Brazilian federal tax authorities in Rio de Janeiro of BRL 509 million, equivalent to approximately $224 million, including interest and penalties, based upon the alleged failure to timely apply for import licenses for certain equipment and for allegedly providing improper information on import license applications.  We believe that a substantial majority of the assessment is without merit and are vigorously pursuing legal remedies.  The case was decided partially in favor of our Brazilian subsidiary in the lower administrative court level.  The decision cancelled the majority of the assessment, reducing the total assessment to BRL 31 million, equivalent to approximately $14 million.  On July 14, 2011, we filed an appeal to eliminate the assessment.  On May 23, 2013, a ruling was issued that eliminated all assessment amounts.  A further appeal by the taxing authorities is possible.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Nigerian litigation—Under the Nigerian Industrial Training Fund Act of 2004, as amended (the “Nigerian Act”), Nigerian companies with five or more employees must remit on an annual basis one percent of their payroll to the Industrial Training Fund (the “ITF”) established under the Nigerian Act to be used for the training of Nigerian nationals.  We have

13

not paid this amount on the cost of personnel movement to rigs or the expense of benefits to employees because “payroll” is not defined in the relevant legislation and we did not believe such costs should be considered “payroll” under the Nigerian Act.  The ITF thereafter brought suit against our now-liquidated subsidiary, Sedco Forex Nigeria Limited, which subsequently filed preliminary objections, that were heard by the Lagos Federal High Court (the “Lagos Court”) on October 28, 2013.  The Lagos Court dismissed this lawsuit based on the objections and the statute of limitations.  The ITF could still file an appeal, but to date, nothing has been filed.  In a related matter, the ITF brought suit against our wholly-owned subsidiary, Transocean Support Services Nigeria Limited (“TSSNL”), which subsequently filed objections, but the judge has not yet issued a ruling.

In October 2013, Steven L. Newman, our chief executive officer, was named along with TSSNL in a criminal suit initiated by ITF for allegedly failing to provide the required training to TSSNL’s employees.  On April 2, 2014, the court dismissed the criminal case against Steven L. Newman and TSSNL.

Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending or threatened litigation.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under CERCLA and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site. We and other PRPs have agreed with the EPA and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA. The form of the agreement is a consent decree, which has been entered by the court. The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs. The remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material. There are additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California.  This site was formerly owned and operated by certain of our subsidiaries.  It is presently owned by an unrelated party, which has received an order to test

14

the property.  We have also been advised that one or more of our subsidiaries is likely to be named by the EPA as a PRP for the San Gabriel Valley, Area 3, Superfund site, which includes this property.  Testing has been completed at the property but no contaminants of concern were detected.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter but it has not yet been received.  Based on the test results, we would contest any potential liability.  We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

On February 24, 2011, the Housing Authority of the City of Los Angeles (“HACLA”) filed an original complaint against multiple defendants for releases of hazardous substances and other hazardous materials based on prior use of a site it now owns between the late 1930s and 2008.  HACLA seeks recovery for response costs and other damages resulting from the release of those hazardous substances and materials.  On September 20, 2013, one of the third party defendants filed claims against one of our subsidiaries as a fourth party defendant asserting cost recovery and contribution under CERCLA, contribution pursuant to California Health and Safety Code, equitable contribution and indemnity and declaratory judgment.  Our subsidiary never owned or leased the site, and our subsidiary’s involvement at the site was primarily related to the demolition, excavation and grading of the site between 1979 and 1980.  As of May 23, 2014, the third party defendant and our subsidiary entered into a settlement agreement which settled all demands brought against our subsidiary an dismissed us from the suit.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of:

•                  the actual responsibility attributed to us and the other PRPs at the site;

•                  appropriate investigatory or remedial actions; and

•                  allocation of the costs of such activities among the PRPs and other site users.

Our ultimate financial responsibility in connection with those sites may depend on many factors, including:

•                  the volume and nature of material, if any, contributed to the site for which we are responsible;

•                  the number of other PRPs and their financial viability; and

•                  the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on our consolidated statement of financial position or results of operations.

15

SCHEDULE 5.15 - EXISTING INDEBTEDNESS

OUTSTANDING AS OF THE EFFECTIVE DATE

THE GUARANTOR, THE BORROWER AND ITS SUBSIDIARIES

Millions USD except where noted

		Original Capacity	Coupon	Maturity	Outstanding

	Third Parties
1.	5Y Revolver Facility	$3,000	LIBOR + Margin	Jul-19	$0
2.	5Y Senior Notes	$1,100	4.95%	Nov-15	$1,100
3.	5Y Senior Notes	$750	2.50%	Oct-17	$750
4.	5Y Senior Notes	$1,000	5.05%	Dec-16	$1,000
5.	10Y Senior Notes	$1,000	6.00%	Mar-18	$1,000
6.	10Y Senior Notes	$1,200	6.375%	Dec-21	$1,200
7.	10Y Senior Notes	$750	3.80%	Oct-22	$750
8.	20Y Senior Notes	$247	7.375%	Apr-18	$247
9.	10Y Senior Notes	$900	6.50%	Nov-20	$900
10.	30Y Debentures	$200	8.00%	Apr-27	$57
11.	30Y Notes	$100	7.45%	Apr-27	$100
12.	30Y Notes	$300	7.00%	Jun-28	$300
13.	30Y Notes	$600	7.50%	Apr-31	$600
14.	30Y Senior Notes	$1,000	6.80%	Mar-38	$1,000
15.	30Y Senior Notes	$300	7.35%	Dec-41	$300
16.	Eksportfinans Loan I*	NOK 3,606 ($617)	4.15%	Sep-17	$248
17.	Eksportfinans Loan II*	NOK 3,606 ($617)	4.15%	Jan-18	$284

	Capital Lease
18.	Capital Lease Contract - Petrobras Dated Jun-08	$750	7.764%	Aug-29	$628

*Eksportfinans Loans I & II are fully defeased with pledged cash deposit

SCHEDULE 5.16 - EXISTING LIENS

OUTSTANDING AS OF THE EFFECTIVE DATE

THE BORROWER AND ITS SUBSIDIARIES

Outstanding as of the Effective Date
1.	Lien on a bank deposit held by DNB Nor on behalf of Transocean Norway Drilling AS to secure the Eksportfinans loan facilities	See items 16 & 17 of Schedule 5.15

2.	Lien on the Petrobras 10000 securing the capital lease contract	See item 18 of Schedule 5.15

EXHIBIT 2.3

FORM OF

BORROWING REQUEST

                           , 20

JPMorgan Chase Bank, N.A.,	[J.P. Morgan Europe Limited,
as Administrative Agent	as Sub-Agent
500 Stanton Christiana Road	25 Bank Street, Canary Wharf
Ops 2, Floor 3	London E14 5JP
Newark, Delaware 19713	United Kingdom
Attention: (1) Tesfaye Anteneh	Attention: Lisa Koh/Belinda Lucas
Fax: (302) 634-1417	E-mail: loan_and_agency_london@jpmorgan.com](1)
E-mail: tesfaye.a.anteneh@jpmorgan.com
(2) Brittany Tidwell
Fax: (302) 643-1417
E-mail: brittany.m.tidwell@jpmorgan.com

Re:

Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, supplemented and restated from time to time, the “Credit Agreement”) among TRANSOCEAN INC. (the “Borrower”), a Cayman Islands company, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement.  Capitalized terms used in this Borrowing Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement.

I.                                        NEW BORROWINGS

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Type(2)

(1)         Include for Borrowings in Alternative Currencies

(2)         Specify whether Eurocurrency Borrowing or Base Rate Borrowing and the applicable currency.

1

(B) Date of Borrowing
(which must be a Business Day)

(C) Funds are requested to be
disbursed to the Borrower at:

Bank Name:
Bank Address:

Account Number:

(D) Principal Amount of
Borrowing(3)

(E) Interest Period(4)

II.                                   CONTINUATIONS AND CONVERSIONS OF BORROWINGS

The Borrower requests the following outstanding Borrowing comprised of Eurocurrency Loans be continued or converted to Borrowing(s) comprised of Base Rate Loans, as follows:

(A) Expiration date of current
Interest Period

(B) Aggregate amount
of outstanding Borrowing

(C) Aggregate amount
to be converted to Base Rate Loans

(D) Aggregate amount
to be continued as Eurocurrency
Loans(5)

(3)         Not less than $1,000,000 (for Base Rate Borrowing) or the Dollar Equivalent of $5,000,000 (for Eurocurrency Borrowing), as the case may be, and in an integral multiple of the Borrowing Multiple and subject to the Alternative Currency Sublimit in Section 2.1.

(3)         Which shall be subject to Section 2.4 of the Credit Agreement and end not later than the Commitment Termination Date.

(5)         Not less than $1,000,000 (for Base Rate Borrowing) or the Dollar Equivalent of $5,000,000 (for Eurocurrency Borrowing), as the case may be, and in an integral multiple of the Borrowing Multiple and in accordance with the Alternative Currency Sublimit in Section 2.1.

2

(E) Interest Period(6)

The Borrower requests the following outstanding Borrowing comprised of Base Rate Loans be converted to a Borrowing comprised of Eurocurrency Loans, as follows:

(A) Date of Conversion

(B) Aggregate amount to be
converted to Eurocurrency Loans

(C) Interest Period(6)

The Borrower hereby represents and warrants to the Lenders that, as of the date of this Borrowing Request and after giving effect to any new Borrowings being requested under Section I hereof, [(i)] no Default or Event of Default exists or would exist under the terms of the Credit Agreement [and (ii) all other conditions applicable to this Borrowing Request pursuant to Section 4.2 of the Credit Agreement have been satisfied].(7)

TRANSOCEAN INC.

By:
Name:
Title:

cc:                                JPMorgan Chase Bank, N.A.

712 Main Street, 5th Floor East

Mail Code TX2-E120

Houston, Texas 77007

Attention:                 Helen Carr, Managing Director

Fax:                                               (832) 518-2311

E-mail:                                Helen.Carr@jpmorgan.com

(6)         Which shall be subject to Section 2.4 of the Credit Agreement and end not later than the Commitment Termination Date.

(7)         Bracketed language to be included only for advances of new Borrowings (not for existing Borrowings being continued or converted).

3

EXHIBIT 2.8

REVOLVING NOTE

(Master Note)

                                  , 20

FOR VALUE RECEIVED, the undersigned TRANSOCEAN INC., a Cayman Islands company (the “Borrower”), unconditionally promises to pay to                                  (herein, together with any subsequent holder hereof, referred to as the “Lender”) for the account of its Applicable Lending Office, to the Administrative Agent’s Account at the applicable payment office of the Administrative Agent, on or before the Commitment Termination Date, the unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), together with interest accrued thereon, in each case as provided in the Credit Agreement.  The Borrower agrees to make payments and any required prepayments of principal on the dates and in the amounts specified in the Credit Agreement in strict accordance with the terms thereof.  The Borrower likewise agrees to pay interest on the outstanding principal amount hereof, at such interest rates, payable at such times, and computed in such manner, as are specified in the Credit Agreement in strict accordance with the terms thereof.  All remaining principal and accrued interest then outstanding under this Note shall be due and payable in full on the Commitment Termination Date.  All payments of principal and interest hereunder in respect of each Revolving Loan shall be made in immediately available funds in the applicable Obligation Currency in which principal and interest on such Revolving Loan are payable as provided in the Credit Agreement.

The Lender shall record all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Revolving Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Revolving Loans evidenced hereby.

It is the intention of the Lender to conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or the Revolving Loans represented hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Note or the Credit Agreement), then, in that event, notwithstanding anything to the contrary in this Note, the Credit Agreement or any other instrument or agreement entered into in connection with this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Note, the Credit Agreement, or under any of the aforesaid agreements or instruments entered into in connection with this Note or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by the Lender on the principal amount of this Note (or, if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower); and (ii) in the event that the maturity of this Note is accelerated by

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reason of an election of the holder or holders hereof resulting from any Event of Default under the Credit Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to the Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Note, the Credit Agreement or otherwise shall be automatically canceled by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of this Note (or if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower), and in each case, to the extent permitted by applicable law, the Lender shall not be subject to any of the penalties provided by law for contracting for, taking, reserving, charging or receiving interest in excess of the Highest Lawful Rate.

“Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  Determination of the rate of interest for the purpose of determining whether any Revolving Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Revolving Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Revolving Loans.

This Note is one of the Notes referred to in, and is subject to and entitled to the benefits of, that certain Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, supplemented, and restated from time to time, the “Credit Agreement”), entered into by and among the Borrower, the lenders from time to time parties hereto (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Reference is hereby made to the Credit Agreement for a statement of the prepayment rights and obligations of the Borrower and for a statement of the terms and conditions under which the due date of this Note may be accelerated.  Capitalized terms not otherwise defined in this Note that are defined in the Credit Agreement are used in this Note with the respective meanings assigned to such capitalized terms in the Credit Agreement.

Upon the occurrence and during the continuance of any Event of Default as specified in the Credit Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable in accordance with the Credit Agreement.  The Borrower agrees to pay, and indemnify the Lender against any liability for the payment of, all reasonable costs and expenses (including reasonable attorneys’ fees) arising in connection with the enforcement by the Lender of any of its rights under this Note or the Credit Agreement as provided in the Credit Agreement.

All parties hereto, whether as makers, endorsees, or otherwise, severally waive presentment for prepayment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor and all other notices whatsoever in respect of this Note, except any such notices expressly required pursuant to the terms of the Credit Agreement.  TIME IS OF THE ESSENCE OF THIS NOTE.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

TRANSOCEAN INC.,
a Cayman Islands company

By:
Name:
Title:

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LOANS AND PRINCIPAL PAYMENTS

	Loans (Specify Currency)		Amount of Principal Repaid		Unpaid Principal Balance
Date	Base Rate	Adjusted LIBOR	Base Rate	Adjusted LIBOR	Base Rate	Adjusted LIBOR	Total	Notation Made by

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EXHIBIT 2.12

FORM OF

L/C ISSUANCE REQUEST

                      , 20

JPMorgan Chase Bank, N.A.,		, as
as Administrative Agent		Issuing Bank
500 Stanton Christiana Road
Ops 2, Floor 3
Newark, Delaware 19713		Attention:
Attention:	(1) Tesfaye Anteneh
Fax: (302) 634-1417
E-mail: tesfaye.a.anteneh@jpmorgan.com
(2) Brittany Tidwell
Fax: (302) 643-1417
E-mail: brittany.m.tidwell@jpmorgan.com

Re:

Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, supplemented and restated from time to time, the “Credit Agreement”) among TRANSOCEAN INC. (the “Borrower”), a Cayman Islands company, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)

This Issuance Request is delivered to you pursuant to Section 2.12(b) of the Credit Agreement.  Capitalized terms used in this Issuance Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.12(b) of the Credit Agreement that it requests the Issuing Bank shown above to issue a Letter of Credit for the Borrower’s account under the Credit Agreement, and in that connection sets forth below the terms on which such Letter of Credit is requested to be issued:

(A) Maximum stated amount(1) of Letter of Credit

(1)    Minimum amount of $500,000 or, if denominated in an Alternative Currency, the Dollar Equivalent of $500,000 and subject to the Alternative Currency Sublimit in Section 2.12(a).

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(B) Name and address of beneficiary

(C) Expiration date(2)

(D) Form and text of Letter of Credit to be substantially in the form attached hereto

The Borrower hereby represents and warrants to the Lenders and such Issuing Bank that, as of the date of this Issuance Request and after giving effect to the transactions being requested hereby (i) no Default or Event of Default exists or would exist under the terms of the Credit Agreement, and (ii) all other conditions applicable to this Issuance Request pursuant to Section 4.2 of the Credit Agreement have been satisfied.

The undersigned certifies that he/she is the officer of the Borrower designated below, and that as such he/she is authorized to execute this Issuance Request on behalf of the Borrower.

TRANSOCEAN INC.

By:
Name:
Title:

cc: JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor East
Mail Code TX2-E120
Houston, Texas 77007
Attention: Helen Carr, Managing Director
Fax: (832) 518-2311
E-mail: Helen.Carr@jpmorgan.com

(2)    Not later than four (4) Business Days before the Commitment Termination Date.

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EXHIBIT 2.15

MANDATORY COSTS RATE

1.                          The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                          On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent (or its Sub-Agent) shall calculate, as a percentage rate, a rate (the “Additional Costs Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Costs Rate will be calculated by the Administrative Agent (or its Sub-Agent) as a weighted average of the Lenders’ Additional Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Borrowing) and will be expressed as a percentage rate per annum.

3.                          The Additional Costs Rate for any Lender lending from an Applicable Lending Office located in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from such Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such Applicable Lending Office.

4.                          The Additional Costs Rate for any Lender lending from an Applicable Lending Office located in the United Kingdom will be calculated by the Administrative Agent (or its Sub-Agent) as follows:

(a)                     in relation to a Loan denominated in Sterling:

percent per annum

(b)                     in relation to a Loan denominated in any currency other than Sterling:

percent per annum.

Where:

“A”                       is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                       is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Costs Rate and, if the Loan was not paid when due, the additional rate of interest specified in Section 2.7 (Default Rate)) payable for the relevant Interest Period on the Loan.

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“C”                      is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                      is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                       is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent (or its Sub-Agent) as being the average of the most recent rates of charge supplied by the principal London office of JPMorgan Chase Bank, N.A. (“JPMCB”) to the Administrative Agent pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.

5.                          For the purposes of this Exhibit:

(a)                            “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                            “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                             “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)                            “Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union; and

(e)                             “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                          In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                          If requested by the Administrative Agent, the principal London office of JPMCB shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by it to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the principal London office of JPMCB as being the average of the Fee Tariffs applicable to it for that financial year) and expressed in Sterling per £1,000,000 of its Tariff Base.

8.                          Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Costs Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                            the jurisdiction of its Applicable Lending Office; and

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(b)                            any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                          The percentages of each Lender for the purpose of A and C above and the rates of charge of the principal London office of JPMCB for the purpose of E above shall be determined by the Administrative Agent (or its Sub-Agent) based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Applicable Lending Office.

10.                   The Administrative Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the principal London office of JPMCB pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                  The Administrative Agent (or its Sub-Agent) shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Costs Rate for each Lender based on the information provided by each Lender and the principal London office of JPMCB pursuant to paragraphs 3, 7 and 8 above.

12.                   Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding.

13.                   The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding.

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EXHIBIT 3.3-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

1

EXHIBIT 3.3-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

1

EXHIBIT 3.3-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

1

EXHIBIT 3.3-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

1

EXHIBIT 6.6

COMPLIANCE CERTIFICATE

TRANSOCEAN INC., a Cayman Islands company (the “Borrower”), the banks and other financial institutions parties thereto (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, executed and delivered that certain Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented and restated from time to time, the “Credit Agreement”).  Any capitalized term defined in the Credit Agreement and used in this Compliance Certificate shall have the meaning given to it in the Credit Agreement.

The undersigned, solely in his/her capacity as chief financial officer or other financial officer (as noted below) of Holdings hereby certifies to the Lenders that:

A.            The attached financial statements are (check one)

[   ] unaudited quarterly financial statements or copy of Holdings’ Form 10-Q as filed with the SEC, or

[   ] audited annual financial statements or copy of Holdings’ Form 10-K as filed with the SEC, and fairly present in all material respects on a consolidated basis the financial condition of the Consolidated Group as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and have been prepared in accordance with GAAP, subject to normal year-end audit adjustments for any such financial statements that are quarterly financial statements and other than the omission of any footnotes as permitted at such time by the SEC.

B.            As of the date of the attached financial statements and with respect to Holdings on a consolidated basis, Annex 1 (A) sets forth the calculation of the specified financial covenant pursuant to Section 6.17, and Annex 1 (B) sets forth the outstanding amounts of certain Indebtedness and other obligations pursuant to Sections 6.11(w) and 6.12(j) of the Credit Agreement.

C.            Check either 1 or 2

[   ]  1.                                       As of the date hereof, no Default or Event of Default has occurred and is continuing.

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[   ]  2.                                       As of the date hereof, no Default or Event of Default has occurred and is continuing except the following matters:  [Describe all such Defaults or Events of Default, specifying the nature, duration and status thereof and what action the Borrower, Holdings, or any other Member of the Consolidated Group has taken or proposes to take with respect thereto].

This Certificate made and delivered this                  day of                         , 20      .

TRANSOCEAN LTD.

By:
Name:
Title:

2

EXHIBIT 6.12

SUBSIDIARY GUARANTY AGREEMENT

THIS SUBSIDIARY GUARANTY AGREEMENT (this “Guaranty”), dated as of                                     , 20      , made by each of the undersigned Subsidiaries of Transocean Inc., a Cayman Islands company (the “Borrower”) and/or Transocean Ltd., a Swiss corporation (“Holdings”) (each undersigned Subsidiary, together with any other Subsidiary of the Borrower and/or Holdings party hereto from time to time in accordance with Section 22 hereof, being herein referred to individually as a “Guarantor” and collectively as the “Guarantors”), in favor of (i) the banks and other financial institutions that are parties to the Credit Agreement (as hereinafter defined) and each assignee thereof becoming a “Lender” as provided therein (the “Lenders”), (ii) JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the terms of the Credit Agreement, and (iii) the Issuing Banks (as such term is defined in the Credit Agreement) under the terms of the Credit Agreement (the Lenders, the Administrative Agent, and the Issuing Banks being collectively referred to herein as the “Guaranteed Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into a certain Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified from time to time, and including all schedules, exhibits, and supplements thereto, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined);

WHEREAS, the Borrower and/or Holdings owns, directly or indirectly, all or a majority of all outstanding capital stock or other equity interests of each Guarantor;

WHEREAS, each Guarantor, the Borrower, Holdings, and the other Members of the Consolidated Group share an identity of interest as members of a consolidated group of companies engaged in substantially similar businesses, with the Borrower and/or Holdings providing certain centralized financial, accounting and management services to the Guarantor;

WHEREAS, consummation of the transactions pursuant to the Credit Agreement facilitates expansion and enhances the overall financial strength and stability of the Consolidated Group, including each Guarantor;

WHEREAS, it is a requirement under Section 6.12(k) of the Credit Agreement that each Guarantor execute and deliver this Guaranty, and each Guarantor desires to execute and deliver this Guaranty to satisfy such requirement; and

WHEREAS, this Guaranty and the obligation of each Guarantor shall remain in full force and effect (except to the extent that any such Guarantor shall be released as provided in Section 23 below) until termination of this Guaranty as provided in Section 10(i) below;

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NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and for Ten Dollars ($10.00) and other good and valuable consideration, each Guarantor hereby jointly and severally agrees as follows:

SECTION 1.                         Guaranty.  Subject to Section 23 below, each Guarantor hereby jointly and severally, irrevocably and unconditionally, guarantees the punctual payment when due, in lawful money of the United States of America or in another currency as provided for in Section 10.18 of the Credit Agreement (the “Obligation Currency”), whether at stated maturity, by acceleration or otherwise, of the Revolving Loans, L/C Obligations, and all other Obligations (including, without limitation, all additional Obligations that may be owing following any increases in the Revolving Credit Commitments Amount pursuant to the Credit Agreement) owing by the Borrower to the Lenders, the Administrative Agent and the Issuing Banks, or any of them, under the Credit Agreement, the Notes, and the other Credit Documents, including all renewals, extensions, increases, modifications and refinancings thereof, whether now or hereafter owing, and whether for principal, interest, fees, expenses or otherwise, and any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders, the Issuing Banks or the Administrative Agent in enforcing any rights under this Guaranty (collectively, the “Guaranteed Obligations”), including without limitation, all interest which, but for the filing of a petition in bankruptcy, would accrue on any principal portion of the Guaranteed Obligations.  Any and all payments by each Guarantor hereunder shall be made in the Obligation Currency free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, each Guaranteed Party will receive, after giving effect to any Taxes (other than any Excluded Taxes), the full amount, in the Obligation Currency, that it would otherwise be entitled to receive with respect to the Guaranteed Obligations (but without duplication of amounts for taxes already included in the Guaranteed Obligations).  Each Guarantor acknowledges and agrees that this is a guarantee of payment when due, and not of collection, and that this Guaranty may be enforced up to the full amount of the Guaranteed Obligations without proceeding against the Borrower, against any security for the Guaranteed Obligations, against any other Guarantor or under any other guaranty covering any portion of the Guaranteed Obligations.

SECTION 2.                         Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto.  Subject to Section 23 below, the liability of each Guarantor under this Guaranty shall be absolute and unconditional, with the same effect as a primary obligor and not merely as a surety, in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)                                 any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of the Credit Agreement or the other Credit Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof;

(b)                                 any lack of validity or enforceability of the Credit Agreement or the other Credit Documents, or any other document, instrument or agreement referred to therein or any assignment or transfer of any thereof;

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(c)                                  any furnishing to the Guaranteed Parties of any additional security for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any security for the Guaranteed Obligations;

(d)                                 any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Borrower;

(e)                                  any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Guarantor or the Borrower, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)                                   any nonperfection of any security interest or lien on any collateral, or any amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Guaranteed Obligations;

(g)                                  any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Guaranteed Parties, regardless of what liabilities of the Borrower remain unpaid;

(h)                                 any act or failure to act by any Guaranteed Party which may adversely affect a Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(i)                                     any increase in the Guaranteed Obligations, whether resulting from any increases in the Revolving Credit Commitments Amount or any other actions by the parties to the Credit Documents; and

(j)                                    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor.

If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and any Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Guaranteed Party or any of its property (including, without limitation, in any bankruptcy, reorganization, liquidation, dissolution or insolvency proceeding), or (b) any settlement or compromise of any such claim effected by the Guaranteed Party with any such claimant (including the Borrower or any Guarantor, or any trustee or other representative for the Borrower or any Guarantor in any bankruptcy, reorganization, liquidation, dissolution or insolvency proceeding), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, and notwithstanding any revocation hereof or the cancellation of the Credit Agreement, the other Credit Documents, or any other instrument evidencing any liability of the Borrower, all obligations of such Guarantor under this Guaranty shall remain in effect or be reinstated, as the case may be, and such Guarantor shall be and remain liable to the Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Guaranteed Party.

SECTION 3.                         Waiver.  Each Guarantor hereby waives notice of acceptance of this Guaranty, notice of any liability to which it may apply, and further waive presentment, demand of

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payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Guaranteed Parties against, and any other notice to, the Borrower or any other party liable with respect to the Guaranteed Obligations (including the Guarantors or any other Person executing a guaranty of the obligations of the Borrower).

SECTION 4.                         Subrogation.  No Guarantor will exercise any rights against the Borrower which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until all the Guaranteed Obligations shall have been irrevocably paid in full and the Credit Agreement shall have been irrevocably terminated.  If any amount shall be paid to a Guarantor on account of such subrogation or contribution rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.  If (i) a Guarantor shall make payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) all the Guaranteed Obligations shall be irrevocably paid in full and the Credit Agreement irrevocably terminated, the Guaranteed Parties will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

SECTION 5.                         Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.                         Amendments, Etc.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by a Guarantor therefrom shall in any event be effective unless the same shall be in writing executed by the Administrative Agent.

SECTION 7.                         Notices.  All notices and other communications provided for hereunder shall be given in the manner specified in the Credit Agreement (i) in the case of the Administrative Agent, at the address specified for the Administrative Agent in the Credit Agreement, and (ii) in the case of the Guarantors, at the respective addresses specified for such Guarantors in this Guaranty.

SECTION 8.                         No Waiver; Remedies.  No failure on the part of the Administrative Agent or other Guaranteed Parties to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in any similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or other Guaranteed Parties to any other or further action in any circumstances without notice or demand.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.                         Right Of Set Off.  In addition to and not in limitation of all rights of offset that the Administrative Agent or other Guaranteed Parties may have under applicable law, the Administrative Agent or other Guaranteed Parties shall, upon the occurrence of any Event of Default and whether or not the Administrative Agent or other Guaranteed Parties have made any demand or the Guaranteed Obligations are matured, have the right to appropriate and apply to the payment of the Guaranteed Obligations, all deposits of any Guarantor (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the

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Administrative Agent or other Guaranteed Parties to any Guarantor, whether or not related to this Guaranty or any transaction hereunder.

SECTION 10.                  Continuing Guaranty; Transfer Of Obligations.  This Guaranty is a continuing guaranty and shall (i) remain in full force and effect, subject to Section 23 below, until payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the termination of the Credit Agreement, (ii) be binding upon each Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.

SECTION 11.                  Governing Law; Appointment Of Agent For Service Of Process; Submission To Jurisdiction; Waiver of Jury Trial.

(A)                               THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS, THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THERETO, AND ANY CLAIMS, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) ARISING THEREFROM OR RELATING THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(B)                               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY SUCH COURT, AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SOLELY FOR THE PURPOSE OF ADJUDICATING AND ENFORCING ITS RIGHTS OR OBLIGATIONS, OR THE RIGHTS OF THE ADMINISTRATIVE AGENT AND OTHER GUARANTEED PARTIES WITH RESPECT TO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS AND RELATED TRANSACTIONS,  TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.

(C)                               EACH GUARANTOR HEREBY (1) IRREVOCABLY DESIGNATES [CAPITOL SERVICES, INC., 1218 CENTRAL AVENUE, SUITE 100, ALBANY, NEW YORK

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12205], AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF SUCH GUARANTOR, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO, AND (2) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK, OR BY NOTICE GIVEN IN ACCORDANCE WITH SECTION 10.7 OF THE CREDIT AGREEMENT IN ANY SUCH LEGAL ACTION OR PROCEEDING.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)                               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT SUCH GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

(E)                                TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GUARANTOR (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THE CREDIT DOCUMENTS AND TO EFFECT THE TRANSACTIONS THEREUNDER BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.                  [INTENTIONALLY OMITTED]

SECTION 13.                  Judgment Currency.  Each Guarantor’s obligation hereunder to make payments in the Obligation Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Guaranteed Parties of the full amount of the Obligation Currency expressed to be payable under this Guaranty or the Credit Agreement.  If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency an amount due in the Obligation Currency, the conversion to such other currency shall be made in accordance with Section 10.18 of the Credit Agreement.

SECTION 14.                  Automatic Acceleration in Certain Events.  Upon the occurrence of an Event of Default specified in Section 7.1(f) or (g) of the Credit Agreement, all Guaranteed Obligations shall automatically become immediately due and payable by the Guarantors, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Borrower has then been accelerated.  In addition, if any

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event of the types described in Section 7.1(f) or (g) of the Credit Agreement should occur with respect to any Guarantor that is a Significant Subsidiary, then the Guaranteed Obligations shall automatically become immediately due and payable by such Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Borrower has then been accelerated.

SECTION 15.                  Maximum Obligations.  (a)  It is the intent of each Guarantor and the Guaranteed Parties that each Guarantor’s maximum obligations hereunder shall be in, but not in excess of:

(i)                                     in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)                                  in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)                               in a case or proceeding commenced by or against such Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

(b)                                 To the end set forth in Section 15(a), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render the Guarantor insolvent, or leave the Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to rights of contribution, indemnity and subrogation as among Guarantors and the Borrower, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties), as

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so reduced, to be subject to avoidance under the Avoidance Provisions.  This Section 15(b) is intended solely to preserve the rights of the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of any Guarantor to be subject to avoidance under the Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right or claim under this Section 15 as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.

SECTION 16.                  Indemnity, Contribution, and Subrogation.

(a)                                 In addition to all such rights of indemnity and subrogation as each Guarantor may have under applicable law (but subject to Section 4 hereof), the Borrower agrees that (i) in the event a payment shall be made on behalf of the Borrower by any Guarantor hereunder, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) in the event any assets of any Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b)                                 Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 4 hereof), that, in the event a payment shall be made by any other Guarantor hereunder, or assets of any other Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in paragraph (a) above, each Contributing Guarantor shall indemnify each Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of the Borrower and all of the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 22, the date of the Supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this paragraph (b) shall be subrogated to the rights of such Claiming Guarantor under paragraph (a) above to the extent of such payment.  As used herein, the term “net worth” shall mean, as at any date of determination, the consolidated shareholders’ equity of the Borrower and the Guarantors, as determined in each case on a consolidated basis in accordance with GAAP.

SECTION 17.                  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 18.                  Credit Agreement.

(a)                                 Each Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in Article 5 of the Credit Agreement are true and correct.

(b)                                 Each Guarantor hereby agrees to observe and perform all requirements, covenants, agreements, and other obligations applicable to such Guarantor pursuant to the Credit Agreement in accordance with the terms thereof (including without limitation, the provisions of Sections 3.3, 6.9(c), 10.6 and 10.14 of the Credit Agreement).  Without limiting the foregoing, each Guarantor acknowledges that it is a “Loan Party” as provided in the Credit Agreement, and agrees to pay

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all amounts and perform all obligations as such Loan Party as set forth in Section 3.3 of the Credit Agreement.

SECTION 19.                  Survival of Agreement.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty, the Credit Agreement, the advance of all Borrowings, the issuance of all Letters of Credit, and the execution and delivery of the Notes and the other Credit Documents.

SECTION 20.                  Counterparts.  This Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

SECTION 21.                  Currency of Payment.  All payments to be made by each Guarantor hereunder shall be made in the applicable currency as provided in Section 10.18 of the Credit Agreement and, in the case of any required conversion of any currency, shall be determined, and the related amounts calculated, in the manner provided in Section 10.18 of the Credit Agreement.

SECTION 22.                  Additional Guarantors.    Upon execution and delivery by any Subsidiary of the Borrower and/or Holdings of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named a Guarantor herein (each an “Additional Guarantor”).  The execution and delivery of any such instrument shall not require the consent of any Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Guarantor as a party to this Guaranty.

SECTION 23.                  Release of Guarantors.

(a)                                 In the event that the Borrower delivers to the Administrative Agent, in accordance with Section 6.12(k) of the Credit Agreement, a certificate stating that (i) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to Sections 6.12(j) and 6.12(k) of the Credit Agreement is equal to or less than the Subsidiary Debt Basket Amount, and (ii) no Default or Event of Default has occurred and is continuing, each Guarantor shall be released from this Guaranty automatically and without further action, and this Guaranty shall, as to each such Guarantor, terminate and have no further force or effect.

(b)                                 In the event that any Guarantor ceases to be a Subsidiary of Holdings as a result of a transaction not prohibited under the Credit Documents, such Guarantor shall, in accordance with the requirements of Section 9.8 of the Credit Agreement, and upon consummation of such transaction and delivery to the Administrative Agent of a certificate of the Borrower stating that such transaction has been consummated, be released from this Guaranty automatically and without further action, and this Guaranty shall, as to each such Guarantor, terminate and have no further force or effect.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the date first above written.

Address for Notices:	[NAME OF GUARANTOR]

By:
Name:
Title:

SECTION 16 OF THE
FOREGOING GUARANTY
ACKNOWLEDGED AND
AGREED TO:

TRANSOCEAN INC.

By:
Name:
Title:

ACCEPTED THIS DAY OF
, 20 , BY THE
ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

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ANNEX 1

SUPPLEMENT

TO

SUBSIDIARY GUARANTY AGREEMENT

THIS SUPPLEMENT TO SUBSIDIARY GUARANTY AGREEMENT (this “Supplement”), dated as of                               , 20       made by                                                , a                                (the “Additional Guarantor”), in favor of (i) the banks and other financial institutions that are parties to the Credit Agreement (as hereinafter defined) and each assignee thereof becoming a “Lender” as provided therein (the “Lenders”), (ii) JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the terms of the Credit Agreement, and (iii) the Issuing Banks (as such term is defined in the Credit Agreement) under the terms of the Credit Agreement (the Lenders, the Administrative Agent, and the Issuing Banks being collectively referred to herein as the “Guaranteed Parties”).

W I T N E S S E T H:

WHEREAS, Transocean Inc. (the “Borrower”), the Lenders and the Administrative Agent are parties to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same has been or may hereafter be amended, restated, or supplemented from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to make loans and other extensions of credit to the Borrower;

WHEREAS, one or more Subsidiaries (the “Subsidiary Guarantors”) of the Borrower and/or Holdings have executed and delivered a Subsidiary Guaranty Agreement dated as of                           , 20       (as the same has been or may hereafter be amended, restated or supplemented from time to time, the “Subsidiary Guaranty”) pursuant to which the Subsidiary Guarantors have agreed, subject to Section 23 thereof, to guarantee all of the obligations of the Borrower under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement);

WHEREAS, the Subsidiary Guarantors, the Additional Guarantor, the Borrower, Holdings, and the other Members of the Consolidated Group share an identity of interests as members of a consolidated group of companies engaged in substantially similar businesses; the Borrower and/or Holdings provides certain centralized financial, accounting and management services to the Additional Guarantor; and the making of the loans and other extensions of credit pursuant to the Credit Agreement will facilitate expansion and enhance the overall financial strength and stability of the Borrower and the other Members of the Consolidated Group, including the Additional Guarantor;

WHEREAS, it is a requirement under Section 6.12(k) of the Credit Agreement that the Additional Guarantor execute and deliver to the Administrative Agent this Supplement, and the Additional Guarantor desires to execute and deliver this Supplement to satisfy such requirement; and

WHEREAS, this Supplement shall remain in full force and effect until the conditions set forth in Section 23 of the Subsidiary Guaranty shall have been satisfied by the Additional Guarantor or as otherwise provided pursuant to Section 10(i) of the Subsidiary Guaranty;

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NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and for Ten Dollars ($10.00) and other good and valuable consideration, the Additional Guarantor hereby agrees as follows:

SECTION 1.                         Defined Terms.  Capitalized terms not otherwise defined herein which are used in the Subsidiary Guaranty are used herein with the meanings specified for such terms in the Subsidiary Guaranty.

SECTION 2.                         Additional Guarantor.  The Additional Guarantor agrees that it shall be and become a Guarantor for all purposes of the Subsidiary Guaranty and shall be fully liable thereunder to the Administrative Agent and other Guaranteed Parties to the same extent and with the same effect as though the Additional Guarantor had been one of the Guarantors originally executing and delivering the Subsidiary Guaranty.  Without limiting the foregoing, the Additional Guarantor hereby jointly and severally (with respect to the guaranties made by the Subsidiary Guarantors under the Subsidiary Guaranty), irrevocably and unconditionally, guarantees the punctual payment when due, and in the applicable currency required for such payment under the terms of the Credit Agreement, whether at stated maturity by acceleration of otherwise, of the Revolving Loans, the L/C Obligations, and all other Obligations (including, without limitation, all additional Obligations that may be owing following any increases in the Revolving Credit Commitments Amount pursuant to the Credit Agreement) owing by the Borrower to the Lenders, the Administrative Agent and the Issuing Banks, or any of them, under the Credit Agreement, the Notes, and the other Credit Documents, and including all renewals, extensions, increases, modifications and refinancings thereof, whether now or hereafter existing, and whether for principal, interest, fees, expenses or otherwise, and any and all expenses (including reasonable attorneys’ fees and reasonable out-of-pocket expenses) incurred by the Administrative Agent and other Guaranteed Parties in enforcing any rights under the Subsidiary Guaranty (as supplemented hereby), subject, however, to the limitations expressly provided in the Subsidiary Guaranty in Section 15 thereof.  All references in the Subsidiary Guaranty to “Guarantors” or any “Guarantor” shall be deemed to include and to refer to the Additional Guarantor.

SECTION 3.                         Governing Law; Appointment of Agent for Service of Process; Submission to Jurisdiction; Waiver of Jury Trial.

(A)                               THIS SUPPLEMENT AND THE SUBSIDIARY GUARANTY AND THE OTHER CREDIT DOCUMENTS, THE RIGHTS AND DUTIES OF THE ADDITIONAL GUARANTOR, AND ANY CLAIMS, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) ARISING THEREFROM OR RELATING THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(B)                               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE ADDITIONAL GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS SUPPLEMENT OR THE SUBSIDIARY GUARANTY OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY SUCH

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COURT, AND THE ADDITIONAL GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SOLELY FOR THE PURPOSE OF ADJUDICATING AND ENFORCING ITS RIGHTS OR OBLIGATIONS, OR THE RIGHTS OF THE ADMINISTRATIVE AGENT AND OTHER GUARANTEED PARTIES WITH RESPECT TO THIS SUPPLEMENT AND THE SUBSIDIARY GUARANTY AND THE OTHER CREDIT DOCUMENTS AND RELATED TRANSACTIONS, TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SUPPLEMENT OR THE SUBSIDIARY GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT OR THE SUBSIDIARY GUARANTY AGAINST THE ADDITIONAL GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE ADDITIONAL GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.

(C)                               THE ADDITIONAL GUARANTOR HEREBY (1) IRREVOCABLY DESIGNATES [CAPITOL SERVICES, INC., 1218 CENTRAL AVENUE, SUITE 100, ALBANY, NEW YORK 12205], AS THE DESIGNEE, APPOINTEE AND AGENT OF THE ADDITIONAL GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF THE ADDITIONAL GUARANTOR, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO, AND (2) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK, OR BY NOTICE GIVEN IN ACCORDANCE WITH SECTION 10.7 OF THE CREDIT AGREEMENT IN ANY SUCH LEGAL ACTION OR PROCEEDING.  NOTHING IN THIS SUPPLEMENT OR THE SUBSIDIARY GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)                               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE ADDITIONAL GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE ADDITIONAL GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE ADDITIONAL GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS SUPPLEMENT AND THE SUBSIDIARY GUARANTY.

(E)                                TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT AND THE SUBSIDIARY GUARANTY OR THE TRANSACTIONS

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CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THE ADDITIONAL GUARANTOR (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THE CREDIT DOCUMENTS AND TO EFFECT THE TRANSACTIONS THEREUNDER BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the Additional Guarantor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of the date first above written.

Address for Notices:	ADDITIONAL GUARANTOR:

By:
Name:
Title:

ACCEPTED THIS DAY OF
, 20 , BY THE
ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

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EXHIBIT 10.10

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as the same may have been amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving credit facility evidenced by the Credit Agreement (including without limitation any letters of credit and guarantees included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

(1)    For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)    For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)    Select as appropriate.

(4)    Include bracketed language if there are either multiple Assignors or multiple Assignees.

1

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Lender]/[Affiliate][Approved Fund] of [identify Lender]

3. Borrower:	TRANSOCEAN INC.

4. Administrative Agent:	JPMORMAN CHASE BANK, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement:

The Amended and Restated Credit Agreement dated as of June 30, 2014 among Transocean Inc., as Borrower, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as the same may have been amended, restated, supplemented or otherwise modified from time to time

6. Assigned Interest[s]:

Assignor[s](5)	Assignee[s](6)	Aggregate Amount of Commitment/ Revolving Loans for all Lenders(7)	Amount of Commitment/ Revolving Loans Assigned(7)	Percentage Assigned of Commitment/ Revolving Loans(8)		CUSIP Number(8)
		$	$		%
		$	$		%
		$	$		%

[7. Trade Date:	](9)

[Page break]

(5)    List each Assignor, as appropriate.

(6)    List each Assignee, as appropriate.

(7)    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(9)    To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Assignment Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S](10)
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S](11)
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

(10)    Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(11)    Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

3

[Consented to and](12) Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Title:

(12)    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4

[Consented to:](13)

TRANSOCEAN INC., as
Borrower

By:
Title:

Consented to:

ISSUING BANKS

JPMORGAN CHASE BANK, N.A., as
an Issuing Bank

By:
Title:

CITIBANK, N.A., as an Issuing Bank

By:
Title:

DNB BANK ASA, New York Branch, as
an Issuing Bank

By:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as
an Issuing Bank

By:
Title:

(13)    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

5

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as an Issuing Bank

By:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as an Issuing Bank

By:
Title:

[ ], as an Issuing Bank

By:
Title:

6

ANNEX 1

[                                    ](14)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, Holdings, any of their respective Subsidiaries or Affiliates, or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, Holdings, any of their respective Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Credit Document.

1.2.                            Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.10(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.10(a) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referred to in Section 5.8 of the Credit Agreement and the most recent financial statements delivered pursuant to Section 6.6 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, such documentation as may be applicable to such Assignee pursuant to Section 3.3(g) or 10.10(e) of the Credit Agreement), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and

(14)    Describe Credit Agreement at option of Administrative Agent.

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information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.(15)  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions.  This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(15)  The following alternative language may be included as determined by the Administrative Agent:

“From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Assignment Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.”

8